Exhibit 10.2

EXECUTION VERSION

Deal CUSIP:  64119DAD7

Term Loan CUSIP:  64119DAE5

SECOND LIEN TERM LOAN AGREEMENT

Dated as of April 19, 2016

among

NATHAN INTERMEDIATE LLC,

as Holdings,

ANDREWS HENDERSON LLC,

NATHAN MERGER CO.

(prior to the consummation of the Closing Date Acquisition),

NETSMART, INC.

(after giving effect to the consummation of the Closing Date Acquisition),

and

NETSMART TECHNOLOGIES, INC.

(after giving effect to the consummation of the Closing Date Acquisition),

as the Borrowers,

NETSMART TECHNOLOGIES, INC.,

as Borrower Representative,

THE SUBSIDIARIES OF THE

BORROWERS FROM TIME TO TIME PARTY HERETO,

THE FINANCIAL INSTITUTIONS PARTY HERETO,

as Lenders,

and

UBS AG, STAMFORD BRANCH,

as Administrative Agent

***

UBS SECURITIES LLC and

DEUTSCHE BANK SECURITIES INC.,

as Joint Lead Arrangers and Joint Bookrunners,

SCHEDULES:

Schedule 1.01 – Commitment Schedule

Schedule 3.05 – Real Property

Schedule 3.13 – Capitalization and Subsidiaries

Schedule 5.15 – Post-Closing Matters

Schedule 6.01(h) – Existing Indebtedness

Schedule 6.02 – Existing Liens

Schedule 6.06 – Existing Investments

Schedule 6.08 – Sale and Lease-Back Transactions

Schedule 6.09 – Transactions with Affiliates

EXHIBITS:

Exhibit A – Form of Administrative Questionnaire

Exhibit B-1 – Form of Assignment and Assumption (Non-Affiliated Lender)

Exhibit B-2 – Form of Assignment and Assumption (Affiliated Lender)

Exhibit C – Form of Compliance Certificate

Exhibit D – Joinder Agreement

Exhibit E – Form of Borrowing Request

Exhibit F – Form of Promissory Note

Exhibit G – Form of Interest Election Request

Exhibit H – Form of Solvency Certificate

Exhibit I-1 – Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships

For U.S. Federal Income Tax Purposes)

Exhibit I-2 – Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit I-3 – Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Exhibit I-4 – Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

SECOND LIEN TERM LOAN AGREEMENT

SECOND LIEN TERM LOAN AGREEMENT, dated as of April 19, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), by and among, prior to the consummation of the Closing Date Acquisition, NATHAN MERGER CO., a Delaware corporation (“Merger Sub”), ANDREWS HENDERSON LLC, a Delaware limited liability company (“Henderson”), after giving effect to the consummation of the Closing Date Acquisition, NETSMART, INC., a Delaware corporation (the “Company”), NETSMART TECHNOLOGIES, INC., a Delaware corporation (“Netsmart Technologies”), as a Borrower and Borrower Representative, the Subsidiaries of the Borrowers (as defined herein) from time to time party hereto, NATHAN INTERMEDIATE LLC, a Delaware limited liability company (“Holdings”), the Lenders, and UBS AG, STAMFORD BRANCH, as administrative agent and collateral agent for the Lenders (in its capacity as administrative and collateral agent, the “Administrative Agent”).

RECITALS

A. Pursuant to that certain Contribution, Assignment and Assumption Agreement, dated as of March 17, 2016 (the “Asset Contribution Agreement”), among, inter alios, Henderson and Allscripts Healthcare Solutions, Inc., a Delaware corporation (the “Joint Venture Partner”), certain assets of the Joint Venture Partner comprising its homecare business (which assets are those assets referred to as the “Transferred Assets” in the Asset Contribution Agreement and delineated in Section 2.1 on Exhibit A to the Asset Contribution Agreement) were contributed to Henderson (the “Asset Contribution”) and in connection therewith, Henderson became a Wholly-Owned Subsidiary of Holdings.

B. Pursuant to the Acquisition Agreement, Merger Sub will merge with and into the Company, in accordance with the terms thereof and, as a result of such merger, the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation after such merger (the “Closing Date Acquisition”) and Company shall assume, by operation of law, all rights, liabilities, responsibilities and obligations of Merger Sub as a Borrower under this Agreement and the other Loan Documents and will become a Wholly-Owned Subsidiary of Holdings.

C. To fund a portion of the transactions contemplated by the Acquisition Agreement, Sponsor and certain other investors (including the Management Investors) will contribute an amount in Cash (or, in the case of the Management Investors, Cash or non-Cash) equity contributions, directly or indirectly, to Merger Sub and/or Henderson, which Cash equity, when combined with the equity of the Management Investors that will be retained, rolled over or converted in an amount not to exceed $40,000,000, shall be no less than 25.0% of the Total Capitalization of Holdings and its Subsidiaries on the Closing Date after giving effect to the transactions described herein (such contribution and rollover, collectively, the “Equity Contribution” and, together with the Asset Contribution, the “Contributions”).

D. To consummate the Transactions, the Borrowers have requested that the Lenders extend credit on the Closing Date in an aggregate principal amount not in excess of $167,000,000 of Initial Loans, subject to increase as provided herein.

E. To consummate the Transactions, the Borrowers will also borrow term loans in an aggregate principal amount equal to $395,000,000 and incur revolving commitments in an aggregate principal amount equal to $50,000,000 under the First Lien Credit Agreement.

F. Company owns all of the issued and outstanding shares of capital stock of Netsmart Technologies, Inc., a Delaware corporation (“Netsmart Technologies”), and immediately upon the consummation of the Closing Date Acquisition and effectiveness of the merger of Merger Sub with and into Company as described above, Netsmart Technologies shall assume all rights, liabilities, responsibilities and obligations of a Borrower under this Agreement and the other Loan Documents.

G. The Lenders are willing to extend such credit to the Borrowers on the terms and subject to the conditions set forth herein.

Accordingly, the parties hereto agree as follows:

ARTICLE 1 DEFINITIONS

Section 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR” means, when used in reference to any Loan or Borrowing, whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Loans” means Loans made at a rate of interest based upon the Alternate Base Rate.

“ACH” means automated clearing house transfers.

“Acquisition Agreement” means that certain Agreement and Plan of Merger, dated as of March 20, 2016, among, inter alios, Merger Sub and Netsmart.

“Additional Commitments” means any commitments added pursuant to Section 2.23, 2.24 or 9.02(c).

“Additional Credit Facilities” means any credit facilities added pursuant to Section 2.23, 2.24 or 9.02(c).

“Additional Lender” has the meaning assigned to such term in Section 2.23(b).

“Additional Loans” means any term loans added pursuant to Section 2.23, 2.24 or 9.02(c)(i).

“Adjusted LIBO Rate” means, for any Interest Period, the rate obtained by dividing (i) the LIBO Rate for such Interest Period by (ii) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained against “Eurocurrency liabilities” as specified in Regulation D (including any marginal, emergency, special or supplemental reserves); provided that, solely with respect to the Initial Loans, at no time shall the Adjusted LIBO Rate be less than 1.00% per annum.

“Administrative Agent” has the meaning assigned to such term in the preamble to this Agreement.

“Administrative Questionnaire” means an Administrative Questionnaire in the form of Exhibit A or any other form approved by the Administrative Agent.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of any Borrower or any of their respective Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of any Borrower, threatened in writing against or affecting any Borrower or any of their respective Subsidiaries or any property of any Borrower or any of their respective Subsidiaries.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person.  No Person shall be an “Affiliate” solely because it is an unrelated portfolio company of the Sponsor and none of the Administrative Agent, any Lender (other than an Affiliated Lender or a Debt Fund Affiliate) or any of their respective Affiliates shall be considered an Affiliate of Holdings, any Borrower or any Subsidiary thereof.

“Affiliated Lender” means any Non-Debt Fund Affiliate, Holdings, any Borrower and/or any subsidiary of any Borrower that is or becomes a Lender, which, for the avoidance of doubt, excludes any Debt Fund Affiliate.

“Affiliated Lender Cap” has the meaning assigned to such term in Section 9.05(g)(v).

“Agreement” has the meaning assigned to such term in the preamble to this Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Federal Funds Effective Rate in effect on such day plus ½%; provided, that if the Federal Funds Effective Rate is less than zero on such day, it shall be deemed to be zero hereunder, (b) the Adjusted LIBO Rate (which rate shall be calculated based on an Interest Period of one month and shall be determined on a daily basis) plus 1.0% and (c) the Prime Rate; provided that (i) for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate determined on such day at approximately 11:00 a.m. (London time) by reference to the rate set by the ICE Benchmark Administration (or the successor thereto if the ICE Benchmark Administration is no longer making a LIBO Rate available) for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the ICE Benchmark Administration (or the successor thereto if the ICE Benchmark Administration is no longer making a LIBO Rate available)) for a period equal to such Interest Period, and (ii) solely with respect to the Initial Loans, at no time shall the Alternate Base Rate be less than 2.00% per annum.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate (as calculated above), as the case may be, shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate (as calculated above), as the case may be.

“Anti-Corruption Laws” has the meaning assigned to such term in Section 3.17(c).

“Applicable Percentage” means, with respect to any Lender for any Class of Loans, a percentage equal to a fraction the numerator of which is the aggregate outstanding principal amount of Loans of such Lender under the applicable Class and the denominator of which is the aggregate outstanding principal amount of the Loans under the applicable Class of all Lenders under such Class; provided that for purposes of Section 2.22 and where the context otherwise requires herein, when there is a Defaulting Lender, any such Defaulting Lender’s Commitments and Loans shall be disregarded in any such calculations.

“Applicable Price” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Applicable Rate” means, as of any date of determination, (a) with respect to Initial Loans (i) with respect to any LIBO Rate Loan, 9.50% and (ii) with respect to any ABR Loan, 8.50%, (b) with respect to any Incremental Loan, as specified in the appropriate Incremental Assumption Agreement, (c) with respect to any Extended Loan, as specified in the applicable Extension Offer and (d) with respect to any Replacement Loans, as specified in the applicable Refinancing Amendment.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Arrangers” means, collectively, UBS Securities LLC and Deutsche Bank Securities Inc., in their respective capacities as arrangers for the Facilities.

“Asset Contribution” has the meaning assigned to such term in the recitals hereto.

“Asset Contribution Agreement” has the meaning assigned to such term in the recitals hereto.

“Assignment and Assumption” means (i) an assignment and assumption entered into by a Lender and an assignee that is not an Affiliated Lender (with the consent of any party whose consent is required by Section 9.05), and accepted by the Administrative Agent, in the form of Exhibit B-1 or any other form approved by the Administrative Agent and the Borrowers and (ii) an assignment and assumption entered into by a Lender and an assignee that is an Affiliated Lender (with the consent of any party whose consent is required by Section 9.05), and accepted by the Administrative Agent, in the form of Exhibit B-2 or any other form approved by the Administrative Agent and the Borrowers.

“Auction” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Auction Agent” means (a) the Administrative Agent or any of its Affiliates or (b) any other financial institution or advisor engaged by the Borrowers (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Auction pursuant to the definition of “Dutch Auction” approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed).

“Auction Amount” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Auction Notice” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Auction Party” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Auction Response Date” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Available Amount” means, at any time, an amount equal to, without duplication:

(a) the sum of:

(i) $30,000,000; plus

(ii) an amount, not less than zero, determined on a cumulative basis equal to (A) the amount of Excess Cash Flow for the Fiscal Year ending December 31, 2017 and each completed Fiscal Year thereafter (but not less than zero for any such Fiscal Year) that is not required prior to the applicable date of prepayment to be applied as a mandatory prepayment under Section 2.12(b)(ii) (it being understood for the avoidance of doubt that, solely for purposes of this definition, Excess Cash Flow for any Fiscal Year shall be deemed to be zero until the financial statements required to be delivered pursuant to Section 5.01(c) for such Fiscal Year, and the related Compliance Certificate required to be delivered pursuant to Section 5.01(d) for such Fiscal Year, have been received by the Administrative Agent) (provided that the amounts in this clause (ii) shall not be available for any Restricted Payment pursuant to Section 6.04(a)(iii) or any Restricted Debt Payment pursuant to Section 6.04(b)(vi) at any time if the Total Net Leverage Ratio as determined on a Pro Forma Basis as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(b) or (c), as applicable, would exceed 5.75:1.00); plus

(iii) the amount of any capital contributions or other proceeds of issuances of Capital Stock (other than (x) amounts used to make a Restricted Debt Payment pursuant to Section 6.04(b)(v)(A) or (y) any amounts constituting a Specified Equity Contribution, (without duplication) any amounts constituting a Specified Equity Contribution (as defined in the First Lien Credit Agreement) or proceeds of issuances of Disqualified Capital Stock) received as Cash equity by any Borrower from any Person that is not a Borrower or any of their respective Subsidiaries, plus the fair market value, as determined in good faith by the Borrowers, of marketable securities or other property received by the Borrowers as a capital contribution or in return for issuances of Capital Stock (other than any amounts constituting a Specified Equity Contribution, (without duplication) any amounts constituting a Specified Equity Contribution (as defined in the First Lien Credit Agreement) or proceeds of issuances of Disqualified Capital Stock), in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(iv) the aggregate amount (but not in excess of the actual cash proceeds thereof to any Borrower or any Subsidiary) by which any Indebtedness or Disqualified Capital Stock, in each case, of any Borrower and/or any Subsidiary issued after the Closing Date (other than Indebtedness or such Disqualified Capital Stock issued to any Borrower or a Subsidiary), is reduced on the consolidated balance sheet of Holdings, the Borrowers and their respective Subsidiaries upon the conversion into or exchange for Capital Stock of any Parent Company, any Borrower and/or any Subsidiary that does not constitute Disqualified Capital Stock, less the amount of any cash and the fair market value (as reasonably determined by the Borrowers) of any property or assets distributed by any such Borrower or such Subsidiary in respect of the principal balance thereof upon such exchange or conversion, in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(v) the net proceeds received by any Borrower or any Subsidiary during the period from and including the day immediately following the Closing Date through and including such time in connection with the Disposition to a Person (other than the Borrowers or any Subsidiary) of any Investment made pursuant to Section 6.06(r); plus

(vi) to the extent not included in Consolidated Adjusted EBITDA, the proceeds received by any Borrower and/or any Subsidiary during the period from and including the day immediately following the Closing Date through and including such time in connection with Cash returns, Cash profits, Cash distributions and similar Cash amounts, including Cash principal repayments of loans, in each case received in respect of any Investment made pursuant to Section 6.06(r); plus

(vii) an amount equal to the sum of (A) the amount of any Investments by any Borrower and/or any Subsidiary pursuant to Section 6.06(r) in any Unrestricted Subsidiary that has been re-designated as a Subsidiary or has been merged, consolidated or amalgamated with or into, or is liquidated, wound up or dissolved into, any Borrower or any Subsidiary and (B) the fair market value (as reasonably determined by the Borrowers) of the property or assets of any Unrestricted Subsidiary that have been transferred, conveyed or otherwise distributed to any Borrower and/or any Subsidiary, in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(viii) the amount of any Declined Proceeds; minus

(b) an amount equal to the sum of (i) Restricted Payments made pursuant to Section 6.04(a)(iii), plus (ii) Restricted Debt Payments made pursuant to Section 6.04(b)(vi), plus (iii) Investments made pursuant to Section 6.06(r), in each case, made after the Closing Date and prior to such time, or contemporaneously therewith.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the U.S. Code (11 U.S.C. § 101 et seq.).

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA to which any of the Borrowers or any of their respective Subsidiaries currently has any obligation or liability (whether contingent or otherwise).

“Board” means the Board of Governors of the Federal Reserve System of the U.S.

“Bona Fide Debt Fund” means any Person that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business which is managed, sponsored or advised by any Person Controlling, Controlled by or under common Control with (a) any competitor of Holdings and/or any of its subsidiaries or (b) any Affiliate of such competitor, but, in each case, with respect to which no personnel involved with any investment in such competitor or Affiliate (i) makes, has the right to make or participates with others in making any investment decisions with respect to such Person or (ii) has access to any information (other than information that is publicly available) relating to Holdings or its subsidiaries or any entity that forms a part of the business of Holdings or any of its subsidiaries.

“Borrower Materials” has the meaning assigned to such term in Section 5.01(j).

“Borrower Representative” has the meaning assigned to such term in Section 11.01.

“Borrowers” means (a) prior to the consummation of the Closing Date Acquisition, each of Henderson and Merger Sub, and (b) upon and after the consummation of the Closing Date Acquisition, each of Henderson, the Company and Netsmart Technologies.

“Borrowing” means any Loans of the same Type and Class made, converted or continued on the same date and, in the case of LIBO Rate Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by (i) on the Closing Date, Henderson and Merger Sub and (ii) thereafter, the Borrower Representative for a Borrowing in accordance with Section 2.03 and substantially in the form attached hereto as Exhibit E, as such form, subject to the terms hereof, may from time to time be modified as agreed by the Borrowers and the Administrative Agent or such other form as shall be reasonably acceptable to the Administrative Agent and the Borrowers.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with a LIBO Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or is required to be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding for the avoidance of doubt any Indebtedness convertible into or exchangeable for any of the foregoing.

“Captive Insurance Subsidiary” means any Subsidiary of any Borrower (other than a Borrower) that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Equivalent Bank” has the meaning assigned to such term in the definition of “Cash Equivalents”.

“Cash Equivalents” means, as at any date of determination, (a) marketable securities (i) issued or directly and unconditionally guaranteed or insured as to interest and principal by the U.S. government or (ii) issued by any agency or instrumentalities of the U.S. the obligations of which are backed by the full faith and credit of the U.S., in each case maturing within one year after such date and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (b) marketable direct obligations issued by any state of the U.S. or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); (d) deposits, money market deposits, time deposit accounts, certificates of deposit, or bankers’ acceptances (or similar instruments) maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the U.S. or any state thereof or the District of Columbia that has capital and surplus of not less than $100,000,000 (each Lender and each commercial bank referred to herein as a “Cash Equivalent Bank”) or, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (e) shares of any money market mutual fund that (i) has substantially all of its assets invested in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than $250,000,000 and (iii) has a rating of at least A-2 from S&P or at least P-2 from Moody’s; and (f) investments of the types and maturities described in clause (a) through (e) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by entities for cash management purposes in any jurisdiction outside of the U.S. to the extent reasonably required or desired in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.16(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement (other than any such request, guideline or directive to comply with any law, rule or regulation as it was in effect on the date of this Agreement).  For purposes of this definition and Section 2.16, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the U.S. or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case described in clauses (x) and (y) above, be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.  Notwithstanding anything in this Agreement to the contrary, increased costs as a result of any Change in Law pursuant to this definition of “Change in Law” shall only be reimbursable by the Borrowers to the extent the applicable Lender is generally requiring reimbursement therefor from similarly situated borrowers under comparable syndicated credit facilities.

“Change of Control” means the earliest to occur of:

(a) at any time prior to an IPO, the Permitted Holders directly or indirectly ceasing to beneficially own (within the meaning of Rule 13d-3 and Rule 13d-5 under the Exchange Act) Capital Stock representing more than 50.0% of the total voting power of all of the outstanding voting stock of Holdings;

(b) at any time on or after an IPO, the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, but excluding any employee benefit plan and/or Person acting as the trustee, agent or other fiduciary or administrator therefor), other than one or more Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, amalgamation, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of Capital Stock representing more than the greater of (x) 40.0% of the total voting power of all of the outstanding voting stock of Holdings and (y) the percentage of the total voting power of all of the outstanding voting stock of Holdings owned, directly or indirectly, beneficially by the Permitted Holders; unless, in either clause (a) above or this clause (b), one or more Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the board of directors of Holdings; or

(c) any Borrower ceases to be a directly or indirectly Wholly-Owned Subsidiary of Holdings; provided that, notwithstanding the foregoing, any Borrower may merge with and into any other Borrower so long as the entity surviving such merger is a Borrower and a Wholly-Owned Subsidiary of Holdings.

“Charges” has the meaning assigned to such term in Section 9.19.

“Class” means, when used in reference to (a) any Loan or Borrowing, whether such Loan, or the Loans comprising such Borrowing, are Initial Loans or other loans added pursuant to Section 2.23, 2.24 or 9.02(c), (b) any Commitment, whether such Commitment is a Commitment with respect to Initial

Loans or a commitment added pursuant to Section 2.23, 2.24 or 9.02(c), and (c) any Lender, whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments.

“Closing Date” means April 19, 2016, which is the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Closing Date Acquisition” has the meaning assigned to such term in the recitals to this Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means any and all property of a Loan Party subject to a Lien under the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that is or becomes subject to a Lien pursuant to the Collateral Documents to secure the Obligations.

“Collateral Documents” means, collectively, the Pledge and Security Agreement, the Mortgages and any other documents granting a Lien upon the Collateral as security for payment of the Obligations pursuant to the terms hereof or any other Loan Document.

“Commitment” means the commitment of a Lender to make or otherwise fund any Initial Loan hereunder in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on the Commitment Schedule, as such amount may be adjusted from time to time in accordance with this Agreement, and any Additional Commitments, and “Commitments” means such commitments of all Lenders in the aggregate.  The aggregate amount of the Commitments as of the Closing Date (immediately prior to the incurrence of Initial Loans on such date) is $167,000,000.

“Commitment Letter” means that certain Commitment Letter, dated March 20, 2016, by and among, inter alios, Merger Sub, Administrative Agent and UBSS, in its capacity as an Arranger, as amended by that certain Additional Initial Lender Agreement, dated April 14, 2016, by and among Merger Sub, Administrative Agent, UBSS, in its capacity as an Arranger, Deutsche Bank AG New York Branch and Deutsche Bank Securities Inc., in its capacity as an Arranger.

“Commitment Schedule” means Schedule 1.01 attached hereto.

“Company” has the meaning assigned to such term in the recitals to this Agreement.

“Company Material Adverse Effect” has the meaning assigned to the term “Material Adverse Effect” in the Acquisition Agreement.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Confidential Information” has the meaning assigned to such term in Section 9.13.

“Consolidated Adjusted EBITDA” means, as to any Person for any period, an amount determined for such Person on a consolidated basis equal to the total of (a) Consolidated Net Income of such Person for such period plus (b) the sum, without duplication, of (in each case, to the extent deducted in calculating Consolidated Net Income, other than in respect of clauses (ix), (xi) and (xiii) below) the amounts of:

(i) consolidated interest expense (including (A) fees and expenses paid to the Administrative Agent in connection with its services hereunder and to the administrative agent under any First Lien Facility or any Additional Credit Facility, (B) other bank, administrative agency (or trustee) and financing fees (including rating agency fees) and expenses, (C) costs of surety bonds in connection with financing activities, (D) commissions, discounts and other fees and charges owed with respect to letters of credit, bank guarantees, bankers’ acceptance or any similar facilities or financing and hedging agreements and (E) amortization of debt discounts or premiums);

(ii) Taxes paid (including pursuant to any Tax sharing arrangements) and provisions for Taxes of the Borrowers and their respective Subsidiaries, including, in each case federal, state, provincial, local, foreign, unitary, franchise, excise, property, withholding and similar Taxes, including any penalties and interest, plus, without duplication, Tax Distributions paid or accrued during such period;

(iii) total depreciation and amortization expense (including, without limitation, amortization of goodwill and other intangible assets and impairment of goodwill);

(iv) other non-Cash charges, losses or expenses, including (1) the excess of GAAP rent expense over actual Cash rent paid during such period due to the use of a straight line rent for GAAP purposes and (2) non-Cash charges, losses or expenses incurred pursuant to the Transition Services Agreement; provided that if any such non-Cash charge, loss or expense represents an accrual or reserve for potential Cash items in any future period, (A) the Borrowers may determine not to add back such non-Cash charge, loss or expense in the current period and (B) to the extent the Borrowers do decide to add back such non-Cash charge, loss or expense, the Cash payment in respect thereof in such future period shall be subtracted from Consolidated Adjusted EBITDA in the period in which such payment is made;

(v) (A) Transaction Costs, (B) transaction fees, costs and expenses incurred (1) in connection with the consummation of any transaction (or any transaction proposed and not consummated) permitted under this Agreement, including the issuance or offering of Capital Stock, Investments, acquisitions, Dispositions, recapitalizations, mergers, consolidations or amalgamations, option buyouts or the incurrence, repayment, refinancing, amendment or modification of Indebtedness (including any amortization or write-off of debt issuance or deferred financing costs, premiums and prepayment penalties) or similar transactions or (2) in connection with an IPO (whether or not consummated), including one-time “public company” costs such as Sarbanes-Oxley compliance, etc. and (C) the amount of any fee, cost, expense or reserve to the extent actually reimbursed or reimbursable by (1) third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance or (2) any party pursuant to the Escrow Agreement; provided that in respect of any fee, cost, expense or reserve with respect thereto incurred pursuant to clause (C) above, such Person in good faith expects to receive reimbursement for such fee, cost, expense or reserve within the next four Fiscal Quarters (it being understood that to the extent not actually received within such Fiscal Quarters, such reimbursement amounts shall be deducted in calculating Consolidated Adjusted EBITDA for such Fiscal Quarters);

(vi) the amount of any portion of management, monitoring, consulting, transaction and advisory fees and related indemnities and expenses paid by or on behalf of, or accrued by, such Person or any of its Subsidiaries to the Sponsor (or its Affiliates or management companies) to the extent permitted under this Agreement;

(vii) the amount of any one-time restructuring charge or reserve including,  without limitation, in connection with (i) acquisitions after the Closing Date and (ii) the consolidation or closing of facilities; provided that the aggregate amount included in Consolidated Adjusted EBITDA pursuant to this clause (vii), sub-clause (B) of clause (ix) and clause (x) of this definition of Consolidated Adjusted EBITDA for any Test Period shall not exceed 25% of Consolidated Adjusted EBITDA in the  aggregate for such Test Period (calculated prior to giving effect to any adjustment pursuant to this clause (vii), sub-clause (B) of clause (ix) or clause (x) below);

(viii) the amount of any earn-out and other contingent consideration obligations in connection with any Permitted Acquisition or other Investment permitted pursuant to Section 6.06 and that are paid or accrued during such applicable period and on similar acquisitions and Investments completed prior to the Closing Date;

(ix) the amount of any expected cost savings, operating improvements and expense reductions and synergies (net of the amount of actual amounts realized) reasonably identifiable and factually supportable (in the good faith determination of the Borrowers) related to (A) the Transactions and (B) after the Closing Date, permitted asset sales, mergers or other business combinations, acquisitions, Investments, Dispositions or divestitures, operating improvements and expense reductions, restructurings, cost saving initiatives and certain other similar initiatives and specified transactions, in each case not prohibited by this Agreement; provided that, with respect to clause (B) above, such cost savings, operating improvements and expense reductions and synergies have been implemented and are reasonably expected to be realized within 12 months of the event giving rise thereto or the consummation of such transaction; provided that the aggregate amount included in Consolidated Adjusted EBITDA pursuant to clause (vii), sub-clause (B) of this clause (ix) or clause (x) of this definition of Consolidated Adjusted EBITDA for any Test Period shall not exceed 25% of Consolidated Adjusted EBITDA in the aggregate for such Test Period (calculated prior to giving effect to any adjustment pursuant to clause (vii), sub-clause (B) of this clause (ix) or clause (x));

(x) costs, charges, accruals, reserves or expenses incurred attributable to the undertaking and/or implementation of cost savings initiatives or operating expense reductions and similar initiatives, integration, transition, facilities opening and pre-opening, business optimization and other restructuring costs, charges, accruals, reserves and expenses incurred (including inventory optimization programs, software development costs and costs related to the closure or consolidation of facilities (without duplication of amounts in clause (vii) above) and curtailments, costs related to entry into new markets (including losses of any facility incurred within the first 12 months of operation), consulting and other professional fees, signing costs, retention or completion bonuses, executive recruiting costs, relocation expenses, severance payments, modifications to, or losses on settlement of, pension and post-retirement employee benefit plans, new systems design and implementation costs and project startup costs; provided that the aggregate amount included in Consolidated Adjusted EBITDA pursuant to clause (vii), sub-clause (B) of clause (ix), this clause (x) and clause (xi) of this definition of Consolidated Adjusted EBITDA for any Test Period shall not exceed 25% of Consolidated Adjusted EBITDA in the aggregate for such Test Period (calculated prior to giving effect to any adjustment pursuant to clause (vii), sub-clause (B) of clause (ix) or this clause (x));

(xi) to the extent not included in Consolidated Net Income, proceeds of business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not received so long as such Person in good faith expects to receive the same within the next four Fiscal Quarters (it being understood that to the extent not actually received within such Fiscal Quarters, such proceeds shall be deducted in calculating Consolidated Adjusted EBITDA for such Fiscal Quarters));

(xii) unrealized net losses in the fair market value of any arrangements under Hedge Agreements and losses, charges and expenses attributable to the early extinguishment or conversion of Indebtedness, arrangements under Hedge Agreements or other derivative instruments (including deferred financing expenses written off and premiums paid);

(xiii) Cash actually received (or any netting arrangements resulting in reduced Cash expenditures) during such period, and not included in Consolidated Net Income in any period, to the extent that the non-Cash gain relating to such Cash receipt or netting arrangement was deducted in the calculation of Consolidated Adjusted EBITDA pursuant to clause (c)(i) below for any previous period and not added back;

(xiv) all payments for fees and the reimbursement of expenses for board members in connection with performance of their duties as directors in an aggregate amount not to exceed $500,000 in any four Fiscal Quarter period;

(xv) to the extent not included in Consolidated Net Income, with respect to Investments in any Person (other than a Subsidiary of either Borrower), net gains in respect of such Investment during such period to the extent received by a Loan Party in Cash or Cash Equivalents during such period;

(xvi) the amount of any expense or deduction associated with any Subsidiary attributable to non-controlling interests or minority interests of third parties; and

(xvii) other add-backs and adjustments reflected in the Quality of Earnings Report, the Projections and in the Information Memorandum.

minus (c) to the extent such amounts increase Consolidated Net Income:

(i) other non-Cash items, including deductions for the excess of actual Cash rent paid over GAAP rent expense during such period due to the use of a straight line rent for GAAP purposes; provided that if any non-Cash gain or income relates to potential Cash items in any future periods, such Person may determine not to deduct such non-Cash gain or income in the current period;

(ii) unrealized net gains in the fair market value of any arrangements under Hedge Agreements;

(iii) the amount added back to Consolidated Adjusted EBITDA pursuant to clause (b)(v)(C) above to the extent such reimbursement amounts were not received within the time period required by such clause;

(iv) the amount added back to Consolidated Adjusted EBITDA pursuant to clause (b)(xi) above to the extent such business interruption proceeds were not received within the time period required by such clause; and

(v) to the extent that the amount of any non-Cash charge is added back to Consolidated Adjusted EBITDA pursuant to clause (b)(iv) above, the Cash payment in respect thereof in such future period.

Notwithstanding anything to the contrary, but subject to any adjustment set forth in the definition of “Pro Forma Basis”, it is agreed, that for the purpose of calculating the Total Net Leverage Ratio, the First Lien Net Leverage Ratio and the Secured Net Leverage Ratio for any applicable Test Period, Consolidated Adjusted EBITDA for the Fiscal Quarter ended (1) December 31, 2015, shall be deemed to be $23,500,000, (2) September 30, 2015, shall be deemed to be $24,500,000, (3) June 30, 2015, shall be deemed to be $21,700,000, and (4) March 31, 2015, shall be deemed to be $17,400,000.  Consolidated Adjusted EBITDA for the Fiscal Quarter ended March 31, 2016, will be deemed to be an amount stipulated by the Borrowers and delivered to the Administrative Agent on or prior to May 30, 2016, which amount shall be (i) calculated in a manner reasonably acceptable to the Administrative Agent and consistent with the preceding Fiscal Quarters, (ii) certified to the Administrative Agent by a Financial Officer to the Borrowers as being prepared in good faith by such Financial Officer and (iii) furnished to the Lenders by the Administrative Agent promptly following receipt thereof by the Administrative Agent.

“Consolidated First Lien Debt” means, as at any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by a “first priority” Lien on any asset or property of Holdings or any of its Subsidiaries.

“Consolidated Net Income” means, as to any Person (the “Subject Person”) for any period, the net income (or loss) of the Subject Person on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded, without duplication,

(a) the income (or loss) of any Person (other than a Subsidiary of the Subject Person) in which any other Person (other than the Subject Person or any of its Subsidiaries) has a joint interest or that is an Unrestricted Subsidiary, except, with respect to any income, to the extent of the amount of dividends or distributions or other payments (including any ordinary course dividend, distribution or other payment) paid in Cash or Cash Equivalents (or to the extent converted into Cash or Cash Equivalents) to the Subject Person or any of its Subsidiaries by such Person during such period,

(b) gains, income, losses, expenses or charges (less all fees and expenses chargeable thereto) attributable to asset Dispositions (including asset retirement costs) or returned surplus assets of any Pension Plan outside of the ordinary course of business,

(c) gains, income, losses, expenses or charges from (i) extraordinary items and (ii) nonrecurring or unusual items (including (x) costs of and payments of actual or prospective legal settlements, fines, judgments or orders and (y) gains, income, losses, expenses or charges arising from insurance claims and settlements),

(d) any unrealized or realized net foreign currency translation or transaction gains or losses impacting net income (including currency re-measurements of Indebtedness and any net gains or losses resulting from Hedge Agreements for currency exchange risk associated with the above or any other currency related risk and those resulting from intercompany Indebtedness),

(e) any net gains, charges or losses with respect to (i) disposed, abandoned and discontinued operations (other than assets held for sale) and any accretion or accrual of discounted liabilities on the disposal of such disposed, abandoned and discontinued operations and (ii) facilities, plants, stores or distribution centers that have been closed during such period,

(f) any net income or loss (less all fees and expenses or charges related thereto) attributable to the early extinguishment of Indebtedness,

(g) (i) any charges, costs, expenses, accruals or reserves incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, pension plan, any stock subscription or shareholder agreement or any distributor equity plan or agreement and (ii) any charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of Capital Stock held by management of the Subject Person, in each case, to the extent that (in the case of any Cash charges, costs and expenses) such charges, costs or expenses are funded with net Cash proceeds contributed to the Subject Person as a capital contribution or as a result of the sale or issuance of Capital Stock (other than Disqualified Capital Stock) of the Subject Person,

(h) accruals and reserves that are established or adjusted within 12 months after the Closing Date that are so required to be established or adjusted as a result of the Transactions in accordance with GAAP or as a result of the adoption or modification of accounting policies,

(i) any (i) write-off or amortization made in such period of deferred financing costs and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness, (ii) good will or other asset impairment charges, write-offs or write-downs or (iii) amortization of intangible assets,

(j) (i) effects of adjustments (including the effects of such adjustments pushed down to the Subject Person and its Subsidiaries) in the Subject Person’s consolidated financial statements pursuant to GAAP (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue, earn-out obligations, leases and debt line items thereof) resulting from the application of recapitalization accounting or acquisition or Investment or purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition or the amortization or write-off or write-downs of any amounts thereof and (ii) the cumulative effect of changes in accounting principles, and

(k) solely for the purpose of determining the Available Amount, the net income for such period of any Subsidiary (other than any Subsidiary Guarantor), to the extent the declaration or payment of dividends or similar distributions by that Subsidiary of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that, to the extent reduced pursuant to this clause (k), Consolidated Net Income will be increased by the amount of dividends or other distributions or other payments actually paid in Cash (or to the extent converted into Cash) to Subject Person or a Subsidiary thereof in respect of such period, to the extent not already included therein.

“Consolidated Senior Secured Debt” means, as at any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by a Lien on any asset or property of Holdings or any of its Subsidiaries.

“Consolidated Total Assets” means, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the applicable Person and its Subsidiaries at such date.

“Consolidated Total Debt” means, as at any date of determination, the aggregate principal amount of all debt for borrowed money (including drawn letters of credit that have not been reimbursed within three Business Days (except to the extent reimbursed with debt for borrowed money)), Capital Leases and purchase money Indebtedness described in clauses (a), (b), (c) and (d) of the definition of “Indebtedness” of Holdings or any of its Subsidiaries.

“Consolidated Working Capital” means, as at any date of determination, the excess of Current Assets over Current Liabilities provided, that increases or decreases in consolidated working capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable between current and noncurrent and (b) effects of purchase accounting.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributions” has the meaning assigned to such term in the recitals hereto.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Foreign Corporation” shall have the meaning given to such term in Section 957 of the Code.

“Controlled Investment Affiliate” means, as to any Person, any other Person which directly or indirectly is in Control of, is Controlled by, or is under common Control with such Person and is organized by such Person (or any Person Controlling such Person) primarily for making direct or indirect equity or debt investments in Henderson, the Company and/or other companies.

“Credit Facilities” means the term loan and incremental facilities provided for by this Agreement.

“Cure Expiration Date” has the meaning assigned to such term in Section 6.15.

“Current Assets” means, at any time, the consolidated current assets (other than Cash, the current portion of current and deferred Taxes based on income, profits or capital, permitted loans made to third parties, assets held for sale, pension assets, deferred bank fees, derivative financial instruments, Cash Equivalents and insurance claims) of the Borrowers and their respective Subsidiaries.

“Current Liabilities” means, at any time, the consolidated current liabilities of the Borrowers and their respective Subsidiaries at such time, but excluding, without duplication, (a) the current portion of any long-term Indebtedness, (b) outstanding revolving loans or letter of credit obligations, (c) the current portion of interest expense, (d) the current portion of any Capital Leases, (e) the current portion of current and deferred Taxes based on income, profits or capital, (f) liabilities in respect of unpaid earn-outs and other contingent consideration obligations, (g) the current portion of any other long-term liabilities,

(h) accruals relating to restructuring reserves; (i) liabilities in respect of funds of third parties on deposit with the Borrowers or any of their respective Subsidiaries, (j) any liabilities recorded in connection with stock-based awards, partnership interest-based awards, awards of profits interests, deferred compensation awards and similar incentive based compensation awards or arrangements and (k) liabilities related to Restricted Payments declared but not yet paid.

“Debt Fund Affiliate” means any Affiliate of any Investor (other than a natural person) (i) that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and (ii) for which no personnel making investment decisions in respect of any equity fund which has a direct or indirect equity investment in Holdings, the Borrowers or any of their respective Subsidiaries has the right to make any investment decisions on behalf of such Debt Fund Affiliate.

“Debtor Relief Laws” means the Bankruptcy Code of the U.S., and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the U.S. or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning assigned to such term in Section 2.12(b)(vi).

“Default” means any event or condition which upon notice, lapse of time or both would (unless cured or waived) become an Event of Default.

“Defaulting Lender” means, subject to Section 2.22, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower Representative in writing that such failure is the result of Lender’s reasonable and good faith determination that one or more conditions to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower Representative or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder or has made a public statement to that effect (unless such writing or public statement states that such position is based in such Lender’s reasonable and good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed after written request by the Administrative Agent or the Borrower Representative, to confirm in writing to the Administrative Agent and the Borrower Representative that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower Representative) or (d) a Lender has, or has a direct or indirect parent company that has, become the subject of a Bail-in Action.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Derivative Transaction” means (a) any interest-rate transaction, including any interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar or floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) any exchange-rate transaction, including any cross-currency interest-rate swap, any forward foreign-exchange contract, any currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) any equity derivative transaction, including any equity-linked swap, any equity-linked option, any forward equity-linked contract, and any other instrument linked to equities that gives rise to similar credit risk and (d) any commodity (including with respect to energy) derivative transaction, including any commodity-linked swap, any commodity-linked option, any forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees, members of management, managers or consultants of Holdings or its subsidiaries shall be a Derivative Transaction.

“Designated Non-Cash Consideration” means the fair market value (as determined by the Borrowers in good faith) of non-Cash consideration received by the Borrowers or a Subsidiary in connection with a Disposition pursuant to Section 6.07(h) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrowers, setting forth the basis of such valuation (which amount will be reduced by the amount of Cash or Cash Equivalents received in connection with a subsequent sale or conversion of such Designated Non-Cash Consideration to Cash or Cash Equivalents).

“Discount Range” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Disposition” or “Dispose” means the sale, lease, sublease, or other disposition of any property of any Person, in each case, excluding the granting of Permitted Liens.

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any Security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (i) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued, (ii) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for (a) debt securities or other Indebtedness or (b) any Capital Stock that would constitute Disqualified Capital Stock, in each case at any time on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued, (iii) contains any mandatory repurchase obligation which may come into effect prior to the Termination Date or (iv) provides for the scheduled payments of dividends in Cash on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued; provided that (x) any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of a change in control,  IPO or a Disposition occurring prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued shall not constitute Disqualified Capital Stock if such Capital Stock provides that the issuer thereof will not redeem any such Capital Stock pursuant to such provisions prior to the Termination Date and (y) for purposes of clause (i) through (iv) above, it is understood and agreed that if any such maturity, redemption, conversion, exchange, repurchase obligation or scheduled payment is in part, only such part coming into effect prior to, in the case of clauses (i), (ii) and (iv) above, the date that is 91 days following the Latest Maturity Date and, in the case of clause (iii) above, prior to the Termination Date, shall constitute Disqualified Capital Stock.

Notwithstanding the preceding sentence, (A) if such Capital Stock is issued to any plan for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants, in each case in the ordinary course of business of the Borrowers or any Subsidiary, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations and (B) no Capital Stock held by any future, present or former employee, director, officer, manager, member of management or consultant (or their respective Affiliates or Immediate Family Members) of the Borrowers (or any Parent Company or any Subsidiary) shall be considered Disqualified Capital Stock because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Disqualified Institution” means (i) (1) any Person identified by name in writing to the Administrative Agent and the Lenders on or before the date of the Commitment Letter or (2) at any time, if such Person is or becomes a competitor or an Affiliate of a competitor of Holdings or its subsidiaries and is identified in writing to the Administrative Agent and Lenders, which designations shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Loans and (ii) any readily identifiable Affiliate of any Person referred to in clause (i) above on the basis of its name; provided that a “competitor” or an Affiliate of a competitor shall not include any Bona Fide Debt Fund (other than those identified in writing in clause (i)(1) above) that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business which is managed, sponsored or advised by any Person Controlling, Controlled by or under common Control with such competitor or Affiliate thereof, as applicable, and for which no personnel involved with the investment of such competitor or Affiliate thereof, as applicable, (A) makes any investment decisions or (B) has access to any information (other than information publicly available) relating to the Loan Parties or any entity that forms a part of the Loan Parties’ business (including their subsidiaries); provided further, that “Disqualified Institution” shall exclude any Person that Holdings or any Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time.

“Dollars” or “$” refers to lawful money of the U.S.

“Domestic Subsidiary” means any Subsidiary incorporated or organized under the laws of the U.S., any state thereof or the District of Columbia.

“Dutch Auction” means an auction (an “Auction”) conducted by an Affiliated Lender (any such Person, the “Auction Party”) in order to purchase Loans in accordance with the following procedures; provided that no Auction Party shall initiate any Auction unless (I) at least five Business Days shall have passed since the consummation of the most recent purchase of Loans pursuant to an Auction conducted hereunder; or (II) at least three Business Days shall have passed since the date of the last Failed Auction which was withdrawn pursuant to clause (c)(i) below:

(a) Notice Procedures.  In connection with an Auction, the Auction Party will provide notification to the Auction Agent (for distribution to the relevant Lenders) of the Loans that will be the subject of the Auction (an “Auction Notice”).  Each Auction Notice shall be in a form reasonably acceptable to the Auction Agent and shall (i) specify the maximum aggregate principal amount of the Loans subject to the Auction, in a minimum amount of $7,500,000 and whole increments of $1,000,000 in excess thereof (or, in any case, such lesser amount as is otherwise reasonably acceptable to the Auction Agent) (the “Auction Amount”), (ii) specify the discount to par, which may be a range (the “Discount Range”) of percentages of the par principal amount of the Loans subject to such Auction, that represents the range of purchase prices that the Auction Party would be willing to accept in the Auction, (iii) be extended, at the sole discretion of the Auction Party, to (x) each Lender and/or (y) each Lender with respect to any Loans on an individual Class basis and (iv) remain outstanding through the Auction Response Date.  The Auction Agent will promptly provide each appropriate Lender with a copy of such Auction Notice and a form of the Return Bid to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time, on the date specified in such Auction Notice (or such later date as the Auction Party may agree to extend with the reasonable consent of the Auction Agent) (the “Auction Response Date”).

(b) Reply Procedures.  In connection with any Auction, each Lender holding the relevant Loans subject to such Auction may, in its sole discretion, participate in such Auction and may provide the Auction Agent with a notice of participation (the “Return Bid”) which shall be in a form reasonably acceptable to the Auction Agent, and shall specify (i) a discount to par (that must be expressed as a price at which it is willing to sell all or any portion of such Loans) (the “Reply Price”), which (when expressed as a percentage of the par principal amount of such Loans) must be within the Discount Range, and (ii) a principal amount of such Loans, which must be in whole increments of $1,000,000 (or, in any case, such lesser amount as is specified in the Auction Notice) (the “Reply Amount”).  A Lender may avoid the minimum amount condition specified in clause (ii) of the preceding sentence solely when submitting a Reply Amount equal to the Lender’s entire remaining amount of such Loans.  Lenders may only submit one Return Bid per Auction but each Return Bid may contain up to three bids only one of which may result in a Qualifying Bid (as defined below).  In addition to the Return Bid, the participating Lender must execute and deliver, to be held in escrow by the Auction Agent, an Assignment and Assumption with the Dollar amount of the Loans to be assigned to be left in blank, which amount shall be completed by the Auction Agent in accordance with the final determination of such Lender’s Qualifying Bid pursuant to clause (c) below.  Any Lender whose Return Bid is not received by the Auction Agent by the Auction Response Date shall be deemed to have declined to participate in the relevant Auction with respect to all of its Loans.

(c) Acceptance Procedures.  Based on the Reply Prices and Reply Amounts received by the Auction Agent prior to the applicable Auction Response Date, the Auction Agent, in consultation with the Auction Party, will determine the applicable price (the “Applicable Price”) for the Auction, which will be the lowest Reply Price for which the Auction Party can complete the Auction at the Auction Amount; provided that, in the event that the Reply Amounts are insufficient to allow the Auction Party to complete a purchase of the entire Auction Amount (any such Auction, a “Failed Auction”), the Auction Party shall either, at its election, (i) withdraw the Auction or (ii) complete the Auction at an Applicable Price equal to the highest Reply Price sufficient to complete a purchase of the entire Auction Amount.  The Auction Party shall purchase the relevant Loans (or the respective portions thereof) from each Lender with a Reply Price that is equal to or lower than the Applicable Price (“Qualifying Bids”) at the Applicable Price; provided that if the aggregate proceeds required to purchase all Loans subject to Qualifying Bids would exceed the Auction Amount for such Auction, the Auction Party shall purchase such Loans at the Applicable Price ratably based on the principal amounts of such Qualifying Bids (subject to rounding requirements specified by the Auction Agent in its discretion).  If a Lender has submitted a Return Bid containing multiple bids at different Reply Prices, only the bid with the lowest Reply Price that is equal to or less than the Applicable Price will be deemed to be the Qualifying Bid of such Lender (e.g., a Reply Price of $100 with a discount to par of 1.0%, when compared to an Applicable Price of $100 with a 2.0% discount to par, will not be deemed to be a Qualifying Bid, while, however, a Reply Price of $100 with a discount to par of 2.50% would be deemed to be a Qualifying Bid).  The Auction Agent shall promptly, and in any case within five Business Days following the Auction Response Date with respect to an Auction, notify (I) the Borrower Representative of the respective Lenders’ responses to such solicitation, the effective date of the purchase of Loans pursuant to such Auction, the Applicable Price, and the aggregate principal amount of the Loans and the tranches thereof to be purchased pursuant to such Auction, (II) each participating Lender of the effective date of the purchase of Loans pursuant to such Auction, the Applicable Price, and the aggregate principal amount and the tranches of Loans to be purchased at the Applicable Price on such date, (III) each participating Lender of the aggregate principal amount and the tranches of the Loans of such Lender to be purchased at the Applicable Price on such date and (IV) if applicable, each participating Lender of any rounding and/or proration pursuant to the second preceding sentence.  Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower Representative and Lenders shall be conclusive and binding for all purposes absent manifest error.

(d) Additional Procedures.

(i) Once initiated by an Auction Notice, the Auction Party may not withdraw an Auction other than a Failed Auction.  Furthermore, in connection with any Auction, upon submission by a Lender of a Qualifying Bid, such Lender (each, a “Qualifying Lender”) will be obligated to sell the entirety or its allocable portion of the Reply Amount, as the case may be, at the Applicable Price.

(ii) To the extent not expressly provided for herein, each purchase of Loans pursuant to an Auction shall be consummated pursuant to procedures consistent with the provisions in this definition, established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Borrowers.

(iii) In connection with any Auction, the Borrowers and the Lenders acknowledge and agree that the Auction Agent may require as a condition to any Auction, the payment of customary fees and expenses by the Auction Party in connection therewith as agreed between the Auction Party and the Auction Agent.

(iv) Notwithstanding anything in any Loan Document to the contrary, for purposes of this definition, each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon the Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(v) The Borrowers and the Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this definition by itself or through any Affiliate of the Auction Agent and expressly consent to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate.  The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any purchase of Loans provided for in this definition as well as activities of the Auction Agent.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) a Lender (other than a Defaulting Lender), (b) a commercial bank, insurance company, finance company, financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), (c) any Affiliate of a Lender, (d) an Approved Fund of a Lender or (e) to the extent permitted under Section 9.05(g), any Affiliated Lender or any Debt Fund Affiliate; provided that in any event, “Eligible Assignee” shall not include (i) any natural person, (ii) any Disqualified Institution or (iii) except as permitted under Section 9.05(g) (including with respect to Debt Fund Affiliates), Holdings or any of its Affiliates.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise) or judgment by any Governmental Authority or any other Person, arising (a) under any Environmental Law or pursuant to or in connection with any actual or alleged violation of any Environmental Law; (b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (c) in connection with any actual or alleged damage, injury, threat or harm to human health, natural resources or the environment.

“Environmental Laws” means any and all applicable Requirements of Law relating to (a) pollution or protection of the environment, (b) environmental matters, including those relating to any Hazardous Materials Activity or (c) the generation, use, storage, transportation or disposal or Release of or exposure to Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Contribution” has the meaning assigned to such term in the recitals to this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member and (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043(c) of ERISA with respect to any Pension Plan (excluding those for which the 30-day notice period has been waived); (b) the failure of any of the Borrowers, any of their respective Subsidiaries or any of their respective ERISA Affiliates to (i) meet the minimum funding standard of Sections 412 and 430 of the Code with respect to any Pension Plan (ii) make by its due date a required installment to any Pension Plan that results in the imposition of a lien under Section 430(k) of the Code or Section 303(k) of ERISA on the assets of any of the Borrowers or any of their respective Subsidiaries or (iii) make by its due date any required contribution to a Multiemployer Plan or to any Pension Plan  that has been determined to be in “at risk” status under Section 430(i) of the Code; (c) the provision to the Borrowers, any of their respective Subsidiaries or any of their respective ERISA Affiliates by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a written notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by the Borrowers, any of their respective Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors during a year in which such entity was a "substantial employer" (within the meaning of Section 4001(a)(2) of ERISA) and resulting in liability to the Borrowers under Section 4063 of ERISA, or the termination of any such Pension Plan resulting in liability to the Borrowers or any of their respective Subsidiaries pursuant to Section 4064 of ERISA; (e) the  institution by the PBGC of proceedings to terminate any Pension Plan, or the appointment of a trustee to administer any Pension Plan; (f) the imposition of liability on the Borrowers, any of their respective Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) of the Borrowers, any of their respective Subsidiaries or any of their respective ERISA Affiliates from any Multiemployer Plan if there is any liability therefor under Title IV of ERISA, or the receipt by the Borrowers, any of their respective Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, that it is in critical or endangered status under Section 432 and Section 305 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) the occurrence of an act or omission which could reasonably be expected to give rise to the imposition on the Borrowers or any of their respective Subsidiaries of fines, penalties, excise taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Pension Plan; (i) the incurrence of liability or the imposition of a Lien on the assets of the Borrowers or any of their respective Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 436 or 430(k) of the Code or pursuant to Title IV of ERISA with respect to any Pension Plan, other than for PBGC premiums due but not delinquent; (j) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (k) the making of any amendment to any Pension Plan which results in the imposition of a lien on the assets of any of the Borrowers, any of their respective Subsidiaries or any of their respective ERISA Affiliates; or (l) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to a Pension Plan that  results in liability to the any of the Borrowers, any of their respective Subsidiaries or any of their respective ERISA Affiliates.

“Escrow Agreement” means that certain Escrow Agreement, dated April 19, 2016, by and among Allscripts Healthcare, LLC, a North Carolina limited liability company, Henderson, and U.S. Bank National Association.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Article 7.

“Excess Cash Flow” means, for any Fiscal Year, an amount (if positive) equal to:

(a) the sum, without duplication, of the amounts for such period of the following:

(i) Consolidated Net Income for such period, plus

(ii) the amount of all non-Cash charges or expenses (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, but excluding any non-Cash charges representing an accrual or reserve for potential Cash items in any future period and excluding amortization of all prepaid Cash items that were paid (or required to have been paid) in a prior period, plus

(iii) decreases in Consolidated Working Capital for such period (other than any such decreases (A) arising from acquisitions or Dispositions of all or substantially all of the Capital Stock of any Subsidiary of any Borrower or any business line, unit or division of any Borrower or any such Subsidiary, in each case by any such Borrower and its Subsidiaries completed during such period, (B) the application of acquisition and/or purchase recapitalization accounting, (C) the effect of reclassification during such period between Current Assets and long-term assets and Current Liabilities and long-term liabilities (with a corresponding restatement to the prior period to give effect to such reclassification) and (D) the effect of any fluctuations in the amount of accrued and contingent obligations under any Hedge Agreement), plus

(iv) the aggregate net amount of any non-Cash loss on Dispositions of property by the Borrowers and their respective Subsidiaries during such period (other than Dispositions in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income, plus

(v) to the extent deducted, or not included in arriving at such Consolidated Net Income, (A) increases in non-current deferred revenue, (B) increases in accruals for future lease payments in respect of closed branches plus accretion thereof, (C) increases in non-current GAAP rent equalization liabilities, (D) increases in deferred landlord allowances and (E) accretion of asset retirement obligations recorded in accordance with GAAP, plus

(vi) Cash income or gain (actually received in Cash) of the type described in clauses (b), (c), (d), (e) and (f) of the definition of “Consolidated Net Income”, to the extent excluded from the calculation of Consolidated Net Income for such period pursuant to the definition thereof (other than in respect of sales or dispositions to the extent the Borrowers are permitted to reinvest such proceeds or is required to prepay the Loans with such proceeds, in each case, pursuant to Section 2.12(b)(iii)), plus

(vii) expenses deducted from Consolidated Net Income during such period in respect of expenditures made during any prior period for which a deduction from Excess Cash Flow was made in such prior period pursuant to clause (b) below, minus,

(b) the sum, without duplication, of the amounts for such period of the following:

(i) the amount of (A) all non-Cash credits, gains and income included in arriving at such Consolidated Net Income (including non-Cash gains on bargain purchases and excluding any such credit, gain or income representing the reversal of an accrual or reserve for a potential Cash item that reduced Consolidated Net Income in any prior period) and (B) all Cash expenses, charges and losses excluded in arriving at such Consolidated Net Income, in each case, to the extent not financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness), plus

(ii) without duplication of amounts deducted from Excess Cash Flow in respect of a prior period, the aggregate amount actually paid by the Borrowers and their respective Subsidiaries in Cash during such period on account of capital expenditures and payments in respect of the exercise of purchase options under operating leases (excluding the principal amount of Indebtedness, other than revolving Indebtedness, incurred to finance such capital expenditures), plus

(iii) the aggregate amount of all principal payments and purchases of Indebtedness of the Borrowers and their respective Subsidiaries (including (A) scheduled principal payments with respect to Indebtedness pursuant to Section 2.11 of the First Lien Credit Agreement (or any equivalent provision in any First Lien Facility) and voluntary prepayments of Loans pursuant to Section 2.12(a) of this Agreement (or any equivalent provision in any Refinancing Indebtedness) or of loans pursuant to Section 2.12(a) of the First Lien Credit Agreement (or any equivalent provision in any First Lien Facility (in each case, other than prepayments of loans deducted pursuant to clause (B) of Section 2.12(b)(ii) of this Agreement)), (B) the principal component of payments in respect of Capital Leases, (C) the amount of any mandatory prepayment of Loans pursuant to Section 2.12(b)(iii) of this Agreement (or any equivalent provision in any Refinancing Indebtedness) or of loans pursuant to Section 2.12(b)(iii) of the First Lien Credit Agreement (or any equivalent provision in any First Lien Facility), in each case, with the Net Proceeds of a Prepayment Asset Sale to the extent required due to a Disposition that resulted in an increase in Consolidated Net Income and not in excess of the amount of such increase and (D) purchases of Loans by the Borrowers and their respective Subsidiaries pursuant to Section 9.05(g) of this Agreement (or any equivalent provisions in any Refinancing Indebtedness with respect to the Loans) and purchases of term loans by the Borrowers and their respective Subsidiaries pursuant to Section 9.05(g) of the First Lien Credit Agreement (or any equivalent provision in any First Lien Facility), in each case, limited to the aggregate amount actually paid in Cash (in each case, other than prepayments of loans deducted pursuant to clause (B) of Section 2.12(b)(ii) of this Agreement), but excluding (1) all other prepayments of Loans and Term Loans (as defined in the First Lien Credit Agreement) and (2) all repayments of any revolving credit facility or arrangements (except to the extent there is an equivalent permanent reduction in commitments thereunder)) made during such period, except to the extent financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness), plus

(iv) increases in Consolidated Working Capital for such period (other than any such increases (A) arising from acquisitions or Dispositions of all or substantially all of the Capital Stock of any Subsidiary of any Borrower or any business line, unit or division of any Borrower or any such Subsidiary, in each case by any such Borrower and its Subsidiaries completed during such period, (B) the application of acquisition and/or purchase recapitalization accounting, (C) the effect of reclassification during such period between Current Assets and long-term assets and Current Liabilities and long-term liabilities (with a corresponding restatement to the prior period to give effect to such reclassification) and (D) the effect of any fluctuations in the amount of accrued and contingent obligations under any Hedge Agreement), plus

(v) to the extent included, or not deducted in arriving at such Consolidated Net Income and without duplication of amounts deducted from Excess Cash Flow in respect of a prior period, the aggregate consideration actually paid in Cash by the Borrowers or any of their respective Subsidiaries during such period with respect to Investments permitted under Section 6.06 (and not financed with long-term Indebtedness (other than revolving Indebtedness)) (other than (A) Investments under Section 6.06(j) or 6.06(t) (except, in the case of Section 6.06(t), if such Investment is in respect of Restricted Payments permitted to be added under clause (viii) below) and (B) Investments in (x) Cash and Cash Equivalents and (y) the Borrowers or any of their respective Subsidiaries), plus

(vi) to the extent included, or not deducted in arriving at such Consolidated Net Income, (A) decreases in non-current deferred revenue, (B) decreases in accruals for future lease payments made in respect of closed branches, (C) decreases in non-current GAAP rent equalization liabilities, (D) decreases in deferred landlord allowances and (E) amounts paid with respect to asset retirement obligations, plus

(vii) any required up-front Cash payments in respect of Hedge Agreements to the extent not financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness) and not deducted in arriving at such Consolidated Net Income, plus

(viii) the amount of Restricted Payments made in Cash during such period pursuant to clauses (a)(i), (a)(ii) and (a)(iv) of Section 6.04 (or otherwise consented to by the Required Lenders) except, in each case, to the extent financed with long term Indebtedness (other than revolving Indebtedness), plus

(ix) without duplication of amounts deducted from Excess Cash Flow in respect of a prior period, at the option of the Borrowers, the aggregate consideration (including earn-outs) required to be paid in Cash by the Borrowers or their respective Subsidiaries pursuant to binding contracts entered into prior to or during such period relating to capital expenditures, acquisitions or Investments permitted by Section 6.06 or otherwise consented to by the Required Lenders (other than (A) Investments under Section 6.06(j) or 6.06(t) (except, in the case of Section 6.06(t), if such Investment is in respect of Restricted Payments permitted to be added under clause (viii) above) and (B) Investments in (x) Cash and Cash Equivalents and (y) the Borrowers or any of their respective Subsidiaries) to be consummated or made during the period of four consecutive Fiscal Quarters of the Borrowers following the end of such period (except, in each case, to the extent financed with long-term Indebtedness (other than revolving Indebtedness)); provided that, to the extent the aggregate amount actually expended to finance such capital expenditures, acquisitions or Investments during such subsequent period is less than the amount deducted pursuant to this clause (ix), the difference (or the entire amount if no committed amounts are actually expended) shall be added to the calculation of Excess Cash Flow in such subsequent period, plus

(x) the amount of Cash Taxes and Tax Distributions pursuant to Section 6.04(a)(xiii) paid in such period (and Tax and Tax Distributions reserves set aside and payable or reasonably estimated to be payable in Cash within the four consecutive Fiscal Quarters following such period) to the extent such Taxes and Tax Distributions exceed the amount of Tax and Tax Distribution expense deducted in arriving at Consolidated Net Income for such period; provided that, to the extent the aggregate amount of Tax and Tax Distribution reserves set aside and actually paid in Cash during such subsequent four consecutive Fiscal Quarters is less than such amount of Tax and Tax Distribution reserves set aside, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such subsequent period of four consecutive Fiscal Quarters, plus

(xi) to the extent not deducted in calculating Consolidated Net Income, the aggregate amount of premiums, make-whole or penalty payments actually paid in Cash by any Borrower or any Subsidiary during such period that are required to be made in connection with any prepayments of Indebtedness except, in each case, to the extent financed with loan term Indebtedness (other than revolving Indebtedness), plus

(xii) to the extent not expensed (or exceeding the amount expensed) during such period or not deducted (or exceeding the amount deducted) in calculating Consolidated Net Income, the aggregate amount of expenditures, fees, costs and expenses paid in Cash by the Borrowers and their respective Subsidiaries during such period, other than to the extent financed with long-term Indebtedness (other than revolving Indebtedness); provided that such amounts shall hereafter not be permitted to be deducted in arriving at Excess Cash Flow in the period so expensed.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated thereunder.

“Excluded Domestic Subsidiary” means any Domestic Subsidiary (i) substantially all of the assets of which consist of Capital Stock of one or more Foreign Subsidiaries that are treated as a Controlled Foreign Corporation or (ii) that is treated as a disregarded entity for U.S. federal income tax purposes that has no material assets other than the Capital Stock of one or more Foreign Subsidiaries that are treated as a Controlled Foreign Corporation.

“Excluded Information” means information regarding the Borrowers, the Sponsor or their respective Affiliates that may be material to a decision made by a Lender to participate in any assignment to an Affiliated Lender, including any information which is (a) not publicly available, (b) material with respect to Holdings, the Borrowers and their respective subsidiaries or their respective securities for purposes of U.S. federal and state securities laws and (c) not of a type that would be publicly disclosed in connection with any issuance by Holdings, the Borrowers or any of their respective subsidiaries of debt or equity securities issued pursuant to a public offering, a Rule 144A offering or other private placement where assisted by a placement agent.

“Excluded Subsidiary” means (a) any Domestic Subsidiary that is not a Wholly-Owned Subsidiary, (b) any Immaterial Subsidiary, (c) to the extent and for so long as so prohibited, any Domestic Subsidiary that is prohibited by law, regulation or contractual obligations existing on the Closing Date or, in the case of Domestic Subsidiaries acquired after the Closing Date (other than as a result of a redesignation of an Unrestricted Subsidiary), pre-existing Contractual Obligations (which have not been entered into in contemplation of, or in connection with, such Domestic Subsidiary becoming a Subsidiary) from providing a Loan Guaranty or that would require a governmental (including regulatory) consent, approval, license or authorization to provide such Loan Guaranty, which such consent, approval, license or authorization has not been received, or for which the provision of a Loan Guaranty could reasonably be expected to have result in a material adverse tax consequence as reasonably determined by Holdings in good faith, (d) any not-for-profit Subsidiary, (e) any Captive Insurance Subsidiaries, (f) any special purpose entities used for permitted securitization facilities, (g) any Excluded Domestic Subsidiary, (h) any direct or indirect Domestic Subsidiary of a Foreign Subsidiary that is treated as a Controlled Foreign Corporation or an Excluded Domestic Subsidiary, (i) any Unrestricted Subsidiary, (j) any Foreign Subsidiary that is treated as a Controlled Foreign Corporation, and (k) any other Subsidiary with respect to which, and for so long as, in the reasonable judgment of the Administrative Agent and the Borrowers, the burden or cost of providing a Loan Guaranty or a Lien to secure such Loan Guaranty shall outweigh the benefits to be afforded thereby; provided that the term “Excluded Subsidiary” shall not include Netsmart Technologies or any other Subsidiary that is an obligor (including pursuant to a Guarantee) under any First Lien Facility, any Incremental Equivalent Debt, any Junior Indebtedness or any Refinancing Indebtedness in respect of any of the foregoing.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrowers or any other Loan Party hereunder, (a) Taxes imposed on (or measured by) income (however denominated), franchise Taxes, and branch profits taxes, in each case, (i) by the United States or the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) any U.S. federal withholding tax that is imposed on amounts payable to such recipient pursuant to a law in effect on the date on which such recipient becomes a party to this Agreement or designates a new lending office (other than pursuant to an assignment request by the Borrowers under Section 2.20(b)), except to the extent that such recipient (or its assignor, if any) was entitled, immediately before designation of a new lending office (or assignment), to receive additional amounts from the Borrowers or any other Loan Party with respect to such withholding tax pursuant to Section 2.18(a), (c) any Tax imposed as a result of a failure by the Administrative Agent or any Lender to comply with Section 2.18(f) and (d) any U.S. federal withholding tax under FATCA.

“Existing Credit Agreements” means (1) that certain Credit Agreement dated as of February 27, 2015, among the Company, NS Holdings, Inc., the lenders party thereto, GCI Capital Markets LLC, as co-book runner and administrative agent, and Macquarie CAT LLC, as co-book runner and documentation agent, as amended, restated, amended and restated, modified and/or supplemented from time to time prior to the date hereof and (2) that certain Second Lien Credit Agreement dated as of February 27, 2015, among the Company, NS Holdings, Inc., the lenders party thereto and Ares Capital Corporation, as administrative agent, lead arranger and book runner, as amended, restated, amended and restated, modified and/or supplemented from time to time prior to the date hereof.

“Existing Debt Refinancings” means the repayment, redemption, defeasance, discharge, refinancing or termination in full of all amounts, if any, due or owing under the Existing Credit Agreements, the release of all guarantees thereof and security therefor and the termination of all commitments thereunder.

“Extended Loans” has the meaning assigned to such term in Section 2.24(a)(ii).

“Extension” has the meaning assigned to such term in Section 2.24(a).

“Extension Offer” has the meaning assigned to such term in Section 2.24(a).

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or, except with respect to Article 5 and 6, heretofore owned, leased, operated or used by the Borrowers or any of their respective Subsidiaries or any of their respective predecessors or Affiliates.

“Failed Auction” has the meaning assigned to such term in the definition of “Dutch Auction”.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any intergovernmental agreements entered into pursuant to the foregoing.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain Fee Letter, dated March 20, 2016, by and among, inter alios, Merger Sub, Administrative Agent and UBSS, in its capacity as an Arranger.

“Financial Covenant Event of Default” has the meaning assigned to such term in Section 7.02.

“Financial Officer” of any Person means the chief financial officer, the treasurer, any assistant treasurer, any vice president of finance or the controller of such Person or any officer with substantially equivalent responsibilities of any of the foregoing.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of a Financial Officer of the Borrower Representative that such financial statements fairly present, in all material respects, in accordance with GAAP, the consolidated financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of its operations and its cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Financial Plan” has the meaning assigned to such term in Section 5.01.

“First Lien Agent” has the meaning set forth in the Intercreditor Agreement.

“First Lien Credit Agreement” means the First Lien Credit Agreement, dated as of April 19, 2016, among, inter alios, Holdings, the Borrowers, the Subsidiary Guarantors, UBS AG, Stamford Branch, as administrative agent and collateral agent, and the lenders from time to time party thereto.

“First Lien Facility” means each credit facility governed by the First Lien Credit Agreement and one or more debt facilities or other financing arrangements (including indentures) providing for loans or other long-term indebtedness that replace or refinance any such credit facility, including any such replacement or refinancing facility or indenture that increases or decreases the amount permitted to be borrowed thereunder or alters the maturity thereof and whether by the same or any other agent, lender or group of lenders, and any amendments, supplements, modifications, extensions, renewals, restatements, amendments and restatements or refundings thereof or any such indentures or credit facilities that replace or refinance such credit facility (or any subsequent replacement thereof), in each case to the extent permitted or not restricted by this Agreement.

“First Lien Net Leverage Ratio” means the ratio, as of any date of determination, of (a) Consolidated First Lien Debt as of such date (net of the Unrestricted Cash Amount as of such date) to (b) Consolidated Adjusted EBITDA of Holdings and its Subsidiaries for the Test Period then most recently ended for which financial statements have been delivered pursuant to Section 5.01(b) or (c), as applicable.

“First Lien Obligations” shall mean (i) the “Secured Obligations” as defined in the First Lien Credit Agreement (or any equivalent term under any First Lien Facility), and (ii) all other “First Lien Obligations” (as defined in the Intercreditor Agreement).

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Holdings ending on December 31 of each year.

“Fixed Dollar Incremental Amount” has the meaning assigned to such term in Section 2.23(a).

“Flood Hazard Property” means any Real Estate Asset subject to a Mortgage and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Lender” means a Lender or the Administrative Agent that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funding Account” has the meaning assigned to such term in Section 2.03(a)(v).

“GAAP” means generally accepted accounting principles in the U.S. in effect and applicable to the accounting period in respect of which reference to GAAP is being made, subject to the provisions of Section 1.04.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state or locality of the U.S., the U.S., or a foreign government (including any supranational bodies exercising such powers or functions, such as the European Union or the European Central Bank).

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Granting Lender” has the meaning assigned to such term in Section 9.05(e).

“Guarantee” of or by any Person (the “Guarantor”) means any obligation, contingent or otherwise, of the Guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “Primary Obligor”) in any manner and including any obligation of the Guarantor, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness or other monetary obligation, or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition, Disposition or other transaction permitted under this Agreement (other than such obligations with respect to Indebtedness).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.

“Guarantor” has the meaning assigned to such term in the definition of “Guarantee”.

“Guarantor Percentage” has the meaning assigned to such term in Section 10.10.

“Hazardous Materials” means petroleum products and other hydrocarbons, solvents, polychlorinated bi-phenyls, asbestos and asbestos-containing materials and any other chemical, material, substance or waste, or any constituent thereof that is prohibited or regulated under any Environmental Law or by any Governmental Authority.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Material, including the use, manufacture, possession, storage, Release, threatened Release, discharge, placement, generation, transportation, processing, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Material, and any corrective action, response action, investigation or remedial action with respect to any of the foregoing.

“Hedge Agreement” means any agreement with respect to any Derivative Transaction between any Loan Party or any Subsidiary and any other Person.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedge Agreement.

“Holdings” has the meaning assigned to such terms in the preamble hereto.

“Immaterial Subsidiary” means, as of any date, any Subsidiary of a Borrower (other than Netsmart Technologies) (a) having Consolidated Total Assets in an amount of less than 5.0% of Consolidated Total Assets of the Borrowers and (b) contributing less than 5.0% of the consolidated revenues of the Borrowers and their respective Subsidiaries, in each case, as of the last day of or for the most recent period of four consecutive Fiscal Quarters for which financial statements have been delivered pursuant to Section 5.01(b) or (c), as applicable; provided that the Consolidated Total Assets (as so determined) and revenues (as so determined) of all Immaterial Subsidiaries shall not exceed 10.0% of Consolidated Total Assets of the Borrowers or 10.0% of the consolidated revenues of the Borrowers as of the last day of or for the relevant period of four consecutive Fiscal Quarters, as the case may be.  As of the Closing Date, Lavender & Wyatt Systems, Inc. and Trend Consulting Services, Inc. are designated by the Borrower Representative as Immaterial Subsidiaries.

“Immediate Family Member” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, domestic partner, former domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals, such individual’s estate (or an executor, administrator, heir or legatee, in each case, acting on their behalf) or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incremental Assumption Agreement” means an Incremental Assumption Agreement among the Borrowers, the Administrative Agent and one or more Incremental Lenders.

“Incremental Cap” has the meaning assigned to such term in Section 2.23(a).

“Incremental Commitment” means any commitment made by a lender to provide all or any portion of an Incremental Facility or Incremental Loans.

“Incremental Equivalent Debt” has the meaning assigned to such term in Section 6.01(w).

“Incremental Loans” has the meaning assigned to such term in Section 2.23(a).

“Incremental Facility” has the meaning assigned to such term in Section 2.23(a).

“Incremental Lender” means, with respect to any Incremental Facility, each Lender providing any portion of such Incremental Facility.

“Incremental Facility Maturity Date” means, with respect to any series or tranche of Incremental Loans established pursuant to an Incremental Assumption Agreement, the maturity date for as set forth in such Incremental Assumption Agreement.

“Incremental Loans” has the meaning assigned to such term in Section 2.23(a).

“Indebtedness”, as applied to any Person, means, without duplication, (a) all indebtedness for borrowed money; (b) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (c) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as a liability on a balance sheet prepared in accordance with GAAP; (d) any obligation owed for all or any part of the deferred purchase price of property or services (excluding (w) any earn out obligation or other contingent consideration or any purchase price adjustment until such obligation becomes a liability on the balance sheet (excluding the footnotes thereto) in accordance with GAAP and is not paid within 10 days after becoming due and payable, (x) any such obligations incurred under ERISA, (y) accrued expenses and trade accounts payable in the ordinary course of business (including on an inter-company basis) and (z) liabilities associated with customer prepayments and deposits), which purchase price is (i) due more than six months from the date of incurrence of the obligation in respect thereof or (ii) evidenced by a note or similar written instrument to the extent the same would appear as a liability on a balance sheet prepared in accordance with GAAP; (e) all Indebtedness of others secured by any Lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is non-recourse to the credit of such Person; (f) the face amount of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings (except to the extent the relevant reimbursement obligations relate to trade payables and are satisfied within 20 days following the incurrence thereof); (g) the Guarantee by such Person of the Indebtedness of another; (h) all obligations of such Person in respect of any Disqualified Capital Stock and (i) all net obligations of such Person in respect of any Derivative Transaction, including any Hedge Agreement, whether or not entered into for hedging or speculative purposes; provided that (i) in no event shall obligations under any Derivative Transaction be deemed “Indebtedness” for any calculation of the Total Net Leverage Ratio, the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio or any other financial ratio under this Agreement and (ii) the amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith.  For all purposes hereof, the Indebtedness of any Person shall include Indebtedness of any partnership in which such Person is a general partner, except to the extent such Person’s liability for such Indebtedness is otherwise limited; provided that notwithstanding anything herein to the contrary, the term “Indebtedness” shall not include, and shall be calculated without giving effect to, the effects of Accounting Standards Codification Topic 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness hereunder but for the application of this proviso shall not be deemed an incurrence of Indebtedness hereunder.  For the avoidance of doubt, (i) Indebtedness shall exclude ordinary course intercompany payables among the Borrowers and their respective Subsidiaries and (ii) Indebtedness constituting Guarantees of the Indebtedness of third parties (other than the Borrowers and their respective Subsidiaries) may only be incurred under Section 6.01(f), (i), (l), (m) or (r).

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning assigned to such term in Section 3.11(a).

“Information Memorandum” means the Confidential Information Memorandum dated April 5, 2016, relating to Henderson, the Company and the Transactions.

“Initial Loan Maturity Date” means October 19, 2023.

“Initial Loans” means the loans made pursuant to Section 2.01 and any Incremental Loans deemed to be of the same Class as the Initial Loans pursuant to Section 2.23(a).

“Insurance Policies” shall mean the insurance policies and coverages required to be maintained by each Loan Party pursuant to Section 5.05 and all renewals and extensions thereof.

“Insurance Requirements” shall mean, collectively, all provisions of the Insurance Policies, all requirements of the issuer of any of the Insurance Policies and all orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon each Loan Party.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Closing Date, among the Administrative Agent, as agent for the Second Lien Creditors (as defined therein), the First Lien Agent, as agent for the First Lien Creditors (as defined therein), the Borrowers and the other Loan Parties from time to time party thereto.

“Interest Election Request” means a request by the Borrowers in the form of Exhibit G hereto or such other form reasonably acceptable to the Administrative Agent to convert or continue a Borrowing in accordance with Section 2.09.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December and the applicable Maturity Date or the maturity date applicable to such Loan, Commitment or Additional Commitment and (b) with respect to any LIBO Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a LIBO Rate Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” means (a) with respect to any LIBO Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, to the extent agreed to by all relevant affected Lenders, twelve months or a period shorter than one month) thereafter, as the Borrowers may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means (a) any purchase or other acquisition by the Borrowers or any of their respective Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than the Borrowers or a Subsidiary Guarantor), (b) the acquisition by purchase or otherwise (other than purchases or other acquisitions of inventory, materials, supplies and/or equipment in the ordinary course of business) of all or a substantial portion of the business, property or fixed assets of any Person or any division or line of business or other business unit of any Person, (c) any Guarantee by the Borrowers or any of their respective Subsidiaries of Indebtedness of any other Person (other than the Borrowers or any Subsidiary Guarantor) and (d) any loan, advance (other than advances made on an intercompany basis in the ordinary course of business for the purchase of inventory) or capital contribution by the Borrowers or any of their respective Subsidiaries to any other Person (other than the Borrowers or any Subsidiary Guarantor).  Subject to Section 5.10, the amount of any Investment in the form of any Guarantee shall be determined as set forth in the definition of “Guarantee” and the amount of any other Investment shall be the original cost of such Investment, plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, but giving effect to any repayments of principal in the case of Investments in the form of loans and any return of capital or return on Investment in the case of equity Investments (whether as a distribution, dividend, redemption or sale).

“Investors” means (i) the Sponsor, (ii) the Management Investors, (iii) the Joint Venture Partner, (iv) certain of the existing shareholders of the Company (or any other Parent Company) identified to the Administrative Agent in writing on or prior to the Closing Date and (v) certain other investors identified to the Administrative Agent in writing on or prior to the Closing Date.

“IP Rights” has the meaning assigned to such term in Section 3.05(d).

“IPO” means the issuance and sale by a Borrower or any Parent Company of its common Capital Stock in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering) pursuant to which Net Proceeds of at least $75,000,000 are contributed to the Borrowers.

“IRS” means the U.S. Internal Revenue Service.

“Joinder Agreement” has the meaning assigned to such term in Section 5.12(a).

“Joint Venture Partner” has the meaning assigned to such term in the recitals hereto.

“Junior Indebtedness” means (i) any Subordinated Indebtedness, (ii) any unsecured Indebtedness in an aggregate principal amount outstanding at any time in excess of the Threshold Amount and (iii) any other Indebtedness secured by Liens that are expressly junior to the Liens of the Administrative Agent with respect to the Collateral.

“Latest Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Loan or Additional Commitment.

“Lenders” means, at any time, any Lender that has a Commitment or a Loan at such time.

“LIBO Rate” means, with respect to any Interest Period when used in reference to any Loan or Borrowing, (a) the rate of interest equal to the ICE Benchmark Administration LIBO Rate or such other rate per annum as is widely recognized as the successor thereto if the ICE Benchmark Administration is no longer making a LIBO Rate available, as published by Reuters, for deposits in Dollars for a term comparable to such Interest Period, at approximately 11:00 a.m. (London time) on the date which is two Business Days prior to the commencement of such Interest Period, and (b) if such rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the interest rate per annum reasonably determined by the Administrative Agent in good faith to be the rate per annum at which deposits in Dollars for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the LIBO Rate Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the

Administrative Agent to major banks in the London or other offshore interbank market for Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period, and in each case subject to the reserve percentage prescribed by governmental authorities.

“LIBO Rate Loans” means Loans made at a rate of interest based upon the Adjusted LIBO Rate.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capital Lease having substantially the same economic effect as any of the foregoing), in each case, in the nature of security; provided that in no event shall an operating lease in and of itself be deemed a Lien.

“Limited Condition Acquisition” means any Permitted Acquisition or other Investment permitted hereunder by either Borrower or one or more of its Subsidiaries, to be made pursuant to a binding agreement and whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Loan Documents” means this Agreement, any Promissory Notes, the Collateral Documents, the Intercreditor Agreement, the Fee Letter, each Refinancing Agreement, each Incremental Assumption Agreement, and any other document or instrument designated by the Borrowers and the Administrative Agent as a “Loan Document”.  Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, amendments and restatements, supplements or other modifications thereto.

“Loan Guarantor” means each Loan Party; provided that, in the case of any Borrower, such Borrower shall only be a Loan Guarantor hereunder with respect to the Primary Obligations of each other Borrower hereunder, but not with respect to its own Primary Obligations hereunder.

“Loan Guaranty” means the guaranty set forth in Article 10 of this Agreement.

“Loan Parties” means Holdings, each of the Borrowers, each Subsidiary Guarantor and any other Person who becomes a party to this Agreement or any other Loan Document as a Loan Party pursuant to a Joinder Agreement, and their respective successors and assigns.

“Loans” means the Initial Loans, Incremental Loans, Extended Loans and Replacement Loans.

“Make-Whole Premium” shall mean, with respect to the outstanding principal balance of the Initial Loans to be prepaid at any time on or prior to the first anniversary of the Closing Date, the excess of (a) the sum of (i) the outstanding principal amount of the Initial Loans at such time, plus (ii) the present value of the applicable Prepayment Premium (if any) with respect to such Initial Loans being prepaid, as if such prepayment had occurred after the first anniversary of the Closing Date, but on or prior to the second anniversary of the Closing Date (i.e. 3% of the principal amount of the Initial Loans being prepaid), plus (iii) the present value of all required interest payments due on such Initial Loans from the date of calculation through and including the first anniversary of the Closing Date (excluding accrued but unpaid interest to the date of such calculation), such present value computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (b) the outstanding principal balance of the Initial Loans to be prepaid at such time.

“Management Investors” means the current and former officers, directors, employees and other members of the management of the Company (or any Parent Company) and its subsidiaries.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, financial condition or results of operations, in each case, of Holdings, the Borrowers and their respective Subsidiaries, taken as a whole, (b) the rights and remedies (taken as a whole) of the Administrative Agent and the Lenders (taken as a whole) under the applicable Loan Documents or (c) the ability of the Borrowers and the Guarantors (taken as a whole) to perform their material obligations under the Loan Documents.

“Material Non-Public Information” means information which is (a) not publicly available, (b) material with respect to Holdings and its Subsidiaries or their respective securities for purposes of U.S. federal and state securities laws and (c) not of a type that would be publicly disclosed in connection with any issuance by Holdings or any of its Subsidiaries of debt or equity securities issued pursuant to a public offering, a Rule 144A offering or other private placement where assisted by a placement agent.

“Material Real Estate Asset” means (a) any fee-owned Real Estate Asset owned by any Loan Party as of the Closing Date having a fair market value (as reasonably estimated by the Borrowers) in excess of $5,000,000 as of such date and (b) any fee-owned Real Estate Asset acquired by any Loan Party after the Closing Date having a fair market value (as reasonably estimated by the Borrowers) in excess of $5,000,000 as of the date of acquisition thereof.

“Maturity Date” means (a) with respect to the Initial Loans, the Initial Loan Maturity Date, (b) with respect to any tranche of Extended Loans, the final maturity date as specified in the applicable Extension Offer accepted by the respective Lender or Lenders, (d) with respect to any Replacement Loans, the final maturity date as specified in the applicable Refinancing Amendment and (e) with respect to any Incremental Loans, the applicable Incremental Facility Maturity Date; provided that if any such day is not a Business Day, the applicable Maturity Date shall be the Business Day immediately succeeding such day.

“Maximum Liability” has the meaning assigned to such term in Section 10.09.

“Maximum Rate” has the meaning assigned to such term in Section 9.19.

“Merger Sub” has the meaning assigned to such term in the preamble to this Agreement.

“Minimum Extension Condition” has the meaning assigned to such term in Section 2.24(b).

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgaged Properties” means each Material Real Estate Asset and improvements thereto with respect to which a Mortgage is required to be granted pursuant to Section 5.12.

“Mortgages” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the other relevant Secured Parties, on any Material Real Estate Assets (it being understood and agreed that any requirement for Mortgages shall be subject to the provisions of Section 5.12 and the applicable provisions of Section 2.01 of the Pledge and Security Agreement).

“Multiemployer Plan” means any employee benefit plan which is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, to which the Borrowers or any of their respective Subsidiaries,

or any of their respective ERISA Affiliates, makes or is obligated to make contributions or with respect to which any of them currently has any unsatisfied liability (whether contingent or otherwise).

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative management’s discussion and analysis report describing the operations and financial condition of Holdings and its Subsidiaries for the applicable Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (a) any Cash payments or proceeds (including Cash Equivalents) received by the Borrowers or any of their respective Subsidiaries (x) under any casualty insurance policy in respect of a covered loss thereunder of any assets of the Borrowers or any of their respective Subsidiaries or (y) as a result of the taking of any assets of the Borrowers or any of their respective Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (b) (i) any actual out-of-pocket costs incurred by the Borrowers or any of their respective Subsidiaries in connection with the adjustment, settlement or collection of any claims of the any Borrower or any such Subsidiary in respect thereof, (ii) the payment of the outstanding principal amount of, premium or penalty, if any, and interest and other amounts on any Indebtedness (other than the Loans, Indebtedness under any First Lien Facility and any other Indebtedness secured by a Lien that is pari passu or junior to the Lien on the Collateral securing the Obligations) that is secured by a Lien on the assets in question and that is required to be repaid (or otherwise comes due or would be in default, in each case, pursuant to the terms thereof as a result of such loss, taking or sale and is repaid) under the terms thereof as a result of such loss, taking or sale, (iii) in the case of a taking, the reasonable out-of-pocket costs of putting any affected property in a safe and secure position, (iv) any selling costs and out-of-pocket expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar Taxes and the Borrowers’ good faith estimate of income Taxes and Tax Distributions paid or payable (including pursuant to Tax sharing arrangements in connection with such sale)) in connection with any sale of such assets as referred to in clause (a)(y) of this definition and (v) any amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustments associated with any sale or taking of such assets as referred to in clause (a)(y) of this definition (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Insurance/Condemnation Proceeds).

“Net Proceeds” means (a) with respect to any Disposition (including any Prepayment Asset Sale), the Cash proceeds (including Cash Equivalents and Cash proceeds subsequently received (as and when received) in respect of non-Cash consideration initially received), net of (i) selling costs and out-of-pocket expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar Taxes and the Borrowers’ good faith estimate of income Taxes paid or payable (including Tax Distributions and including pursuant to Tax sharing arrangements) in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Disposition (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness (other than the Loans, Indebtedness under any First Lien Facility and any other Indebtedness secured by a Lien that is pari passu or junior to the Lien on the Collateral securing the Obligations) which is secured by the asset sold in such Disposition and which is required to be repaid or otherwise comes due or would be in default, in each case, pursuant to the terms thereof as a result of such Disposition and is repaid (other than any such Indebtedness assumed by the purchaser of such asset), (iv) Cash escrows (until released from escrow to the Borrowers or any of their respective Subsidiaries) from the sale price for such Disposition and (v) in the case of any such proceeds received by a non-Wholly-

Owned Subsidiary, the pro rata portion of the Net Proceeds thereof attributable to minority interests and not available for distribution to or for the account of Holdings, the Company or a Wholly-Owned Subsidiary as a result thereof; and (b) with respect to any issuance or incurrence of Indebtedness or Capital Stock, the Cash proceeds thereof, net of all Taxes (including Tax Distributions) and customary fees, commissions, costs, underwriting discounts and other fees and expenses incurred in connection therewith.

“Non-Consenting Lender” has the meaning assigned to such term in Section 2.20(b).

“Non-Debt Fund Affiliate” means the Investors and any Affiliate of the Investors other than any Debt Fund Affiliate, Holdings or any Subsidiary of Holdings.

“Non-Defaulting Lenders” means all Lenders other than Defaulting Lenders.

“Non-Paying Guarantor” has the meaning assigned to such term in Section 10.10.

“Obligated Party” has the meaning assigned to such term in Section 10.02.

“Obligations” means all unpaid principal of and accrued and unpaid interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and all other advances to, debts, liabilities and obligations of the Loan Parties to the Lenders or to any Lender, the Administrative Agent or any indemnified party arising under the Loan Documents, whether direct or indirect (including those acquired by assumption), absolute, contingent, due or to become due, now existing or hereafter arising.

“OFAC” has the meaning assigned to such term in Section 3.17(a).

“Open Source Software” has the meaning assigned to such term in Section 3.05(e).

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization and its by-laws, (b) with respect to any limited partnership, its certificate of limited partnership, and its partnership agreement, (c) with respect to any general partnership, its partnership agreement, (d) with respect to any limited liability company, its articles of organization or certificate of formation, and its operating agreement and (e) with respect to any other form of entity, such other organizational documents required by local law or customary under such jurisdiction to document the formation and governance principles of such type of entity.  In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Applicable Indebtedness” has the meaning assigned to such term in Section 2.12(b)(ix).

“Other Connection Taxes” means Taxes imposed on any recipient of any payment to be made by or on account of any obligation of the Borrowers or any other Loan Party hereunder as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp, court or documentary, recording or filing Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or the other Loan Documents, but not including, Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.20(b)) or, for the avoidance of doubt, any Excluded Taxes.

“Parent Company” means (a) Holdings and (b) any other Person of which Holdings is a direct or indirect Wholly-Owned Subsidiary.

“Participant” has the meaning assigned to such term in Section 9.05(c).

“Participant Register” has the meaning assigned to such term in Section 9.05(c)(ii).

“Paying Guarantor” has the meaning assigned to such term in Section 10.10.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrowers or any of their respective Subsidiaries, or any of their respective ERISA Affiliates, is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA or has an obligation or liability (whether contingent or otherwise).

“Perfection Certificate” has the meaning assigned to such term in the Pledge and Security Agreement.

“Perfection Certificate Supplement” has the meaning assigned to such term in the Pledge and Security Agreement.

“Permitted Acquisition” means any acquisition by Holdings, any Borrower or any of its respective Subsidiaries, whether by purchase, merger, amalgamation or otherwise, of all or substantially all of the assets of or any business line, unit, or division or any plant of, any Person that is engaged in a Similar Business or of a majority of the outstanding Capital Stock of any Person that is engaged in a Similar Business (but in any event including any Investment in (x) a Subsidiary which serves to increase Holdings’, any Borrower’s or any Subsidiary’s respective equity ownership in such Subsidiary or (y) any joint venture for the purpose of increasing Holdings’, any Borrower’s or any relevant Subsidiary’s ownership interest in such joint venture); provided that:

(a) (i) on the date of execution of the purchase agreement in respect of such acquisition, no Event of Default shall have occurred and be continuing or would result therefrom and (ii) on the date such acquisition is consummated, no Event of Default under Section 7.01(a), (f) or (g) shall have occurred and be continuing or would result therefrom;

(b) any such newly created or acquired Subsidiary shall, to the extent required by Section 5.12, become a Loan Party and comply with the requirements of Section 5.12; and

(c) the total consideration paid by the Loan Parties for (i) the acquisition, directly or indirectly, of any Person that does not become a Loan Guarantor and (ii) in the case of an asset acquisition, assets that are not acquired by (a) a Borrower or a Loan Guarantor, when taken together with the total consideration for all such acquired Persons and assets acquired after the Closing Date, shall not exceed the sum of (A) the greater of (1) $30,000,000 and (2) 33.0% of Consolidated Adjusted EBITDA of the Borrowers (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(b) or (c), as applicable, and (B) the amounts otherwise available under clause (r) of Section 6.06 (it being understood that any portion of such total consideration paid in reliance on this clause (B) shall be deemed a utilization of such amounts under clause (r) of Section 6.06); provided that the limitation under this clause (c) shall not apply to any acquisition to the extent (x) such acquisition is made with the proceeds of sales of the Qualified Capital Stock of, or equity capital contributions (other than any Specified Equity Contributions and (without duplication) any Specified Equity Contributions (as defined in the First Lien Credit Agreement)) to, the Borrowers or (y) (i) the Person so acquired (or the Person owning the assets so acquired) becomes a Subsidiary Guarantor and (ii)  if such Subsidiary Guarantor owns Capital Stock in Persons that are not otherwise required to become Subsidiary Guarantors, not less than 70.0% of the Consolidated Adjusted EBITDA of the Person(s) acquired for such acquisition (for this purpose and for the component definitions used therein, determined on a consolidated basis for such Persons and their subsidiaries) is directly generated by Person(s) that become Subsidiary Guarantors (i.e., disregarding all such Consolidated Adjusted EBITDA generated by Subsidiaries of such Subsidiary Guarantors that are not Subsidiary Guarantors).

Notwithstanding anything to the contrary contained in the immediately preceding sentence, an acquisition which does not otherwise meet the requirements set forth above in the definition of “Permitted Acquisition” shall constitute a Permitted Acquisition if, and to the extent, the Required Lenders agree in writing, prior to the consummation thereof, that such acquisition shall constitute a Permitted Acquisition for purposes of this Agreement.

“Permitted Holders” means (a) the Investors and (b) any Person with which one or more Investors form a “group” (within the meaning of Section 14(d) of the Exchange Act) so long as, in the case of this clause (b), the relevant Investor or Investors beneficially own more than 50.0% of the relevant voting stock beneficially owned by the group.

“Permitted Liens” means Liens permitted pursuant to Section 6.02.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or any other entity.

“Platform” has the meaning assigned to such term in Section 5.01(j).

“Pledge and Security Agreement” means that certain First Lien Pledge and Security Agreement, dated as of the date hereof, between the Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties.

“Prepayment Asset Sale” means any Disposition by the Borrowers or their respective Subsidiaries made pursuant to Section 6.07(h), Section 6.07(j), Section 6.07(o), Section 6.07(q) and Section 6.07(r) (to the extent provided therein).

“Primary Obligor” has the meaning assigned to such term in the definition of “Guarantee”.

“Prime Rate” means the rate quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected

Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).

“Pro Forma Basis” or “pro forma effect” means with respect to any determination of the Total Net Leverage Ratio, the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio, Consolidated Adjusted EBITDA or Consolidated Total Assets (including, in each case, component definitions thereof) that (A) all Subject Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable Test Period (or, in the case of Consolidated Total Assets, as of the last day of such Test Period) with respect to any test or covenant for which such calculation is being made: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction, (i) in the case of a Disposition of all or substantially all of the Capital Stock of any Subsidiary of any Borrower or any business line, unit or division of any Borrower or any of its Subsidiaries or any designation of a subsidiary as an Unrestricted Subsidiary, shall be excluded, and (ii) in the case of a Permitted Acquisition, Investment or designation of an Unrestricted Subsidiary as a Subsidiary described in the definition of the term “Subject Transaction”, shall be included, (b) any retirement or repayment of Indebtedness (other than normal fluctuations in revolving Indebtedness incurred for working capital purposes), (c) any Indebtedness incurred or assumed by the Borrowers or any of their respective Subsidiaries in connection therewith; provided that, (x) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness), (y) interest on any obligations with respect to Capital Leases shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of each Borrower to be the rate of interest implicit in such obligation in accordance with GAAP and (z) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Borrowers or such Subsidiary may designate and (d) the acquisition of any assets included in calculating Consolidated Total Assets, whether pursuant to any Subject Transaction or any Person becoming a subsidiary or merging, amalgamating or consolidating with or into the Borrowers or any of their respective subsidiaries or the Disposition of any business line, unit or division included in calculating Consolidated Total Assets described in the definition of Subject Transaction; provided that, the foregoing pro forma adjustments described in clause (a) above may be applied to any such test or covenant solely to the extent that such adjustments are applied in accordance with Article 11 of Regulation S-X under the Securities Act or otherwise consistent with the definition of “Consolidated Adjusted EBITDA” and give effect to events (including operating expense reductions) that are (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Borrowers and their respective subsidiaries and (z) factually supportable; and (B) with respect to any Limited Condition Acquisition only, at the Borrowers’ option, such test, financial ratio or covenant shall be determined as of the date the definitive acquisition agreements for such Limited Condition Acquisition is entered into and calculated as if the acquisition and other pro forma events (including the incurrence of Indebtedness and any Liens with respect thereto) in connection therewith were consummated on such date and any no-Default or no-Event of Default condition shall be deemed satisfied, so long as (x) no Default or Event of Default, as applicable, exists on the date the definitive acquisition agreement for such Limited Condition Acquisition is entered into or would result therefrom and (y) no Event of Default under Sections 7.01(a), (f) or (g) exists or would result therefrom on the date such Limited Condition Acquisition is consummated, in each case of the foregoing clauses (x) and (y), after giving effect to such Limited Condition Acquisition and other pro forma events in connection therewith as if consummated on each such date, provided that the Consolidated Net Income (and any other financial defined term derived therefrom, including “Consolidated Adjusted EBITDA”) shall not include any Consolidated Net Income of, or attributable to, the target company or assets associated with any such Limited Condition Acquisition for usages other than in connection with the applicable transaction pertaining to such Limited Condition Acquisition unless and until the closing of such Limited Condition Acquisition shall have actually occurred.

“Projections” means the projections of the Borrowers and the Subsidiaries included in the (i) Quality of Earnings Report and (ii) Information Memorandum (or a supplement thereto).

“Promissory Note” means a promissory note of the Borrowers payable to any Lender or its registered assigns, in substantially the form of Exhibit F hereto, evidencing the aggregate outstanding principal amount of Loans of the Borrowers to such Lender resulting from the Commitments of and Loans made by such Lender.

“Proprietary Software Products” means products that are owned and distributed by a Loan Party to customers solely pursuant to a commercial, proprietary software license.

“Public Lender” has the meaning assigned to such term in Section 5.01(j).

“Qualified Capital Stock” of any Person means any Capital Stock of such Person that is not Disqualified Capital Stock.

“Qualifying Bid” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Qualifying Lender” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Quality of Earnings Report” means that certain Quality of Earnings Report, dated March 4, 2016, in respect of Holdings and its Subsidiaries, prepared by KPMG, LLP, and delivered to UBSS, in its capacity as an Arranger, on March 6, 2016.

“Real Estate Asset” means, at any time of determination, all right, title and interest (fee, leasehold or otherwise) in and to real property (including, but not limited to, land, improvements and fixtures thereon).

“Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrowers executed by each of (a) Holdings, the Borrowers and the Subsidiary Guarantors, (b) the Administrative Agent and (c) each Lender that agrees to provide all or any portion of the Replacement Loans being incurred pursuant thereto and in accordance with Section 9.02(c).

“Refinancing Indebtedness” has the meaning assigned to such term in Section 6.01(o).

“Refunding Capital Stock” has the meaning assigned to such term in Section 6.04(a)(viii).

“Register” has the meaning assigned to such term in Section 9.05(b)(iv).

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Funds” means, with respect to any Lender that is an Approved Fund, any other Approved Fund that is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means any (or all, as the context may require) of such Person’s (1) Controlled Affiliates and Controlling Persons, (2) the respective directors, officers, employees or partners of such Person or its Controlled Affiliates and Controlling Persons and (3) the respective agents, advisors and other representatives of such Person or its Controlled Affiliates and Controlling Persons, in the case of this clause (3), acting on behalf of or at the instructions of such Person, Controlling Person or such Controlled Affiliate; provided that each reference to a Controlled Affiliate, Controlling Person, director, officer, employee, partner, agent, advisor or other representative in this definition pertains to a Controlled Affiliate, Controlling Person, director, officer, employee, partner, agent, advisor or other representative involved in the administration and negotiation of the Loan Documents and the syndication of the Loans and Commitments hereunder.

“Release” means any spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Replaced Loans” has the meaning assigned to such term in Section 9.02(c).

“Replacement Loans” has the meaning assigned to such term in Section 9.02(c).

“Reply Amount” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Reply Price” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Representatives” has the meaning assigned to such term in Section 9.13.

“Required Lenders” means, at any time, subject to the provisions of Section 2.22, Lenders having Loans or unused Commitments representing more than 50.0% of the sum of the total Loans and such unused Commitments at such time, but excluding Loans and unused Commitments held by Defaulting Lenders.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resignation Effective Date” has the meaning set forth in Section 8.06.

“Responsible Officer” of any Person means the chief executive officer, the president, executive vice president, any senior vice president, any vice president, the chief operating officer or any Financial

Officer of such Person and any other individual or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement, and, as to any document delivered on the Closing Date (but subject to the express requirements set forth in Article 4), shall include any secretary or assistant secretary or any other individual or similar official thereof with substantially equivalent responsibilities of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Amount” has the meaning set forth in Section 2.12(b)(v).

“Restricted Debt” has the meaning set forth in Section 6.04(b).

“Restricted Debt Payment” has the meaning set forth in Section 6.04(b).

“Restricted Payment” means (a) any dividend or other distribution on account of any shares of any class of the Capital Stock of any Borrower now or hereafter outstanding, except a dividend payable solely in shares of Qualified Capital Stock to the holders of such class, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of any shares of any class of the Capital Stock of any Borrower now or hereafter outstanding and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of the Capital Stock of any Borrower now or hereafter outstanding.

“Return Bid” has the meaning assigned to such term in the definition of “Dutch Auction”.

“S&P” means Standard & Poor’s Financial Services and any successor to its rating agency business.

“Sale and Lease-Back Transaction” has the meaning assigned to such term in Section 6.08.

“Sanctions” has the meaning assigned to such term in Section 3.17(a).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions.

“Second Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is senior in priority to any other Lien to which such Collateral is subject, other than any Permitted Lien (including, subject to the Intercreditor Agreement, Liens securing the First Lien Obligations).

“Secured Net Leverage Ratio” means the ratio, as of any date of determination, of (a) Consolidated Senior Secured Debt as of such date (net of the Unrestricted Cash Amount as of such date) to (b) Consolidated Adjusted EBITDA of Holdings and its Subsidiaries for the Test Period then most recently ended for which financial statements have been delivered pursuant to Section 5.01(b) or (c), as applicable.

“Secured Parties” has the meaning assigned to such term in the Pledge and Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing; provided that “Securities” shall not include any earn-out agreement or obligation or any employee bonus or other incentive compensation plan or agreement. “Securities Act” means the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement Joinder Agreement” has the meaning assigned to such term in the Pledge and Security Agreement.

“Similar Business” means a business, the majority of whose revenues are derived from the activities of the Company and its Subsidiaries as of the Closing Date or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

“SPC” has the meaning assigned to such term in Section 9.05(e).

“Specified Acquisition Agreement Representations” means the representations made by or on behalf of the Company (or any Parent Company), its subsidiaries and their respective businesses in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that Merger Sub (or any of its applicable Affiliates) has the right to terminate its (or their) obligations under the Acquisition Agreement or to decline to consummate the Acquisition, in each case as a result of the breach of such representations.

“Specified Equity Contribution” has the meaning assigned to such term in Section 6.15.

“Specified Representations” mean the representations and warranties set forth in Sections 3.01(a) (as it relates to organizational existence of the Loan Parties), 3.02, 3.03(b)(i), 3.08, 3.12, 3.14 (as it relates to the creation, validity and perfection of the security interests in the Collateral), 3.16, 3.17(b)(ii), 3.17(c) and 3.18.

“Sponsor” means, collectively, GI Partners Fund IV L.P., a Delaware limited partnership, its Affiliates and their respective Controlled Investment Affiliates.

“Sponsor Management Agreement” means each of (1) that certain Management Services Agreement by and among GI Manager L.P., a Delaware limited partnership, Nathan Holding LLC, a Delaware limited liability company, and Holdings, and (2) that certain Management Services Agreement by and among Allscripts Healthcare, LLC, a North Carolina limited liability company, Nathan Holding LLC, a Delaware limited liability company, and Holdings, in each case, delivered to the Administrative Agent upon a reasonable amount of prior notice prior to execution, in form and substance reasonably satisfactory to the Administrative Agent, and as the same may be amended, restated, amended and restated, modified, supplemented, replaced or otherwise modified from time to time in accordance with its terms, so long as any such amendment, modification, supplement, restatement, replacement or substitution (i) does not increase the aggregate amount of fees or similar compensation payable thereunder and (ii) is not otherwise  materially adverse to the Lenders, when taken as a whole, as compared to such Sponsor Management Agreement as in effect in the form initially satisfactory to the Administrative Agent.

“Subject Person” has the meaning assigned to such term in the definition of “Consolidated Net Income”.

“Subject Transaction” means, with respect to any Test Period, (a) the Transactions, (b) any Permitted Acquisition or other acquisition permitted hereunder of all or substantially all of the assets of or any business line, unit or division or any plant of, any Person or of a majority of the Capital Stock of any Person, (c) any Disposition of all or substantially all of the assets or stock of a subsidiary (or any business unit, line of business or division of a Borrower or a Subsidiary) not prohibited by this Agreement, (d) the designation of a subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Subsidiary in accordance with Section 5.10 hereof or (e) any other event that by the terms of the Loan Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis.

“Subordinated Indebtedness” means any Indebtedness of the Borrowers or any of their respective Subsidiaries that is expressly subordinated in right of payment to the Obligations (other than Indebtedness among any of the Loan Parties and their respective subsidiaries) and on subordination terms reasonably satisfactory to the Administrative Agent.

“subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50.0% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of such Person or a combination thereof; provided that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Subsidiary” means any subsidiary of any Borrower other than an Unrestricted Subsidiary.

“Subsidiary Guarantor” means (x) on the Closing Date, each Domestic Subsidiary of any Borrower (other than any Excluded Subsidiary) and (y) thereafter, each Domestic Subsidiary of any Borrower (other than any Excluded Subsidiary) that thereafter guarantees the Obligations pursuant to the terms of this Agreement, in each case, until such time as the respective Subsidiary is released from its obligations under the Loan Guaranty in accordance with the terms and provisions hereof.

“Successor Parent Company” has the meaning assigned to such term in Section 6.14.

“Tax Distribution” means quarterly Cash distributions and an annual true-up Cash distribution to allow any Parent Company to satisfy its Tax liability attributable to taxable income realized by the Borrowers and their respective subsidiaries in the applicable tax year or any portion thereof or a prior tax year ending after the Closing Date so long as the Borrowers and such subsidiaries file a consolidated, unitary or combined tax return with such Parent Company; provided that such distributions shall be limited to the amount of any such Taxes that the Borrowers and their subsidiaries that are members of such group would have been required to pay on a separate group basis if the Borrowers and such subsidiaries had paid tax, computed at the highest applicable marginal rates, on a consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group separately from any such Parent Company.

“Taxes” means any and all present and future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholding) imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” has the meaning assigned to such term in the lead-in to Article 5.

“Test Period” means, at any time, the most recently completed period of four consecutive Fiscal Quarters of Holdings then last ended (in each case, take as one accounting period) for which financial statements have been delivered pursuant to Section 5.01(b) or (c).

“Threshold Amount” means $24,000,000.

“Total Capitalization” means the sum of (i) the aggregate principal amount of the Loans borrowed hereunder, (ii) the aggregate principal amount of loans borrowed under the First Lien Facilities, (iii) the aggregate principal amount of other Indebtedness of Holdings and its Subsidiaries to exist subsequent to the Closing Date and set forth on Schedule 6.01(h) and (iv) the amount of the Asset Contribution, the Equity Contribution and any retained, rollover or converted equity in connection therewith, in each case on the Closing Date.

“Total Net Leverage Ratio” means the ratio, as of any date of determination, of (a) Consolidated Total Debt as of such date (net of the Unrestricted Cash Amount as of such date) to (b) Consolidated Adjusted EBITDA of Holdings and its Subsidiaries for the Test Period then most recently ended for which financial statements have been delivered pursuant to Section 5.01(b) or (c), as applicable.

“Transaction Costs” means fees and expenses payable or otherwise borne by Merger Sub and Holdings and its subsidiaries in connection with the Transactions and the transactions contemplated thereby.

“Transactions” means, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the making of the Borrowings hereunder, (b) the Existing Debt Refinancings, (c) the incurrence on the Closing Date of Indebtedness (and commitments therefor) under the First Lien Credit Agreement as anticipated by the terms thereof, (d) the Contributions, (e) the consummation of the Closing Date Acquisition and (f) the payment of the Transaction Costs.

“Transition Services Agreement” means that certain Transition Services Agreement, dated as of March 20, 2016, by and between Allscripts Healthcare, LLC, a North Carolina limited liability company, and Henderson, as the same may be amended, restated, amended and restated, modified, supplemented, replaced or otherwise modified from time to time in accordance with its terms and the terms hereof.

“Treasury Capital Stock” has the meaning assigned to such term in Section 6.04(a)(viii).

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the date of any prepayment of the Initial Loans pursuant to Section 2.12 (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from such prepayment date to the first anniversary of the Closing Date; provided, however, that if the period from such prepayment date to the first anniversary of the Closing Date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such prepayment date to the first anniversary of the Closing Date, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Treasury Regulations” means the U.S. federal income tax regulations promulgated under the Code.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBO Rate or the Alternate Base Rate.

“UBSS” means UBS Securities LLC.

“U.S.” and “United States” means the United States of America.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.18(f)(ii)(B)(3).

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the grant or perfection of security interests.

“Undisclosed Administration” means, in relation to a Lender or its parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“Unrestricted Cash Amount” means, as of any date of determination, the amount of (a) unrestricted Cash and Cash Equivalents of Holdings and its Subsidiaries whether or not held in an account pledged to the Administrative Agent and (b) Cash and Cash Equivalents restricted in favor of the Administrative Agent, for the benefit of the Secured Parties (which may also include Cash and Cash Equivalents securing any Incremental Facility, any facility of Extended Loans, any facility of Replacement Loans or any Incremental Equivalent Debt, and the First Lien Facilities (and any Incremental Facility, any facility of Extended Loans, any facility of Replacement Term Loans or any Incremental Equivalent Debt, in each case, as defined in, and permitted under, the First Lien Credit Agreement)), in each case, excluding Cash and Cash Equivalents subject to repatriation restrictions of the type set forth in Section 2.12(b)(v); provided, however, that the proceeds of any Specified Equity Contribution and (without duplication) the proceeds of any Specified Equity Contribution (as defined in the First Lien Credit Agreement) shall not be included in the Unrestricted Cash Amount.

“Unrestricted Subsidiary” means any subsidiary of a Borrower (other than Netsmart Technologies) designated by the Borrower Representative as an Unrestricted Subsidiary pursuant to and in accordance with Section 5.10 subsequent to the Closing Date.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” of any Person means a subsidiary of such Person, 100.0% of the Capital Stock of which (other than directors’ qualifying shares or shares required by law to be owned by a resident of the relevant jurisdiction) shall be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., an “Initial Loan”) or by Type (e.g., a “LIBO Rate Loan”) or by Class and Type (e.g., a “LIBO Rate Initial Loan”).  Borrowings also may be classified and referred to by Class (e.g., an “Initial Loan Borrowing”) or by Type (e.g., a “LIBO Rate Borrowing”) or by Class and Type (e.g., a “LIBO Rate Initial Loan Borrowing”).

Section 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein or in any Loan Document shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified, extended, refinanced or replaced (subject to any restrictions or qualifications on such amendments, restatements, amendment and restatements, supplements or modifications, extensions, refinancings or replacements set forth herein or in any Loan Document), (b) any reference to any law in any Loan Document shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law, (c) any reference herein or in any Loan Document to any Person shall be construed to include such Person’s successors and permitted assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision hereof or thereof, (e) all references herein or in any Loan Document to Articles, Sections, clauses, paragraphs, Exhibits and Schedules shall be construed to refer to Articles, Sections, clauses and paragraphs of, and Exhibits and Schedules to, such Loan Document, (f) in the computation of periods of time in any Loan Document from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” mean “to but excluding” and the word “through” means “to and including” and (g) the words “asset” and “property”, when used in any Loan Document, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including Cash, securities, accounts and contract rights.  For purposes of determining compliance at any time with Section 6.01 (other than Sections 6.01(a), (h), (u) and (w)), Section 6.02 (other than Sections 6.02(a), (l) and (t)), Sections 6.03, 6.04, 6.05, 6.06 (other than Section 6.06(b)(i) and Section 6.06(f)), 6.07, 6.08 (other than Section 6.08(B)) and 6.09 (other than Section 6.09(e)), in the event that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, contractual restriction, Investment, Disposition or Affiliate transaction, as applicable, meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Sections 6.01, 6.02, 6.03, 6.04, 6.05, 6.06, 6.07, 6.08, and 6.09, the Borrowers, in their sole discretion, from time to time, may classify or reclassify such transaction or item (or portion thereof) and will only be required to include the amount and type of such transaction (or portion thereof) in any one category.

Section 1.04. Accounting Terms; GAAP.

(a) All financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time; provided that if the Borrower Representative  notifies the Administrative Agent that the Borrowers request an amendment to any provision hereof to reflect the effect of any change occurring after the Closing Date in GAAP or in the application thereof, or if the Administrative Agent notifies the Borrower Representative that the Required Lenders request such a change, then the Borrowers and the Administrative Agent shall negotiate in good faith to enter into an amendment of such affected provisions to provide for such change in GAAP or the application thereof and/or to preserve the original intent thereof in light of such change in GAAP or the application thereof, in each case subject to the approval of the Required Lenders, and until such amendment shall become effective, such provisions shall be interpreted in accordance with GAAP as in effect immediately prior to such change; provided, further, that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrowers or any Subsidiary at “fair value,” as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(b) Notwithstanding anything to the contrary herein, financial ratios and tests (including the Total Net Leverage Ratio, the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio, Consolidated Adjusted EBITDA and the amount of Consolidated Total Assets) contained in this Agreement that are calculated with respect to any Test Period during which any Subject Transaction occurs shall be calculated with respect to such Test Period and such Subject Transaction on a Pro Forma Basis.  Further, if since the beginning of any such Test Period and on or prior to the date of any required calculation of a financial ratio or test (other than the financial covenant set forth in Section 6.15 and any calculation of the Applicable Rate) (x) a Subject Transaction shall have occurred or (y) any Person that subsequently became a Subsidiary or was merged, amalgamated or consolidated with or into the Borrowers or any of their respective Subsidiaries since the beginning of such Test Period shall have consummated any Subject Transaction, then, in each case, any such applicable financial ratio or test shall be calculated on a Pro Forma Basis for such Test Period as if such Subject Transaction had occurred at the beginning of the applicable Test Period.

(c) Notwithstanding anything to the contrary contained in paragraph (a) above or the definition of “Capital Lease,” in the event of an accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that they were in existence on the date hereof) that would constitute Capital Leases on the date hereof shall be considered Capital Leases and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith (provided that together with all financial statements delivered to the Administrative Agent in accordance with the terms of this Agreement after the date of such accounting change, the Borrowers shall deliver a schedule showing the adjustments necessary to reconcile such financial statements with GAAP as in effect immediately prior to such accounting change).

(d) For purposes of determining the permissibility of any action, change, transaction or event that by the terms of the Loan Documents requires a calculation of any financial ratio or test (including the Total Net Leverage Ratio, the Secured Net Leverage Ratio, the First Lien Net Leverage Ratio and the amount of Consolidated Adjusted EBITDA or Consolidated Total Assets), such financial ratio or test shall be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

Section 1.05. Effectuation of Transactions. Each of the representations and warranties of the Loan Parties contained in this Agreement and the other Loan Documents (and all corresponding definitions) are made after giving effect to the Transactions, unless the context otherwise requires.

Section 1.06. Timing of Payment of Performance; Times of Day. When payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  Unless otherwise specified herein, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.07. Currency Equivalents Generally. For purposes of any determination under Section 2.23(a), Article 5, Article 6 (other than the calculation of compliance with any financial ratio for purposes of taking any action hereunder) or Article 7 with respect to the amount of any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition, Sale and Lease-Back Transaction, Affiliate transaction or other transaction, event or circumstance, or any determination under any other provision of this Agreement expressly requiring the use of a current exchange rate, (any of the foregoing, a “subject transaction”), in a currency other than Dollars, (i) the Dollar equivalent amount of a subject transaction in a currency other than Dollars shall be calculated based on the rate of exchange quoted by the Bloomberg Foreign Exchange Rates & World Currencies Page (or any successor page thereto, or in the event such rate does not appear on any Bloomberg Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower Representative) for such alternate currency, as in effect at 11:00 a.m. (London time) on the date of such subject transaction (which, in the case of any Restricted Payment, shall be deemed to be the date of the declaration thereof and, in the case of the incurrence of Indebtedness, shall be deemed to be on the date first committed); provided that if any Indebtedness is incurred (and, if applicable, associated Lien granted) to refinance or replace other Indebtedness denominated in a currency other than Dollars, and the relevant refinancing or replacement would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing or replacement, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of such Indebtedness being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest and premiums (including tender premiums) thereon plus other reasonable and customary fees and expenses (including upfront fees and original issue discount) incurred in connection with such refinancing or replacement, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be incurred under Section 6.01 and (ii) for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the rate of currency exchange occurring after the time of any subject transaction so long as such subject transaction was permitted at the time incurred, made, acquired, committed, entered or declared as set forth in clause (i).  For purposes of the calculation of compliance with any financial ratio for purposes of taking any action hereunder, on any relevant date of determination, amounts denominated in currencies other than Dollars shall be translated into Dollars at the applicable currency exchange rate used in preparing the financial statements delivered pursuant to Sections 5.01(b) or (c), as applicable, for the relevant Test Period and will, with respect to any

Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of any Hedge Agreement permitted hereunder in respect of currency exchange risks with respect to the applicable currency in effect on the date of determination for the Dollar equivalent amount of such Indebtedness.

Section 1.08. Cashless Rolls. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with Incremental Loans, Replacement Loans, Extended Loans or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars” or the relevant alternate currency, “in immediately available funds”, “in Cash” or any other similar requirement.

ARTICLE 2 THE CREDITS

Section 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees, severally and not jointly, to make Initial Loans to the Borrowers on the Closing Date in an aggregate principal amount requested by the Borrower Representative not to exceed such Lender’s Commitment as in effect on the Closing Date.  Amounts paid or prepaid in respect of the Initial Loans may not be reborrowed.

Section 2.02. Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class.

(b) Subject to Section 2.15, each Borrowing of Loans shall be comprised entirely of ABR Loans or LIBO Rate Loans as the Borrowers may request in accordance herewith.  Each Lender at its option may make any LIBO Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement, (ii) such LIBO Rate Loan shall be deemed to have been made and held by such Lender, and the obligation of the Borrowers to repay such LIBO Rate Loan shall nevertheless be to such Lender for the account of such domestic or foreign branch or Affiliate of such Lender and (iii) in exercising such option, such Lender shall use reasonable efforts to minimize increased costs to the Borrowers resulting therefrom (which obligation of such Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it otherwise determines would be disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.16 shall apply); provided, further, that any such domestic or foreign branch or Affiliate of such Lender shall not be entitled to any greater indemnification under Section 2.18 with respect to such LIBO Rate Loan than that which the applicable Lender was entitled on the date on which such Loan was made (except in connection with any indemnification entitlement arising as a result of a Change in Law after the date on which such Loan was made).

(c) At the commencement of each Interest Period for any LIBO Rate Borrowing of Loans, such Borrowing shall comprise an aggregate principal amount that is an integral multiple of $250,000 and not less than $750,000.  Each ABR Borrowing of Loans when made shall be in a minimum principal amount of $500,000 and an integral multiple of $100,000 in excess thereof.  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 5 different Interest Periods in effect for LIBO Rate Borrowings of Loans of any single Class at any time outstanding (or such greater number of different Interest Periods as the Administrative Agent may agree from time to time).

(d) Notwithstanding any other provision of this Agreement, the Borrowers shall not nor shall they be entitled to, request, or to elect to convert or continue, any Borrowing of Loans if the Interest Period requested with respect thereto would end after the maturity date applicable to such Loans.

Section 2.03. Requests for Borrowings.

(a) To request a Borrowing of Loans, the Borrower Representative shall notify the Administrative Agent of such request either in writing by delivery of an irrevocable Borrowing Request (by hand delivery, fax or other electronic transmission (including “.pdf” or “.tif”)) signed by a Responsible Officer of the Borrower Representative or by telephone (a) in the case of a LIBO Rate Borrowing, not later than 12:00 noon, New York City time, three Business Days (or, in the case of a LIBO Rate Borrowing to be made on the Closing Date, one Business Day) before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day prior to the date of the proposed Borrowing (or, in each case, such later time as shall be acceptable to the Administrative Agent).  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, fax or other electronic transmission (including “.pdf” or “.tif”) to the Administrative Agent of a written Borrowing Request signed by a Responsible Officer of the Borrower Representative.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a LIBO Rate Borrowing;

(iv) in the case of a LIBO Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower Representative’s account or any other designated account(s) to which funds are to be disbursed (the “Funding Account”).

(b) If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a LIBO Rate Borrowing with an Interest Period of one month; provided that if the Borrower Representative shall not have notified the Administrative Agent in writing of such requested Borrowing, by 12:00 noon, New York City time, three Business Days before the date of the requested Borrowing, then such Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested LIBO Rate Borrowing, then the Borrower Representative shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(c) Each Lender shall make each Initial Loan to be made by it hereunder on the Closing Date by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s respective Applicable Percentage of the aggregate principal amount of the

Initial Loans made on the Closing Date.  The Administrative Agent will make such Initial Loans available to the Borrowers by promptly crediting the amounts so received, in like funds, to the Funding Account.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the Closing Date that such Lender will not make available to the Administrative Agent such Lender’s share of the Initial Loan Borrowing to be made on the Closing Date, the Administrative Agent may assume that such Lender has made such share available on the Closing Date in accordance with this Section 2.03 and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Initial Loans included in the Initial Loan Borrowing made on the Closing Date.  Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrowers or any other Loan Party may have against any Lender as a result of any default by such Lender hereunder.

Section 2.04. [Reserved].

Section 2.05. [Reserved].

Section 2.06. [Reserved].

Section 2.07. [Reserved].

Section 2.08. [Reserved].

Section 2.09. Type; Interest Elections.

(a) Each Borrowing initially shall be of the Class and Type specified in the applicable Borrowing Request and, in the case of a LIBO Rate Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrowers may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a LIBO Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.09.  The Borrowers may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders, based upon their Applicable Percentages and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section 2.09, the Borrower Representative shall notify the Administrative Agent of such election either by delivering an irrevocable Interest Election Request in writing (by hand delivery, fax or other electronic transmission (including “.pdf” or “.tif”)) signed by a Responsible Officer of the Borrower Representative or by telephone, in either case, by the time that a Borrowing Request would be required under Section 2.03 (as applicable), if the Borrower Representative was requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, fax or other electronic transmission (including “.pdf” or “.tif”) to the Administrative Agent of a written Interest Election Request signed by a Responsible Officer of the Borrower Representative.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02 (as applicable):

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a LIBO Rate Borrowing; and

(iv) if the resulting Borrowing is a LIBO Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a LIBO Rate Borrowing but does not specify an Interest Period, then the Borrower Representative shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a LIBO Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a LIBO Rate Borrowing with an Interest Period of one month.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Representative, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a LIBO Rate Borrowing and (ii) unless repaid, each LIBO Rate Borrowing shall be converted to an ABR Borrowing at the end of the then-current Interest Period applicable thereto.

Section 2.10. Termination or Reduction of Commitments.

The Commitments existing on the Closing Date shall automatically terminate upon the making of the Initial Loans on the Closing Date.

Section 2.11. Repayment of Loans; Evidence of Debt.

(a) Each Borrower jointly and severally hereby unconditionally promises to repay the outstanding Initial Loans to the Administrative Agent for the account of each Lender on the Initial Loan Maturity Date, the principal amount of the Initial Loans outstanding on such date, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.  In the event that any Incremental Loans are made on an Increased Amount Date, the Borrowers shall repay such Incremental Loans on the dates and in the amounts set forth in the applicable Incremental Assumption Agreement.  The Borrowers shall repay any Extended Loans and any Replacement Loans on the dates and in the amounts specified in the applicable Extension Offer or Refinancing Amendment, as the case may be.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.11 shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any manifest error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement; provided, further, that in the event of any inconsistency between the accounts maintained by the Administrative Agent pursuant to paragraph (c) of this Section 2.11 and any Lender’s records, the accounts of the Administrative Agent shall govern.

(e) Any Lender may request that Loans made by it be evidenced by a Promissory Note.  In such event, the Borrowers shall prepare, execute and deliver to such Lender a Promissory Note payable to such Lender and its registered assigns.  Thereafter, the Loans evidenced by such Promissory Note and interest thereon shall at all times (including after assignment pursuant to Section 9.05) be represented by one or more Promissory Notes in such form payable to the payee named therein and its registered assigns.

Section 2.12. Prepayment of Loans.

(a) Optional Prepayments.

(i) Upon prior notice in accordance with paragraph (a)(ii) of this Section 2.12, the Borrowers shall have the right at any time and from time to time to prepay any Borrowing of Loans in whole or in part without premium or penalty (other than as set forth in and subject to Sections 2.13(b) and 2.17). Each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages.

(ii) The Borrower Representative shall notify the Administrative Agent by telephone (confirmed in writing) of any prepayment under this Section 2.12(a)(i) in the case of prepayment of a LIBO Rate Borrowing, not later than 1:00 p.m., New York City time, three Business

Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that a notice of prepayment delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02(c).  Each prepayment of Loans made pursuant to this Section 2.12(a) shall be paid to the Lenders in accordance with their respective Applicable Percentage and applied on a pro rata basis to the Loans being prepaid.

(b) Mandatory Prepayments.

(i) [Reserved].

(ii) No later than the fifth Business Day after the date on which the financial statements with respect to each Fiscal Year of the Borrowers are required to be delivered pursuant to Section 5.01(c), commencing with the Fiscal Year ending December 31, 2017, the Borrowers shall prepay outstanding Loans in an aggregate principal amount equal to (A) 50% of Excess Cash Flow for the Fiscal Year then ended, minus (B) at the option of the Borrowers, (x) the aggregate principal amount of any Loans (or any Refinancing Indebtedness in respect of any of the foregoing) prepaid pursuant to Section 2.12(a), (y) the aggregate principal amount of any loans or incremental loans (or any “Refinancing Indebtedness” (as defined in the First Lien Credit Agreement) in respect of any of the foregoing) under any First Lien Facility prepaid pursuant to Section 2.12(a) of the First Lien Credit Agreement (or equivalent provision under any other document governing any First Lien Facility) (to the extent such voluntary prepayments under any First Lien Facility are permitted by the terms of this Agreement) and (z) purchases of Loans by the Borrowers and their respective Subsidiaries pursuant to Section 9.05(g) of this Agreement (and purchases of term loans by the Borrowers and their respective Subsidiaries pursuant to Section 9.05(g) of the First Lien Credit Agreement (in each case, limited to the aggregate amount actually paid in Cash), in each of preceding clauses (x), (y) and (z), prior to the date any payment pursuant to this Section 2.12(b)(ii) is due and payable, excluding any such optional prepayments made during such Fiscal Year that were deducted from the calculation of “Excess Cash Flow” pursuant to clause (b)(ii) of the definition thereof and reduced the amount required to be prepaid pursuant to this Section 2.12(b)(ii) in the prior Fiscal Year (in the case of any such revolving loans prepaid as described under clause (y), to the extent accompanied by a permanent reduction in the relevant commitment, and in the case of all such prepayments described under clauses (x), (y) and (z) to the extent that such prepayments were not financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness) of the Borrowers or their respective Subsidiaries); provided that (1) such percentage of Excess Cash Flow pursuant to clause (A) above shall be reduced to 25% of Excess Cash Flow if the First Lien Net Leverage Ratio calculated on a Pro Forma Basis as of the last day of such Fiscal Year (but without giving effect to the payment required hereby) shall be less than or equal to 3.75 to 1.00, but greater than 3.25 to 1.00 and (2) such prepayment shall not be required if the First Lien Net Leverage Ratio calculated on a Pro Forma Basis as of the last day of such Fiscal Year (but without giving effect to the payment required hereby) shall be less than or equal 3.25 to 1.00.

(iii) No later than the fifth Business Day following the receipt of Net Proceeds in respect of any Prepayment Asset Sale or Net Insurance/Condemnation Proceeds, in each case, in excess of $5,000,000 in the aggregate in any Fiscal Year, the Borrowers shall apply an amount equal to 100% of the Net Proceeds or Net Insurance/Condemnation Proceeds received with respect thereto in excess of such thresholds to prepay outstanding Loans; provided that if prior to the date any such prepayment is required to be made, the Borrower Representative notifies the Administrative Agent of the Borrowers’ intention to reinvest such Net Proceeds or Net Insurance/Condemnation Proceeds in assets used or useful in the business of the Borrowers or any of their respective Subsidiaries (other than Cash or Cash Equivalents, except to the extent acquired in connection with an acquisition or another Investment in another Person permitted under this Agreement), then so long as no Event of Default then exists, the Borrowers shall not be required to make a mandatory prepayment under this clause (iii) in respect of such Net Proceeds or Net Insurance/Condemnation Proceeds to the extent such Net Proceeds or Net Insurance/Condemnation Proceeds are so reinvested within 12 months following receipt thereof, or if the Borrowers or any of their respective Subsidiaries has entered into a binding contract to so reinvest such Net Proceeds or Net Insurance/Condemnation Proceeds during such 12-month period and such Net Proceeds or Net Insurance/Condemnation Proceeds are so reinvested within six months after the expiration of such 12-month period; provided, however, that if any Net Proceeds or Net Insurance/Condemnation Proceeds have not been so reinvested prior to the expiration of the applicable period, the Borrowers shall promptly prepay the Loans with the Net Proceeds or Net Insurance/Condemnation Proceeds not so reinvested as set forth above (without regard to the immediately preceding proviso).

(iv) In the event that the Borrowers or any of their respective Subsidiaries shall receive Net Proceeds from the issuance or incurrence of Indebtedness of the Borrowers or any of their respective Subsidiaries (other than with respect to Indebtedness permitted under Section 6.01, except to the extent constituting (x) Refinancing Indebtedness incurred to refinance all or a portion of the Loans pursuant to Section 6.01(o), (y) Incremental Loans incurred to refinance all or a portion of the Loans pursuant to Section 2.23(a)(B) or (z) Replacement Loans incurred to refinance Loans in accordance with the requirements of Section 9.02(c)), the Borrowers shall, substantially simultaneously with (and in any event not later than the Business Day immediately following) the receipt of such Net Proceeds by such Borrower or such Subsidiary, apply an amount equal to 100% of such Net Proceeds to prepay outstanding Loans.

(v) Notwithstanding any provision under this Section 2.12(b) to the contrary, (A) any amounts that would otherwise be required to be paid by a Borrower pursuant to Section 2.12(b)(ii), (iii) or (iv) above shall not be required to be so prepaid to the extent any such Excess Cash Flow is generated by a Foreign Subsidiary, such Prepayment Asset Sale is consummated by a Foreign Subsidiary, such Net Insurance/Condemnation Proceeds are received by a Foreign Subsidiary or such Indebtedness is incurred by a Foreign Subsidiary, as the case may be, for so long as the repatriation to the U.S. of any such amounts would be prohibited under any Requirement of Law (the Borrowers hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions commercially reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Proceeds, Net Insurance/Condemnation Proceeds or Excess Cash Flow is permitted under the applicable Requirement of Law, such repatriation will be immediately effected and such repatriated Net Proceeds, Net Insurance/Condemnation Proceeds or Excess Cash Flow will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional Taxes (including Tax Distributions) payable or reserved against as a result thereof) to the repayment of the Loans pursuant to this Section 2.12(b) to the extent provided herein; and (B) if such Borrower and the Subsidiaries determine in good faith that the repatriation to the U.S. of any amounts required to mandatorily prepay the Loans pursuant to Section 2.12(b)(ii), (iii) or (iv) above would result in material adverse tax consequences, taking into account any foreign tax credit or benefit actually realized in connection with such repatriation (such amount, a “Restricted Amount”), as reasonably determined by the Borrowers, the amount such Borrower shall be required to mandatorily prepay pursuant to Section 2.12(b)(ii), (iii) or (iv) above, as applicable, shall be reduced by the Restricted Amount until such time as it may repatriate to the U.S. such Restricted Amount without incurring such material and adverse tax liability; provided that the Borrowers shall use commercially reasonable efforts to eliminate such material adverse tax consequences in order to much such prepayment; provided, further, that, in the case of this clause (B), on or before the date on which any Net Proceeds or Net Insurance/Condemnation Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to this Section 2.12(b) (x) the Borrowers shall apply an amount equal to such Net Proceeds or Net Insurance/Condemnation Proceeds to such reinvestments or prepayments as if such Net Proceeds or Net Insurance/Condemnation Proceeds had been received by such Borrower rather than such Foreign Subsidiary, less the amount of additional Taxes (including Tax Distributions) that would have been payable or reserved against it if such Net Proceeds or Net Insurance/Condemnation Proceeds had been repatriated to the U.S. by such Foreign Subsidiary or (y) such Excess Cash Flow, Net Proceeds or Net Insurance/Condemnation Proceeds are applied to the repayment of Indebtedness of a Foreign Subsidiary; provided, further, that to the extent that the repatriation of any Net Proceeds, Net Insurance/Condemnation Proceeds or Excess Cash Flow from such Foreign Subsidiary would no longer have a material adverse tax consequence, an amount equal to the Net Proceeds, Net Insurance/Condemnation Proceeds or Excess Cash Flow, as applicable, not previously applied pursuant to preceding clauses (x) and (y), shall be promptly applied to the repayment of the Loans pursuant to this Section 2.12(b) as otherwise required above (without regard to this clause (v)).

(vi) Each Lender may elect, by notice to the Administrative Agent at or prior to the time and in the manner specified by the Administrative Agent, prior to any prepayment of Loans required to be made by the Borrowers pursuant to this Section 2.12(b), to decline all (but not a portion) of its Applicable Percentage of such prepayment (such declined amounts, the “Declined Proceeds” and such Lenders, “Declining Lenders”) in which case such Declined Proceeds shall first be offered to the Lenders which are not Declining Lenders; provided that in the event any such Lenders elect to decline receipt of such Declined Proceeds, such Declined Proceeds may be retained by the Borrowers and shall be added to the calculation of the Available Amount; provided, further, that, for the avoidance of doubt, no Lender may reject any prepayment made under Section 2.12(b)(iv) above to the extent constituting Refinancing Indebtedness incurred to refinance all or a portion of the Loans pursuant to Section 6.01(o) or Replacement Loans incurred to refinance Loans in accordance with the requirements of Section 9.02(c).  If a Lender fails to deliver a notice of election declining receipt of its Applicable Percentage of such mandatory prepayment to the Administrative Agent within the time frame specified above, any such failure will be deemed to constitute an acceptance of such Lender’s Applicable Percentage of the total amount of such mandatory prepayment of Loans.

(vii) Except as otherwise provided in any Refinancing Amendment, Incremental Facility or replacement facility pursuant to Section 9.02(c), each prepayment of Loans pursuant to this Section 2.12(b) shall be applied ratably to each Class of Loans then outstanding (provided that any prepayment of Loans with the Net Proceeds of any Refinancing Indebtedness, Incremental Facility or Replacement Loans pursuant to Section 9.02(c) shall be applied to the applicable Class of Loans being refinanced or replaced).  With respect to each Class of Loans, all accepted prepayments under this Section 2.12(b) shall be paid to the Lenders in accordance with their respective Applicable Percentage and applied on a pro rata basis to the Loans being prepaid, irrespective of whether such outstanding Loans are ABR Loans or LIBO Rate Loans; provided that if no Lenders exercise the right to waive a given mandatory prepayment of the Loans pursuant to this Section 2.12(b), then, with respect to such mandatory prepayment, the amount of such mandatory prepayment shall be applied first to Loans that are ABR Loans to the full extent thereof before application to Loans that are LIBO Rate Loans in a manner that minimizes the amount of any payments required to be made by the Borrowers pursuant to Section 2.17.  Any prepayment of Initial Loans made on or prior to the date that is three (3) years after the Closing Date pursuant to Section 2.12(a)(i) or Section 2.12(b)(iv) shall be accompanied by the Prepayment Premium set forth in Section 2.13(b).

(viii) The Borrowers shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.12(b), a certificate signed by a Responsible Officer of the

Borrower Representative setting forth in reasonable detail the calculation of the amount of such prepayment.  Each such certificate shall specify the Borrowings being prepaid and the principal amount of each Borrowing (or portion thereof) to be prepaid.  Prepayments shall be accompanied by accrued interest as required by Section 2.14.  All prepayments of Borrowings under this Section 2.12(b) shall be subject to Section 2.16, but shall otherwise be without premium or penalty; provided that any prepayments under pursuant to Section 2.12(b)(iv) above shall be subject to Section 2.13(b).

(ix) Notwithstanding the foregoing in this Section 2.12(b), if, at the time the Borrowers are also required to make a prepayment under Section 2.12(b)(ii) or Section 2.12(b)(iii),  the Borrowers are also required to offer to repurchase or offer to prepay any other Indebtedness secured on a pari passu basis (or any Refinancing Indebtedness in respect thereof that is secured on a pari passu basis with the Obligations) pursuant to the terms of the documentation governing such Indebtedness with Excess Cash Flow or Net Proceeds or Net Insurance/Condemnation Proceeds (such Indebtedness (or Refinancing Indebtedness in respect thereof) required to be offered to be so repurchased or prepaid, the “Other Applicable Indebtedness”), then the Borrowers may apply such Excess Cash Flow or such Net Proceeds or Net Insurance/Condemnation Proceeds, as applicable, on a pro rata basis to the prepayment of the Loans and to the repurchase or prepayment of the Other Applicable Indebtedness (determined on the basis of the aggregate outstanding principal amount of the Loans and Other Applicable Indebtedness (or accreted amount if such Other Applicable Indebtedness is issued with original issue discount) at such time; provided, further, that the portion of such Excess Cash Flow or such Net Proceeds or Net Insurance/Condemnation Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such Excess Cash Flow or such Net Proceeds or Net Insurance/Condemnation Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Excess Cash Flow or such Net Proceeds or Net Insurance/Condemnation Proceeds shall be allocated to the Loans in accordance with the terms hereof), and the amount of prepayment of the Loans that would have otherwise been required pursuant to Section 2.12(b)(ii) or Section 2.12(b)(iii), as applicable, shall be reduced accordingly; provided, further, that to the extent the holders of the Other Applicable Indebtedness decline to have such Indebtedness prepaid or repurchased, the declined amount shall promptly (and in any event within five (5) Business Days after the date of such rejection) be applied to prepay the Loans in accordance with the terms hereof.

(c) AHYDO Amounts.  Notwithstanding anything herein to the contrary, commencing on the date of the end of each accrual period (as determined for purposes of Section 163(i) of the Code) ending after the fifth anniversary of the Closing Date (the “AHYDO Payment Date”), the Borrowers shall make cash payments in respect of the Initial Loans in an amount equal to the excess (if any) of (i) the aggregate amount that would be includible in the Lenders’ aggregate gross income with respect to such Initial Loans for all periods ending on or before such AHYDO Payment Date over (ii) an amount equal to the sum of (x) the aggregate amount of interest to be paid under such Initial Loans on or before such date and (y) the product of (A) the issue price (as defined in Sections 1273(b) and 1274(a) of the Code) of the Initial Loans and (B) the yield to maturity of the Initial Loans (as determined for purposes of Section 163(i) of the Code).  This provision is intended to ensure that the Initial Loans issued hereunder shall not be considered “applicable high yield discount obligations” within the meaning of Section 163(i) of the Code, or any successor provision, and shall be interpreted consistently with such intent.

Section 2.13. Fees.

(a) The Borrowers agree to pay to the Administrative Agent, for its own account, the agency and administration fees set forth in the Fee Letter, payable in the amounts and at the times specified therein or as so otherwise agreed upon by the Borrowers and the Administrative Agent, or such agency fees as may otherwise be separately agreed upon by the Borrowers and the Administrative Agent in writing.

(b) In the event that, on or prior to the third anniversary of the Closing Date, any Borrower or any of their respective subsidiaries (x) prepays any Initial Loans pursuant to Section 2.12(a)(i) or (y) prepays, repays or refinances any Initial Loans pursuant to Section 2.12(b)(iv), the Borrowers shall pay to the Administrative Agent, for the ratable account of each applicable Lender, a premium (the “Prepayment Premium”) equal to (A) the Make-Whole Premium with respect to the aggregate principal amount of the Initial Loans so prepaid, repaid or refinanced on or prior to the first anniversary of the Closing Date, (B) 3.00% of the aggregate principal amount of the Initial Loans so prepaid, repaid or refinanced after the first anniversary of the Closing Date, but on or prior to the second anniversary of the Closing Date, and (C) 1.00% of the aggregate principal amount of the Initial Loans so prepaid, repaid or refinanced after the second anniversary of the Closing Date, but on or prior to the third anniversary of the Closing Date; it being understood that, if, on or prior to the third anniversary of the Closing Date, all or any portion of the Initial Loans held by any Lender are prepaid, repaid, refinanced, substituted or replaced (including by way of a forced assignment) pursuant to Section 2.20(b)(iii), such prepayment, repayment, refinancing, substitution or replacement will be made at a premium equal to (A) the Make-Whole Premium with respect to the aggregate principal amount of the Initial Loans so prepaid, repaid, refinanced, substituted or replaced on or prior to the first anniversary of the Closing Date, (B) 3.00% of the aggregate principal amount of the Initial Loans so prepaid, repaid, refinanced, substituted or replaced after the first anniversary of the Closing Date, but on or prior to the second anniversary of the Closing Date, and (C) 1.00% of the aggregate principal amount of the Initial Loans so prepaid, repaid, refinanced, substituted or replaced after the second anniversary of the Closing Date, but on or prior to the third anniversary of the Closing Date.  All such amounts shall be due and payable on the date of prepayment pursuant to Sections 2.12(a)(i) or 2.12(b)(iv), as the case may be.

(c) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent.  Fees paid shall not be refundable under any circumstances except as otherwise provided in the Fee Letter.

Section 2.14. Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each LIBO Rate Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, or, upon the occurrence and during the continuance of an Event of Default pursuant to Section 7.01(a), Section 7.01(f) or Section 7.01(g), any such overdue amount shall bear interest, to the fullest extent permitted by law, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal or interest of any Loan, 2.0% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.14 or (ii) in the case of any other amount, 2.0% plus the rate applicable to Loans that are ABR Loans as provided in paragraph (a) of this Section 2.14.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon the Maturity Date or, if applicable, the Latest Maturity Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.14 shall be payable on written demand, (ii) in the event of any repayment or voluntary prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or voluntary prepayment and (iii) in the event of any conversion of any LIBO Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBO Rate and/or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.  Interest shall accrue on each Loan for the day on which the Loan is made and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

Section 2.15. Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a LIBO Rate Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall promptly give notice thereof to the Borrower Representative and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, which the Administrative Agent agrees promptly to do, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBO Rate Borrowing shall be ineffective and such Borrowing shall be continued as, or converted to, an ABR Borrowing (in the case of any conversion to an ABR Borrowing, on the last day of the Interest Period applicable thereof, and (ii) if any Borrowing Request requests a LIBO Rate Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 2.16. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the LIBO Rate); or

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or LIBO Rate Loans made by such Lender; or

(iii) subject any Lender or the Administrative Agent to any Taxes (other than (A) Excluded Taxes and (B) Indemnified Taxes imposed on or with respect to a payment made by or on account of any obligation of any Loan Party under this Agreement) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or the Administrative Agent of making or maintaining any LIBO Rate Loan (or of maintaining its obligation to make such

Loan) or to reduce the amount of any sum received or receivable by such Lender or the Administrative Agent hereunder (whether of principal, interest or otherwise) in an amount deemed by such Lender or the Administrative Agent to be material, then, within 30 days after the Borrowers’ receipt of the certificate contemplated by paragraph (c) of this Section 2.16, the Borrowers will pay to such Lender or the Administrative Agent such additional amount or amounts as will compensate such Lender or the Administrative Agent for such additional costs incurred or reduction suffered; provided that the Borrowers shall not be liable for such compensation if (x) the relevant Change in Law occurs on a date prior to the date such Lender or the Administrative Agent becomes a party hereto or (y) the Lender invokes Section 2.21.

(b) If any Lender determines that any Change in Law regarding liquidity or capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then within 30 days of receipt by the Borrowers of the certificate contemplated by paragraph (c) of this Section the Borrowers will pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Administrative Agent setting forth the amount or amounts necessary to compensate such Lender or the Administrative Agent or such Lender’s holding company, as applicable, as specified in paragraphs (a) or (b) of this Section 2.16 and setting forth in reasonable detail the manner in which such amount or amounts was determined and certifying that such Lender is generally charging such amounts to similarly situated borrowers under comparable credit facilities shall be delivered to the Borrowers and shall be conclusive absent manifest error.

(d) Failure or delay on the part of any Lender or the Administrative Agent to demand compensation pursuant to this Section 2.16 shall not constitute a waiver of such Lender’s or the Administrative Agent’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Administrative Agent pursuant to this Section 2.16 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Administrative Agent notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender or the Administrative Agent’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.17. Break Funding Payments.  In the event of (a) the conversion or payment or prepayment of any principal of any LIBO Rate Loan other than on the last day of an Interest Period applicable thereto (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise), (b) the failure to borrow, convert, continue or prepay any LIBO Rate Loan on the date or in the amount specified in any notice delivered pursuant hereto or (c) the assignment of any LIBO Rate Loan of any Lender other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrowers pursuant to Section 2.20, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event (other than loss of profit).  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.17 and the basis therefor and setting forth in reasonable detail the manner in which such amount or amounts was determined shall be delivered to the Borrowers and shall be conclusive absent manifest error.  The Borrowers shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

Section 2.18. Taxes.

(a) Any and all payments made to the Administrative Agent or any Lender (as applicable) by or on account of any obligation of any Loan Party hereunder shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Loan Party) requires the deduction or withholding of any Tax from any such payment by a Loan Party, then the applicable Loan Party shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with the applicable law; provided that to the extent a Loan Party is required to deduct or withhold any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions or withholdings (including deductions and withholdings applicable to additional sums payable under this Section 2.18) the Administrative Agent or any Lender (as applicable) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) such Loan Party shall make such deductions or withholdings and (iii) such Loan Party shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.  If at any time a Loan Party is required by applicable law to make any such deduction or withholding from any sum payable hereunder, such Loan Party shall promptly notify the relevant Lender or Administrative Agent upon becoming aware of the same.

(b) In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Each Loan Party shall indemnify the Administrative Agent and each Lender within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as applicable, on or with respect to any payment by or any payment on account of any obligation of such Loan Party hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under  Section 2.18(a), but without duplication of any amounts already paid thereunder) and any penalties or interest (other than any penalties or interest attributable to the fraud, gross negligence or willful misconduct of the Administrative Agent or a Lender), and reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that if the Loan Party reasonably believes that such Taxes were not correctly or legally asserted, the Administrative Agent or Lender, as applicable, will use reasonable efforts to cooperate with the Loan Party to obtain a refund of such Taxes (which shall be repaid to the Loan Party in accordance with Section 2.18(g)) so long as such efforts would not, in the reasonable determination of the Administrative Agent or such Lender, result in any additional material unreimbursed costs or expenses or be otherwise materially disadvantageous to it; provided, further, that, the Loan Party shall not be required to compensate the Administrative Agent or any Lender pursuant to this Section 2.18 for any amounts incurred for which the Administrative Agent or such Lender does not furnish written notice of such claim within six months from the date on which the Administrative Agent or such Lender shall have received notice from the relevant Governmental Authority that such amounts were being asserted against the Administrative Agent or such Lender, as applicable.  A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify, within 30 days after demand therefor, (i) the Administrative Agent for any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) the Administrative Agent and any Loan

Party for any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.05(c) relating to the maintenance of a Participant Register and (iii) the Administrative Agent and any Loan Party for any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or such Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent or such Loan Party shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent and the Loan Parties to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent or such Loan Party to the Lender from any other source against any amount due to the Administrative Agent or such Loan Party under this paragraph (d).

(e) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, on or prior to the date on which such Lender becomes a Lender under this Agreement and at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation prescribed by applicable laws or by the taxing authorities of any jurisdiction and such other documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or by the taxing authority of any jurisdiction or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(ii) Without limiting the generality of the foregoing,

(A) any Lender or Administrative Agent that is not a Foreign Lender shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender or Administrative Agent becomes a Lender or Administrative Agent, as the case may be, under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), two executed copies of IRS Form W-9 (or any successor form) certifying that such Lender or Administrative Agent, as the case may be, is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the U.S. is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI (or any successor form);

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” under Section 881(c)(3)(A) of the Code, is not a “10 percent shareholder” of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code, and is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E (or any successor form); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents (or any successor forms) from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C) any Lender shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent) executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender or Administrative Agent under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender or Administrative Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or Administrative Agent shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender or Administrative Agent has complied with such Lender’s or Administrative Agent’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender and Administrative Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall promptly deliver to the Borrowers and the Administrative Agent renewals, amendments or additional or successor forms, properly completed and duly executed by such Lender or Administrative Agent, together with any other certificate or statement of exemption required in order to confirm or establish such Lender’s or Administrative Agent’s status or that such Lender or Administrative Agent is entitled to an exemption from or reduction in applicable tax.  If as a result of any Change in Law, regulation or treaty, or in any official application or interpretation thereof applicable to the payments made by or on behalf of any Loan Party or by the Administrative Agent under any Loan Document or any change in an income tax treaty applicable to any Lender or Administrative Agent, any Lender or Administrative Agent is unable to submit to the Borrowers or the Administrative Agent any form or certificate that such Lender or Administrative Agent is obligated to submit pursuant to Section 2.18(f)(ii) or such Lender or Administrative Agent is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise becomes ineffective or inaccurate, such Lender or Administrative Agent shall promptly notify the Borrower Representative and Administrative Agent of such fact and the Lender or Administrative Agent shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.

(g) If any party determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.18 (including by the payment of additional amounts pursuant to this Section 2.18), it shall pay over such refund to the indemnifying party (but only to the extent of indemnity payments made, or additional amounts paid, under this Section 2.18 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of such indemnified party (including any Taxes imposed with respect to such refund) as is determined by such indemnified party in good faith in its reasonable discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such indemnifying party, upon the request of such indemnified party, agrees to repay the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority with respect to such refund) to such indemnified party in the event such indemnified party is required to repay such refund to such Governmental Authority.  This Section shall not be construed to require the indemnified party to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the indemnifying party or any other Person.

(h) Survival.  Each party’s obligations under this Section 2.18 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) Limitation.  No Loan Party shall be required under this Agreement or any other Loan Document to make any additional payment with respect to Taxes if such Taxes are Excluded Taxes.

Section 2.19. Payments Generally; Allocation of Proceeds; Sharing of Set-offs.

(a) Except as specified in Section 2.18, the Borrowers shall make each payment required to be made by it hereunder (whether of principal, interest, fees or of amounts payable under Sections 2.16, 2.17 or 2.18, or otherwise), without set-off or counterclaim, and, unless otherwise specified, prior to 1:30

p.m. on the date when due, in immediately available funds.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrowers by the Administrative Agent, except that payments pursuant to Sections 2.16, 2.17, 2.18 and 9.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  Except as provided in Section 2.20, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans of a given Class, each payment of the commitment fees, each reduction of the Commitments, and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type (and of the same Class) shall be allocated pro rata among the Lenders in accordance with their respective Applicable Percentages.  Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount.  All payments hereunder shall be made in Dollars.  Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) Subject in all respects to the provisions of the Intercreditor Agreement, all proceeds of Collateral received by the Administrative Agent after an Event of Default has occurred and is continuing and all or any portion of the Loans shall have been accelerated hereunder pursuant to Section 7.01, shall, upon election by the Administrative Agent or at the direction of the Required Lenders, be applied, first, on a pro rata basis, to pay any fees, indemnities or expense reimbursements then due to the Administrative Agent from the Borrowers constituting Obligations, second, on a pro rata basis, to pay any fees, indemnities or expense reimbursements then due to the Lenders from the Borrowers constituting Obligations, third, to pay interest due and payable in respect of any Loans, on a pro rata basis, fourth, to prepay principal on the Loans, on a pro rata basis among the Secured Parties, fifth, to the payment of any other Obligation (other than contingent indemnification obligations for which no claim has yet been made) due to the Administrative Agent, any Lender or any other Secured Party on a pro rata basis, sixth, as provided for under the Intercreditor Agreement and seventh, to the Borrowers, as the Borrowers shall direct, or to such other Person lawfully entitled thereto.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans of any Class resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans of such Class and accrued interest thereon than the proportion received by any other Lender with Loans of such Class, then the Lender receiving such greater proportion shall purchase (for Cash at face value) participations in the Loans of other Lenders of such Class at such time outstanding to the extent necessary so that the benefit of all such payments shall be shared by the Lenders of such Class ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans of such Class; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to (x) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any permitted assignee or participant, including any payments made or deemed made in connection with Sections 2.23, 2.24 and 9.02(c).  The Borrowers consent to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.19(c) or the last paragraph of Article 8, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections or paragraphs, as applicable, until all such unsatisfied obligations are fully paid.

Section 2.20. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.16 or such Lender determines it can no longer make or maintain LIBO Rate Loans pursuant to Section 2.21, or if any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16 or 2.18, as applicable, in the future and (ii)  would not subject such Lender to any material unreimbursed out-of-pocket cost or expense and would not otherwise be disadvantageous to such Lender in any material respect.  The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.16 or such Lender determines it can no longer make or maintain LIBO Rate Loans pursuant to Section 2.21, (ii) if any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, (iii) any Lender becomes a Defaulting Lender, or (iv) if in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby” with respect to which Required Lender consent has been obtained, any Lender is a non-consenting Lender (each such Lender, a “Non-Consenting Lender”), then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, (x) repay all Obligations of the Borrowers owing to such Lender relating to the Loans and participations held by such Lender as of such termination date or (y) replace such Lender by requiring such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 9.05), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Lender shall have received payment of an amount equal to the outstanding principal amount of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, (ii) in the case of any assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments and (iii) such assignment does not conflict with applicable law.  A Lender shall not be required to make any such assignment and delegation, and the Borrowers may not repay the Obligations of such Lender if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.  Each Lender agrees that if it is replaced pursuant to this Section 2.20, it shall (x) execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Promissory Note (if the assigning Lender’s Loans are evidenced by Promissory Notes) subject to such Assignment and Assumption; provided that the failure of any Lender replaced pursuant to this Section 2.20 to execute an Assignment and Assumption or deliver such Promissory Notes shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register and the Promissory Notes shall be deemed cancelled and (y) consent to such proposed amendment, waiver or consent prior to signing such Assignment and Assumption.  Each Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Lender’s attorney-in-fact, with full authority in the place and stead of such Lender and in the name of such Lender, from time to time in the Administrative Agent’s discretion, with prior written notice to such Lender, to take any action and to execute any such Assignment and Assumption or other instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (b).  No termination of the Commitment of a Defaulting Lender shall be deemed a waiver or release of any claim the Borrowers, the Administrative Agent or any Lender may have against the Defaulting Lender.  To the extent a Lender is replaced pursuant to Section 2.20(b)(iii) prior to the third anniversary of the Closing Date, the Borrowers shall pay to each Lender being replaced the Prepayment Premium set forth in Section 2.13(b).

Section 2.21. Illegality.  If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for such Lender or its applicable lending office to make or maintain any LIBO Rate Loans, then, on notice thereof by such Lender to the Borrower Representative through the Administrative Agent, any obligations of such Lender to make or continue LIBO Rate Loans or to convert ABR Borrowings to LIBO Rate Borrowings shall be suspended until such Lender notifies the Administrative Agent and the Borrower Representative that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrowers shall upon demand from such Lender (with a copy to the Administrative Agent), either convert all LIBO Rate Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBO Rate Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans.  Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.  Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the determination of such Lender, otherwise be materially disadvantageous to it.

Section 2.22. Defaulting Lenders.

(a) Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law any payment of principal, interest, fees, indemnity payments or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 7 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.09 shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the

Borrowers may request (so long as no Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in the applicable documentation were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the applicable Commitments.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.22(a) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b) Defaulting Lender Cure.  If the Borrowers and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the applicable Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

(c) Termination of Defaulting Lender Commitment.  The Borrowers may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than three Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.22(a) will apply to all amounts thereafter paid by the Borrowers for the account of such Defaulting Lender that is a Lender under this Agreement (in each case whether on account of principal, interest, fees, indemnity or other amounts); provided that such termination will not be deemed to be a waiver or release of any claim that the Borrowers, the Administrative Agent or any Lender may have against such Defaulting Lender.

(d) Amendments and Waivers.  The Commitments and Loans of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02); provided that any waiver, amendment or modification requiring the consent of all Lenders which affects such Defaulting Lender disproportionately when compared to other affected Lenders shall require the consent of such Defaulting Lender, and, provided, further, that any waiver, amendment or modification that would otherwise require the consent of such Defaulting Lender as an affected Lender pursuant to clauses (A) or (B) of Section 9.02(b), shall require the consent of such Defaulting Lender.

Section 2.23. Incremental Credit Extensions.

(a) The Borrowers may, at any time, on one or more occasions deliver a written request to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy of such request to each of the Lenders) to add one or more new tranches of term facilities and/or increase the principal amount of the Loans by requesting new term loans commitments to be added to such Loans (any such new tranche or increase, an “Incremental Facility” and any loans made pursuant to an Incremental Facility, “Incremental Loans”) in an aggregate principal amount not to exceed (A) $80,000,000 (the “Fixed Dollar Incremental Amount”) less (x) the aggregate principal amount of all Incremental Equivalent Debt incurred or issued in reliance on the Fixed Dollar Incremental Amount and (y) the aggregate principal amount of “Incremental Loans” and “Incremental Equivalent Debt” (each as defined in the First Lien Credit Agreement or any equivalent term under any documentation governing any First Lien Facility), in each case, incurred or issued in reliance on the Fixed Dollar Incremental Amount (as defined in the First Lien Credit Agreement (or equivalent provision under any other documentation governing any First Lien Facility)), plus (B) in the case of any Incremental Facility that effectively extends the Maturity Date or any other maturity date with respect to any Class of Loans hereunder, an amount equal to the amount of Loans to be replaced with such Incremental Facility, plus (C) an amount equal to the sum of all voluntary prepayments to be made with respect to the Loans (or any Refinancing Indebtedness in respect of any of the foregoing), in each case to be replaced with such Incremental Facility (to the extent not financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness)), plus (D) an unlimited amount so long as, in the case of this clause (D), after giving effect to such Incremental Facility, (x) if such Incremental Facility is secured by the Collateral on a pari passu or junior basis with the Credit Facilities, the Secured Net Leverage Ratio would not exceed 6.75:1.00 and (y) if such Incremental Facility is unsecured, the Total Net Leverage Ratio would not exceed 6.75:1.00, in each case, calculated on a Pro Forma Basis as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(b) or (c), as applicable, and, in each case, disregarding the Cash proceeds thereof for the purposes of determining the Unrestricted Cash Amount in connection with calculating the Secured Net Leverage Ratio and the Total Net Leverage Ratio, as applicable (the amounts described in clauses (A) and (D) above, the “Incremental Cap”) (it being understood that (I) the Borrowers shall be deemed to have used amounts under clauses (B) through (C) prior to utilization of amounts under clause (A) or (D), and the Borrowers shall be deemed to have used amounts under clause (D) (to the extent compliant therewith) prior to utilization of amounts under clause (A), (II) Loans may be incurred under both clauses (A) and (D), and proceeds from any such incurrence may be utilized in a single transaction by first calculating the incurrence under clause (D) above and then calculating the incurrence under clause (A) above) specifying the amount so requested and (III) the Borrowers may elect from time to time to reclassify any portion of any Incremental Facility incurred under clauses (A) through (C) above as incurred under clause (D) above, so long as the Borrowers are in compliance with subclause (x) or (y) of such clause (D) above, as applicable at the time of such reclassification; provided that:

(i) Each such request in the case of Incremental Loans, shall be in an amount not less than $10,000,000 and integral multiples of $1,000,000 in excess thereof,

(ii) except as separately agreed from time to time between the Borrowers and any Lender, no Lender shall be obligated to provide all or any portion of any Incremental Commitment and the determination to provide such commitment shall be within the sole and absolute discretion of such Lender,

(iii) the creation or provision of any Incremental Facility or Incremental Loan shall not require the approval of any existing Lender other than any existing Lender providing all or part of any Incremental Commitment,

(iv) the interest rate applicable to any Incremental Facility or Incremental Loans will be determined by the Borrowers and the lenders providing such Incremental Facility or Incremental Loans; provided that, in the case of any Incremental Loans, Incremental Facilities or Incremental Equivalent Debt, in each case, that is pari passu in right of payment, such interest rate will not be more than 0.50% higher than the corresponding interest rate applicable to (A) the existing Initial Loans implemented on the Closing Date, (B) any existing Incremental Loans that are pari passu in right of payment and with respect to security and (C) any existing Incremental Equivalent Debt in the form of loans that is pari passu in right of payment and with respect to security (each facility described in clauses (A) through (C) above, an “Existing Second Lien Facility”) unless the interest rate margin with respect to any such applicable Existing Second Lien Facility is adjusted to be equal to the interest rate with respect to the relevant Incremental Loans or Incremental Facility, minus 0.50%; provided, further, that in determining the applicable interest rate: (w) original issue discount or upfront fees paid by the Borrowers in connection with such Incremental Facility or Incremental Loans or such applicable Existing Second Lien Facility (based on a four-year average life to maturity or lesser remaining life to maturity), shall be included, (x) any amendments to the Applicable Rate (or analogous term in the definitive documentation of such applicable Existing Second Lien Facility) on such applicable Existing Second Lien Facility that became effective subsequent to the Closing Date but prior to the time of the addition of such Incremental Facility or Incremental Loans shall be included, (y) arrangement, commitment, structuring and underwriting fees and any amendment fees paid or payable to the Arrangers (or their Affiliates) in their respective capacities as such in connection with such applicable Existing Second Lien Facility or to one or more arrangers (or their Affiliates) in their capacities as such applicable to such Incremental Facility or Incremental Loans shall be excluded and (z) if such Incremental Facility or Incremental Loans include any interest rate floor greater than that applicable to such applicable Existing Second Lien Facility, and such floor is applicable to such applicable Existing Second Lien Facility on the date of determination, such excess amount shall be equated to interest margin for determining the increase,

(v) the final maturity date with respect to any Incremental Loans shall be no earlier than the Latest Maturity Date with respect to the Loans,

(vi) [reserved],

(vii) the Weighted Average Life to Maturity of any Incremental Facility shall be no shorter than the remaining Weighted Average Life to Maturity of the then-existing Loans,

(viii) any Incremental Facility (A) may rank pari passu or junior in right of payment and pari passu or junior with respect to security with any Class of the Loans or may be unsecured (and to the extent pari passu in right of payment and pari passu or junior in right of security, shall be subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent), (B) that is secured shall not be secured by any assets other than the Collateral and (C) that is Guaranteed shall not be Guaranteed by any Person other than a Loan Guarantor,

(ix) any prepayment of Incremental Loans that are pari passu in right of payment and pari passu with respect to security shall be made on a pro rata basis with all then existing Initial Loans (and all other then-existing Incremental Loans, Extended Loans and Replacement Loans requiring ratable prepayment), except that the Borrowers and the lenders in respect of such Incremental Loans shall be permitted, in their sole discretion, to elect to prepay or receive, as applicable, any prepayments on a less than pro rata basis (but not on a greater than pro rata basis),

(x) no Event of Default shall have occurred and be continuing or would result therefrom except, in connection with a Permitted Acquisition or Limited Condition Acquisition, in which case (A) no Event of Default shall have occurred and be continuing or would result therefrom on the date the applicable acquisition agreement is entered into and (B) no Event of Default under Section 7.01(a), Section 7.01(f) or Section 7.01(g) shall have occurred and be continuing or would result therefrom as of the date such Permitted Acquisition or Limited Condition Acquisition is consummated,

(xi) on the date of the making of any Incremental Loans that will be added to any Class of Loans, and notwithstanding anything to the contrary set forth in Sections 2.09 and 2.14, such Incremental Loans shall be added to (and constitute a part of) each Borrowing of outstanding Loans of the same Type with the same Interest Period of the respective Class on a pro rata basis (based on the relative sizes of the various outstanding Borrowings), so that each Lender will participate proportionately in each then outstanding Borrowing of Loans of the same Type with the same Interest Period of the respective Class,

(xii) except as otherwise required or permitted in clauses (i) through (xi) above, all other terms of any Incremental Facility, if not consistent with the terms of the Loans, shall be as agreed by the Borrowers and the lenders providing such Incremental Facility, and

(xiii) [reserved].

(b) Incremental Commitments may be provided by any existing Lender, or by any other lender (any such other lender being called an “Additional Lender”); provided that the Administrative Agent shall have consented (such consent not to be unreasonably withheld, conditioned or delayed) to such Additional Lender’s providing such Incremental Commitments if such consent would be required under Section 9.05(b) for an assignment of Loans to such Additional Lender; provided, further, that any such Additional Lender that is an Affiliated Lender shall be subject to the provisions of Section 9.05(g), mutatis mutandis, to the same extent as if such Incremental Commitments and related Obligations had been obtained by such Lender by way of assignment.

(c) Each Lender or Additional Lender providing a portion of the Incremental Commitments shall execute and deliver to the Administrative Agent and the Borrowers all such documentation (including an amendment to this Agreement or any other Loan Document) as may be reasonably required by the Administrative Agent to evidence and effectuate such Incremental Commitments.  On the effective date of such Incremental Commitments, each Additional Lender added as a new Lender pursuant to such Incremental Commitments shall become a Lender for all purposes in connection with this Agreement.

(d) As a condition precedent to any Incremental Facility or Incremental Loans, (i) upon its request, the Administrative Agent shall have received customary opinions of counsel, as well as such reaffirmation agreements, supplements and/or amendments to one or more of the Loan Documents as it shall reasonably require, (ii) the Administrative Agent shall have received an Administrative Questionnaire and such other documents as it shall reasonably require from each Additional Lender and the Administrative Agent and Lenders shall have received all fees required to be paid in respect of such Incremental Facility or Incremental Loans and (iii) the Administrative Agent shall have received a certificate of the Borrowers signed by Responsible Officers of the Borrowers:

(A) certifying and attaching a copy of the resolutions adopted by the governing body of the Borrowers approving or consenting to such Incremental Facility or Incremental Loans, and

(B) to the extent applicable, certifying that the condition set forth in clause (x) of the proviso to clause (a) above has been satisfied.

(e) [Reserved].

(f) [Reserved].

(g) [Reserved].

(h) The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Loan Parties as may be necessary in order to establish new tranches or sub-tranches in respect of Loans or Commitments increased or extended pursuant to this Section 2.23 and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrowers in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.23.

(i) This Section 2.23 shall supersede any provisions in Section 2.19 or 9.02 to the contrary.

Section 2.24. Extensions of Loans.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrowers to all Lenders holding Loans of any Class with a like maturity date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Loans of such Class with a like maturity date) and on the same terms to each such Lender, the Borrowers are hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Loans and otherwise modify the terms of such Loans pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of such Loans (and related outstandings) and/or modifying the amortization schedule, if any, in respect of such Lender’s Loans) (each, an “Extension”, and each group of Loans, in each case as so extended, as well as the original Loans (in each case not so extended), being a “tranche”; any Extended Loans shall constitute a separate tranche of Loans from the tranche of Loans from which they were converted), so long as the following terms are satisfied:

(i) no Event of Default under Section 7.01(a), (f) or (g) shall exist at the time the notice in respect of an Extension Offer is delivered to the applicable Lenders and immediately prior to or after giving effect to the effectiveness of any Extension;

(ii) except as to (x) interest rates, fees, amortization, final maturity date, premiums, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iii), (iv) and (v), be determined by the Borrowers and any Lender that agrees to an Extension of its Loans and set forth in the relevant Extension Offer) and (y) any covenants or other provisions applicable only to periods after the Latest Maturity Date (in each case, as of the date of such Extension), the Loans of any Lender extended pursuant to any Extension (any such extended Loans, the “Extended Loans”) shall have substantially the same terms (or terms not less favorable to existing Lenders) as the tranche of Loans subject to such Extension Offer; provided, however, that with respect to representations and warranties, affirmative and negative covenants (including financial covenants) and events of default to be applicable to any such tranche of Extended Loans, such provisions may be more favorable to the lenders of the applicable tranche of Extended Loans than those originally applicable to the tranche of Loans subject to the Extension Offer, so long as (and only so long as) such provisions also expressly apply to (and for the benefit of) the tranche of Loans subject to the Extension Offer and each other Class of Loans hereunder;

(iii) the final maturity date of any Extended Loans shall be no earlier than the then applicable Latest Maturity Date at the time of Extension;

(iv) the Weighted Average Life to Maturity of any Extended Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Initial Loans or any other Extended Loans extended thereby;

(v) any Extended Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments in respect of the Initial Loans (and any Additional Loans then subject to ratable repayment requirements), in each case as specified in the respective Extension Offer;

(vi) if the aggregate principal amount of Loans in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Loans offered to be extended by the Borrowers pursuant to such Extension Offer, then the Loans of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer;

(vii) the Extensions shall be in a minimum amount of $25,000,000;

(viii) any applicable Minimum Extension Condition shall be satisfied or waived by the Borrowers;

(ix) all documentation in respect of such Extension shall be consistent with the foregoing; and

(x) except as separately agreed from time to time between the Borrowers and any Lender, no Lender shall be obligated to provide all or any portion of any Extension and the determination to provide such Extension shall be within the sole and absolute discretion of such Lender.

(b) With respect to all Extensions consummated by the Borrowers pursuant to this Section 2.24, (i) such Extensions shall not constitute voluntary or mandatory payments for purposes of Section 2.12, and (ii) except as set forth in clause (a)(viii) above, no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Borrowers may at their election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrowers’ sole discretion and which may be waived by the Borrowers) of Loans of any or all applicable tranches be tendered.  The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.24 (including, for the avoidance of doubt, the payment of any interest, fees or premium in respect of any Extended Loans on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including Sections 2.11, 2.12 or 2.19) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.24.

(c) No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than the consent of each Lender agreeing to such Extension with respect to one or more of its Loans under any Class (or a portion thereof).  All Extended Loans and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral and guaranteed on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents.  The Lenders hereby irrevocably authorize the Administrative

Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrowers as may be necessary in order to establish new tranches or sub-tranches in respect of Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrowers in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.24.

(d) In connection with any Extension, the Borrower Representative shall provide the Administrative Agent at least ten Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.24.

ARTICLE 3 REPRESENTATIONS AND WARRANTIES

Each of Holdings (solely to the extent applicable to it), the Borrowers and the other Loan Parties, on behalf of themselves and their respective Subsidiaries represent and warrant to the Lenders on the Closing Date, that the Specified Acquisition Agreement Representations are true and correct as required by the terms of the definition thereof and the Specified Representations are true and correct in all material respects (except in the case of any Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be); provided that if any such representation or warranty is by its terms qualified by “materiality” or “Material Adverse Effect” or like term, such representation or warranty shall be true and correct in all respects:

Section 3.01. Organization; Powers.  Each of the Loan Parties and each of its Subsidiaries (a) is duly organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of the jurisdiction of its organization, (b) has all requisite corporate or other organizational power and authority to own its property and assets and to carry on its business as now conducted and (c) is qualified to do business in, and is in good standing (to the extent such concept exists in the relevant jurisdiction) in, every jurisdiction where its ownership, lease or operation of properties or conduct of its business requires such qualification; except, in each case referred to in this Section 3.01 (other than clause (a) with respect to the Borrowers and clause (b) with respect to Holdings and the Borrowers) where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.02. Authorization; Enforceability.  The execution, delivery and performance of each of the Loan Documents are within each applicable Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational action of such Loan Party.  Each Loan Document to which any Loan Party is a party has been duly executed and delivered by such Loan Party and is a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity and principles of good faith and fair dealing.

Section 3.03. Governmental Approvals; No Conflicts.  The execution and delivery of the Loan Documents by each Loan Party party thereto and the performance by such Loan Party thereof (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) for filings necessary to perfect Liens created pursuant to the Loan Documents  or the “Loan Documents” (as defined in the First Lien Credit Agreement) and (iii) such consents, approvals, registrations, filings, or other actions the failure to obtain or make which could not be reasonably expected to have a Material Adverse

Effect, (b) will not violate any (i) of such Loan Party’s Organizational Documents or (ii) any Requirements of Law applicable to such Loan Party which, in the case of this clause (b)(ii), could reasonably be expected to have a Material Adverse Effect and (c) will not violate or result in a default under any Contractual Obligation of any of the Loan Parties which would reasonably be expected to result in a Material Adverse Effect.

Section 3.04. Financial Condition; No Material Adverse Effect.

(a) The Borrowers have heretofore furnished to the Administrative Agent (i) the audited consolidated balance sheet of the Company and its subsidiaries and related consolidated statements of income, cash flows and stockholders’ equity as of and for the Fiscal Year ended December 31, 2014, and (ii) the unaudited consolidated balance sheet of the Company and its subsidiaries and related consolidated statements of income, cash flows and stockholders’ equity as of and for the Fiscal Quarters ended September 30, 2015 and December 31, 2015.  Such financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Company as of such dates and for such periods in accordance with GAAP, subject to the absence of footnotes and normal year-end adjustments in the case of the statements referred to in clause (ii) above.

(b) The Borrowers have heretofore delivered to the Administrative Agent the unaudited pro forma consolidated balance sheet of Holdings and its Subsidiaries and related pro forma consolidated statement of income as of and for the twelve month period ending December 31, 2015, prepared after giving effect to the Transactions as if such Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statement of income).  Such pro forma consolidated balance sheet and income statement has been prepared in good faith by the Company, it being understood that no such pro forma balance sheet shall be required to include adjustments for purchase accounting.

(c) Since December 31, 2015, there has been no event or condition that has resulted, or would reasonably be expected to result, in a Material Adverse Effect.  For purposes of this clause (c) of Section 3.04, on the Closing Date (but not any subsequent date), “Material Adverse Effect” shall mean “Company Material Adverse Effect.”

Section 3.05. Properties.

(a) As of the date of this Agreement, Schedule 3.05 sets forth the address of each Material Real Estate Asset owned by such Loan Party.

(b) [Reserved].

(c) Each of the Loan Parties has good and valid fee simple title (or similar concept under any applicable jurisdiction) to or rights to purchase, or valid leasehold interests in, or other limited property interests in, all its Real Estate Assets (including any Mortgaged Properties) and has good title to its personal property and assets (other than IP Rights, which are addressed in Section 3.05(d) through (f)), in each case, except (i) for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes or (ii) where the failure to have such title or rights would not reasonably be expected to have a Material Adverse Effect.  All such properties and assets are free and clear of Liens, other than Permitted Liens, liens arising by operation of law, and minor defects in title which do not mutually interfere with the ability of the Loan Parties to conduct their businesses.

(d) To the knowledge of the Borrowers, each Loan Party has valid and subsisting title to, or a valid license or right to use, all patents, patent applications, trademarks, service marks, copyrights, trade secrets, domain names, proprietary know-how and other rights in works of authorship (including all copyrights embodied in software) and all other intellectual property rights (the foregoing, collectively, “IP Rights”) needed to conduct the businesses of the Loan Parties as presently conducted, except where such failure to own or license or have rights to use would not have, individually or in the aggregate, a Material Adverse Effect.  To the knowledge of the Borrowers, no Loan Party, nor the operation of its business as presently conducted, infringes upon, misuses, or misappropriates any intellectual property rights of any third party, except where such infringement, misuse or misappropriation would not have, individually or in the aggregate, a Material Adverse Effect.

(e) Each Loan Party has taken commercially reasonable steps to maintain the confidentiality of all confidential and proprietary information that is owned by such Loan Party, material to the business of such Loan Party and that such Loan Party holds or purports to hold as a trade secret.

(f) No Loan Party has incorporated into any Proprietary Software Products any software that is available under an open-source software license (collectively, “Open Source Software”), including any version of any software licensed pursuant to any GNU public license, in a manner that, with respect to software that such Loan Party intends to maintain as proprietary and deems material to the value of the Proprietary Software Product, would (i) require disclosure or distribution of such Proprietary Software Product in source code form; (ii) require the licensing of such Proprietary Software Product for the purpose of making derivative works thereof; or (iii) impose any material restriction on the consideration to be charged for the distribution of such Proprietary Software Product.

Section 3.06. Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrowers, threatened in writing against or affecting the Loan Parties or any of their Subsidiaries or their Real Estate Assets which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Except for any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (i) no Loan Party nor any of its Subsidiaries has received notice of any claim with respect to any Environmental Liability that remains outstanding or unresolved or knows of any basis for any Environmental Liability and (ii) no Loan Party nor any of its Subsidiaries (A) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (B) has become subject to any Environmental Liability.

(c) Neither the Borrowers nor any of their respective Subsidiaries has treated, stored, generated, transported or disposed of Hazardous Materials at or from any currently or formerly operated real estate or facility relating to its business except in full compliance with applicable Environmental Law or in a manner that would not reasonably be expected to have a Material Adverse Effect.

Section 3.07. Compliance with Laws.  Each of the Borrowers and their respective Subsidiaries is in compliance with all Requirements of Law applicable to it or its property, except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.08. Investment Company Status.  No Loan Party is an “investment company” as defined in, or is required to be registered under, the Investment Company Act of 1940.

Section 3.09. Taxes.  Each of the Borrowers and their respective Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it that are due and payable, except (a) Taxes (or any requirement to file Tax returns with respect thereto) that are being contested in good faith by appropriate proceedings and for which such Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.10. ERISA and Employee Benefit Plans.  No ERISA Event has occurred in the six-year period prior to the date on which this representation is made or deemed made and is continuing that, when taken together with all other such ERISA Events which have occurred or are reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.  Except as would not reasonably be expected to result in a Material Adverse Effect, the present value of all accumulated benefit obligations of all underfunded Pension Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Pension Plans. Except as will not result in a Material Adverse Effect, the Borrowers, their respective Subsidiaries and their respective ERISA Affiliates do not have liabilities to Multiemployer Plans as a result of a “complete” withdrawal therefrom (within the meaning of Section 4203 of ERISA).  Except as will not result in a Material Adverse Effect, each Benefit Plan is in compliance with applicable provisions of ERISA and the Code.

Section 3.11. Disclosure.

(a) None of the written information (other than the Projections, other forward-looking information and information of a general economic or industry-specific nature) that has been made available concerning Holdings, the Borrowers, the Company and their respective Subsidiaries, the Transactions or otherwise prepared by, or on behalf of, the foregoing by any of their respective representatives, and made available to any Lender or the Administrative Agent (the “Information”), when taken as a whole, contained any untrue statements of a material fact or omitted to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time).

(b) The Projections have been prepared in good faith based upon assumptions believed by Holdings to be reasonable at the time furnished (it being recognized that such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond Holdings’ control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ from projected results and that such differences may be material).

Section 3.12. Solvency.

As of the Closing Date, immediately after the consummation of the Transactions to occur on the Closing Date and the incurrence of indebtedness and obligations being incurred in connection with this Agreement and the First Lien Credit Agreement on the Closing Date, (i) the sum of the debt (including contingent liabilities) of Holdings and its Subsidiaries, taken as a whole, does not exceed the fair value of the assets of Holdings and its Subsidiaries, taken as a whole, (ii) the present fair saleable value of the assets of Holdings and its Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of Holdings and its Subsidiaries, taken as a whole, on their debts as they generally become absolute and matured, (iii) the capital of Holdings and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of Holdings and its

Subsidiaries, taken as a whole, contemplated as of the Closing Date, and (iv) Holdings and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to generally pay such debt as they mature in the ordinary course of business.  For the purposes of this Section 3.12, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Section 3.13. Capitalization and Subsidiaries.  Schedule 3.13 sets forth, in each case as of the Closing Date, (a) a correct and complete list of the name and jurisdiction of organization of each Subsidiary of Holdings and the ownership interest therein held by Holdings or its applicable Subsidiary, and (b) the type of entity of each such Subsidiary.

Section 3.14. Security Interest in Collateral.  Subject to the terms of the last paragraph of Section 4.01, the provisions of this Agreement and the other Loan Documents create legal, valid and enforceable Liens on all of the Collateral in favor of the Administrative Agent (or any designee or trustee on its behalf), for the benefit of itself and the other Secured Parties, subject, as to enforceability, to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity and principles of good faith and dealing, and upon the making of such filings and taking of such other actions required to be taken hereby or by the applicable Loan Documents (including the filing of appropriate financing statements with the office of the Secretary of State of the state of organization of each Loan Party, the filing of appropriate assignments or notices with the U.S. Patent and Trademark Office and the U.S. Copyright Office, and the proper recordation of Mortgages and fixture filings with respect to any Material Real Estate Assets, in each case in favor of the Administrative Agent (or any designee or trustee on its behalf) for the benefit of itself and the other Secured Parties and the delivery to the Administrative Agent of any stock certificates or promissory notes required to be delivered pursuant to the applicable Loan Documents), such Liens constitute perfected Liens (with the priority such Liens are expressed to have within the relevant Collateral Document) on the Collateral (to the extent such Liens are required to be perfected under the terms of the Loan Documents), securing the Obligations, in each case as and to the extent set forth therein.

Section 3.15. Labor and Employment.  Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (i) there are no strikes, lockouts or slowdowns against any Borrower or any of their respective Subsidiaries pending or, to the knowledge of any Borrower or any of their respective Subsidiaries, overtly threatened and (ii) the Borrowers and any of their respective Subsidiaries are in compliance with all Requirements of Law relating to labor and employment .

Section 3.16. Federal Reserve Regulations.

(a) Not more than 25% of the value of the assets of Holdings, the Borrowers and their respective Subsidiaries, taken as a whole, is represented by Margin Stock.

(b) None of Holdings, the Borrowers nor any of their respective Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(c) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of the provisions of Regulation T, U or X.

Section 3.17. Anti-Terrorism Laws; Sanctions.

(a) None of Holdings, the Borrowers or any of their respective Subsidiaries nor, to the knowledge of any Loan Party, any director, officer, agent or employee or any Affiliate of any of the foregoing, is a Person that is, or is owned or controlled by Persons that are: (A) the subject or target of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authorities (collectively, “Sanctions”) or (B) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation currently, Crimea, Cuba, Iran, North Korea, Sudan and Syria.

(b) To the extent applicable, each Loan Party and its Subsidiaries is in compliance, in all material respects, with the (i) Trading with the Enemy Act and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto, and (ii) the USA PATRIOT Act.

(c) No part of the proceeds of any Loan will be used, directly or, to the knowledge of the Borrowers, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”), other similar anti-corruption legislation in other jurisdictions applicable to the Loan Parties (together with the FCPA, the “Anti-Corruption Laws”) or any Sanctions.

(d) The representations and warranties contained in this Section 3.17 made by any Foreign Subsidiary, solely with respect to itself, are subject to any Requirements of Law applicable to such Foreign Subsidiary; provided that to the extent any such Foreign Subsidiary cannot, as a result of Requirements of Law, make any of the representations or warranties contained in clauses (a), (b) or (c) above, then such Foreign Subsidiary shall be in compliance in all material respects with the equivalent Requirements of Law, if any, relating to anti-terrorism, anti-corruption or money laundering applicable to such Foreign Subsidiary in its local jurisdiction.

Section 3.18. Senior Debt.  The Obligations constitute “Senior Debt” (or the equivalent thereof) and “Designated Senior Debt” (or the equivalent thereof, if any) under the documentation governing any Subordinated Indebtedness or any Refinancing Indebtedness in respect any Subordinated Indebtedness.

Section 3.19. Insurance.  The properties of the Borrowers and their Subsidiaries are insured with a financially sound and reputable insurance companies, in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as Borrowers and their Subsidiaries) with such deductibles and covering such risks and liabilities as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrowers or the applicable Subsidiary operates.  All insurance maintained by the Loan Parties is in full force and effect, all premiums have been duly paid, no Loan Party has received notice of violation, invalidity or cancellation thereof, and the use, occupancy and operation thereof comply with all Insurance Requirements, and there exists no default under any Insurance Requirement, in each case, except as could not reasonably be expected to result in a Material Adverse Effect.

ARTICLE 4 CONDITIONS

Section 4.01. Closing Date.  The obligations of the Lenders to make Loans on the Closing Date shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) Credit Agreement and Loan Documents.  The Administrative Agent (or its counsel) shall have received duly executed copies of this Agreement, the Pledge and Security Agreement, the Intercreditor Agreement, each Promissory Note (to the extent requested at least three Business Days prior to the Closing Date), and each other Loan Document to be executed on the Closing Date.

(b) Legal Opinions.  The Administrative Agent shall have received, on behalf of itself and the Lenders on the Closing Date, a customary written opinion of Paul Hastings LLP, counsel for Holdings, the Borrowers and each other Loan Party (i) dated the Closing Date, (ii) addressed to the Administrative Agent and the Lenders and (iii) in form and substance reasonably satisfactory to the Administrative Agent and covering such matters relating to the Loan Documents as the Administrative Agent shall reasonably request, subject to the terms of the last paragraph of this Section 4.01.

(c) Financial Statements and Pro Forma Financial Statements.  The Administrative Agent shall have received the financial statements and pro forma financial statements referred to in Section 3.04(a) and Section 3.04(b).

(d) Closing Certificates; Certified Charters; Good Standing Certificates.  The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date and executed by a Responsible Officer of such Loan Party, which shall (A) certify that attached thereto is a true and complete copy of the resolutions or written consents of its board of directors, members or other governing body (including any committee thereof) authorizing the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrowers, the Borrowings hereunder, and that such resolutions or written consents have not been modified, rescinded or amended and are in full force and effect, (B) identify by name and title and bear the signatures of the Responsible Officer or authorized signatory of such Loan Party authorized to sign the Loan Documents to which it is a party on the Closing Date and (C) certify that attached thereto is a true and complete copy of the certificate or articles of incorporation or organization (or memorandum of association or other equivalent thereof) of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management, partnership or similar agreement (to the extent applicable) and that such documents or agreements have not been amended since the date of the last amendment thereto shown on the certificate of good standing referred to below (except as otherwise attached to such certificate and certified therein as being the only amendments thereto as of such date), (ii) a certificate of good standing (or subsistence) with respect to each Loan Party from the Secretary of State (or similar official) of the state of such Loan Party’s organization (to the extent relevant and available in the jurisdiction of organization of such Loan Party) and (iii) a customary officer’s certificate dated the Closing Date and executed by a Responsible Officer of each of the Borrowers, confirming satisfaction of the conditions set forth in Sections 4.01(e) and 4.01(l).

(e) Representations and Warranties.  The (i) Specified Acquisition Agreement Representations shall be true and correct as required by the terms of the definition thereof and (ii) the Specified Representations shall be true and correct in all material respects; provided that any Specified Representation that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects; provided further, that in the case of any Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be;

(f) Fees.  The Administrative Agent shall have received (i) all fees required to be paid by the Borrowers on the Closing Date pursuant to the Fee Letter and (ii) all expenses for which invoices have been presented at least three Business Days prior to the Closing Date (including the reasonable fees and expenses of legal counsel), in each case on or before the Closing Date, in each case which amounts may be offset against the proceeds of the Loans.

(g) Refinancings.  The Existing Debt Refinancings shall have been, or substantially concurrently with the initial extensions of credit hereunder shall be, consummated.

(h) Contributions.  Prior to or substantially concurrently with the initial extensions of credit hereunder, the Contributions shall have been consummated (to the extent not otherwise applied to the Transactions), which Contributions constitute an aggregate amount of not less than 40% of the Total Capitalization (provided that in no event shall the Equity Contribution be less than 25% of the Total Capitalization).

(i) Solvency.  The Administrative Agent shall have received a certificate dated as of the Closing Date in substantially the form of Exhibit H from a Financial Officer of Holdings certifying as to the matters set forth therein.

(j) Pledged Stock, Stock Powers.  Subject to the final paragraph of this Section 4.01 and the terms of the Intercreditor Agreement, the Administrative Agent (or its bailee) shall have received the certificates representing the Capital Stock pledged pursuant to the Pledge and Security Agreement, together with an undated stock or similar power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

(k) Filings Registrations and Recordings.  Subject to the last paragraph of this Section 4.01 and the terms of each applicable Collateral Document, each document (including any UCC (or similar) financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of itself and the other Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall be in proper form for filing, registration or recordation.

(l) Transactions.  Substantially concurrently with the initial funding of the Loans hereunder, the transactions contemplated by the Acquisition Agreement shall have been consummated in accordance with the terms of the Acquisition Agreement, but without giving effect to any amendments, waivers or consents by Holdings, the Borrowers or any Affiliate thereof party thereto that are materially adverse to the interests of the Arrangers and their respective Affiliates that are party hereto as Lenders on the Closing Date in their respective capacities as such without the consent of UBSS, in its capacity as an Arranger, such consent not to be unreasonably withheld, delayed or conditioned (it being understood that (a) any decrease in the purchase price shall not be materially adverse to the interests of the Arrangers (or such Affiliates) so long as a portion of such decrease in the amount previously agreed to in writing by the Borrowers and UBSS, in its capacity as an Arranger, is allocated as follows: first, to reduce the Contributions to a percentage of not less than 40% of the Total Capitalization (provided that in no event shall the Equity Contribution be reduced to less than 25% of the Total Capitalization) and second, to reduce the Credit Facility and any First Lien Facility on a pro rata, dollar-for-dollar basis, (b) any increase in the purchase price shall not be materially adverse to the Arrangers (or such Affiliates) so long as such increase is funded by (i) the Equity Contribution (without reducing the percentage otherwise required to be contributed pursuant to the definition of “Equity Contribution”) or (ii) subject to the proviso of the second sentence of Section 5.11 of the First Lien Credit Agreement, the Revolving Facility (as defined in the First Lien Credit Agreement) in an amount not to exceed $10,000,000, (c) the granting of any consent under the Acquisition Agreement that is not materially adverse to the interests of the Arrangers (or such Affiliates) shall not otherwise constitute an amendment or waiver) and (d) any modification to the definition of “Outside Date” in the Acquisition Agreement shall not be materially adverse to the interests of the Arrangers (or such Affiliates) unless such modification extends such date beyond July 18, 2016.  For the avoidance of doubt, any amendment, modification, waiver or consent to the definition of the term “Material Adverse Effect” (as defined in the Acquisition Agreement) in the Acquisition Agreement shall be deemed to be materially adverse to the interests of the Arrangers and their respective affiliates that are a party hereto as Lenders.

(m) Company Material Adverse Effect.  Since December 31, 2015, there has not been, occurred or arisen any change, event, circumstance, development, occurrence or effect of any kind or character that has had or is reasonably expected to have a Company Material Adverse Effect.

(n) USA PATRIOT Act.  No later than three Business Days in advance of the Closing Date, the Administrative Agent shall have received all documentation and other information reasonably requested by it in writing at least 10 Business Days in advance of the Closing Date, which documentation or other information is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(o) Borrowing Request.  The Administrative Agent shall have received a Borrowing Request in accordance with the requirements of Section 2.03(a).

For purposes of determining whether the conditions specified in this Section 4.01 have been satisfied, by funding its Loans hereunder (or in connection with any Assignment and Assumption), the Administrative Agent and each Lender that has executed this Agreement (or such Assignment and Assumption) shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or such Lender, as the case may be.

Notwithstanding the foregoing, to the extent the perfection of a security interest in any Collateral is not or cannot be provided on the Closing Date (other than (i) a Lien on Collateral that may be perfected solely by the filing of a financing statement under the UCC, (ii) with respect to U.S. registered or applied-for patents, trademarks and copyrights, the filing of short-form intellectual property security agreements with the U.S. Patent and Trademark Office and the U.S. Copyright Office, as the case may be, and (iii) a pledge of the Capital Stock of (x) each of the Borrowers and (y) the Subsidiary Guarantors organized under the laws of the United States with respect to which a Lien may be perfected upon closing by the delivery of a stock or equivalent certificate, in the case of the foregoing clause (y), after your use of commercially reasonable efforts to do so without undue burden or expense; provided that, for the avoidance of doubt, stock certificates and powers (such stock certificates and powers, the “Acquired Stock Deliverables”) of the Subsidiary Guarantors of the Company will only be required to be delivered on the Closing Date to the extent delivered to Holdings by the Company on or prior to the Closing Date), so long as Holdings has used commercially reasonable efforts to cause the Company to do so, then the perfection of a security interest in such Collateral  shall not constitute a condition precedent to the availability and initial funding of the Loans on the Closing Date but may instead be perfected within (i) with respect to the Acquired Stock Deliverables, 10 Business Days (or such long period as may be acceptable to the Administrative Agent in its discretion) (provided that, in any event, the stock certificates and powers of each of the Borrowers shall be delivered on the Closing Date) or (ii)  otherwise, 90 days (or such longer period as may be acceptable to the Administrative Agent in its discretion) after the Closing Date pursuant to arrangements to be mutually agreed by the Administrative Agent and the Borrowers acting reasonably.

ARTICLE 5 AFFIRMATIVE COVENANTS

Until the date that all the Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than contingent indemnification obligations for which no claim or demand has been made) have been paid in full in Cash (such date, the “Termination Date”), each of Holdings (solely to the extent applicable to it), the Borrowers and their respective Subsidiaries covenant and agree with the Lenders that:

Section 5.01. Financial Statements and Other Reports.  The Borrowers will deliver to the Administrative Agent for delivery to each Lender:

(a) [Reserved].

(b) Quarterly Financial Statements.  Within 60 days following the end of each of the first three Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter ending March 31, 2016, the consolidated balance sheet of Holdings and its subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of operations and cash flows of Holdings and its subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter (provided that the financial statements required to be delivered above for the Fiscal Quarter ending March 31, 2016, shall only be with respect to the Company and the Subsidiaries), setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year (provided that in no event shall such comparative figures be provided for any period prior to the Fiscal Quarter ending June 30, 2017), all in reasonable detail, together with a Financial Officer Certification and Narrative Report with respect thereto, subject to the absence of footnotes and year-end adjustments;

(c) Annual Financial Statements.  Within (x) 130 days of the end of the Fiscal Year ended December 31, 2015 and (y) thereafter, 120 days after the end of each Fiscal Year commencing with the Fiscal Year ending December 31, 2016, (i) the consolidated balance sheet of Holdings and its subsidiaries as at the end of such Fiscal Year and the related consolidated statements of operations and cash flows of Holdings and its subsidiaries for such Fiscal Year (provided that the financial statements required to be delivered pursuant to clause (x) above shall only be with respect to the Company and the Subsidiaries) (provided further, that, with respect to the Fiscal Year ending December 31, 2016, such audit may only cover the period from the Closing Date to the end of such Fiscal Year), setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year (provided that in no event shall such comparative figures be provided for any period prior to the Fiscal Quarter ending June 30, 2017), in reasonable detail, together with a Narrative Report with respect thereto; and (ii) with respect to such consolidated financial statements, a report thereon of independent certified public accountants of recognized national standing (which report shall not contain a “going concern” qualification or statement, or  qualification as to the scope of audit (except for a “going concern” statement that is due solely to impending debt maturities occurring within 12 months of such audit or the anticipated breach of the financial covenant set forth in Section 6.15 or in Section 6.15 of the First Lien Credit Agreement), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Holdings and its Subsidiaries as at the dates indicated and the results of its consolidated operations and cash flows for the periods indicated in conformity with GAAP;

(d) Compliance Certificate.  Together with each delivery of consolidated financial statements of Holdings and its Subsidiaries pursuant to Sections 5.01(b) and 5.01(c), (i) a duly executed and completed Compliance Certificate (A) certifying that no Default or Event of Default has occurred and is continuing (or if a Default or Event of Default has occurred and is continuing, describing in reasonable detail such Default or Event of Default and the steps being taken to cure, remedy or waive the same),

(B) in the case of financial statements delivered pursuant to Section 5.01(c), setting forth reasonably detailed calculations of Excess Cash Flow for each Fiscal Year beginning with the financial statements for the Fiscal Year ended December 31, 2017, (C) in the case of financial statements delivered pursuant to Section 5.01(b) and 5.01(c), setting forth reasonably detailed calculations of the First Lien Net Leverage Ratio, the Total Net Leverage Ratio and demonstrating compliance with the financial covenant set forth in Section 6.15 for the applicable Test Period, and (D) in the case of financial statements delivered pursuant to Section 5.01(b) and 5.01(c), setting forth reasonably detailed calculations of Consolidated Adjusted EBITDA, Consolidated Total Assets and the Available Amount as of the last day of the Fiscal Quarter or Fiscal Year, as the case may be, covered by such financial statements or stating that there has been no change to such amounts since the date of delivery of the last Compliance Certificate, (ii) a summary of the pro forma adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from the consolidated statement of operations and the consolidated balance sheet, (iii) a list identifying each subsidiary of the Borrower as a Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate or confirming that there is no change in such information since the later of the Closing Date and the date of the last such list and (iv) with respect to each delivery of consolidated financial statements of Holdings and its Subsidiaries pursuant to Section 5.01(c), a duly executed and completed Perfection Certificate Supplement with respect to the Loan Parties as of the last day of the most recently ended Fiscal Year (or, if there has been no change in such information since the later of the Closing Date and the last day of the Fiscal Year immediately preceding the most recently ended Fiscal Year, a statement to such effect in the applicable Compliance Certificate);

(e) Notice of Default.  Promptly upon any Responsible Officer of Holdings or the Borrowers obtaining knowledge (i) of any Default or Event of Default; provided, that, any Event of Default resulting solely from the failure of the Borrower Representative or Holdings to give notice of a Default or Event of Default as required by this clause (i) shall be deemed waived upon the cure or waiver of such Default without any further action hereunder or (ii) of the occurrence of any event or change that has caused or evidences, or would reasonably be expected to result in, either in any case or in the aggregate, a Material Adverse Effect, a reasonably-detailed notice specifying the nature and period of existence of such condition, event or change and what action the Borrowers have taken, are taking and propose to take with respect thereto;

(f) Notice of Litigation.  Promptly upon any Responsible Officer of the Borrowers obtaining knowledge of (i) the institution of, or threat of, any Adverse Proceeding not previously disclosed in writing by the Loan Parties to the Administrative Agent or (ii) any material development in any Adverse Proceeding that, in the case of either clauses (i) or (ii), would reasonably be expected to expose Holdings or any of its Subsidiaries (in their good faith determination) to liability in an aggregate amount in excess of the Threshold Amount (after taking into account coverage under any applicable insurance policy then in effect), written notice thereof together with such other non-privileged information as may be reasonably available to the Loan Parties to enable the Lenders to evaluate such matters;

(g) ERISA.  Promptly upon any Responsible Officer of the Borrowers or any of their respective Subsidiaries becoming aware of the occurrence of any ERISA Event that would reasonably be expected to have a Material Adverse Effect, a written notice specifying the nature thereof, and any action that any of the Borrowers or any of their respective Subsidiaries proposes to take with respect thereto, together with a copy of any notices received from or filed with a Governmental Authority, Multiemployer Plan or other Pension Plan pertaining thereto;

(h) Financial Plan.  As soon as available, and in any event no later than 90 days after the beginning of each Fiscal Year ending after the Closing Date, a consolidated plan and financial forecast for each Fiscal Quarter of such Fiscal Year (a “Financial Plan”), including a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Holdings and its Subsidiaries for such Fiscal Year, prepared in reasonable detail setting forth, with appropriate discussion, the principal assumptions on which such financial plan is based;

(i) Information Regarding Collateral.  The Borrower Representative will furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s legal name, (ii) in any Loan Party’s type of organization, (iii) in any Loan Party’s jurisdiction of organization or (iv) in any Loan Party’s organizational identification number (to the extent necessary to perfect or maintain the perfection and priority of the Administrative Agent’s security interest in the applicable Collateral);

(j) Other Available Information.  Promptly upon their becoming available and without duplication of any obligations with respect to any such information that is otherwise required to be delivered under the provisions of any Loan Document, copies of (i) following an initial public offering, all financial statements, reports, notices and proxy statements sent or made available generally by the Borrowers or any Parent Company to its public security holders acting in such capacity or by any Subsidiary of the Borrowers to its public security holders other than the Borrowers or another Subsidiary of the Borrowers and (ii) all regular and periodic reports and all registration statements (other than on Form S-8 or similar form) and prospectuses, if any, furnished or filed by any Parent Company, the Borrowers or any of their respective Subsidiaries with any securities exchange or with the SEC or any governmental or private regulatory authority with jurisdiction over matters relating to securities.  The Borrowers hereby acknowledge that (A) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Debt Domain or another similar electronic system (the “Platform”) and (B) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive Material Non-Public Information and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrowers hereby agree that they will identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any Material Non-Public Information (although it may be sensitive and proprietary) (provided, however, that to the extent such Borrower Materials constitute Confidential Information, they shall be treated as set forth in Section 9.13); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arrangers shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”; provided that the Borrowers’ failure to comply with this sentence shall not constitute a Default or an Event of Default under this Agreement or the other Loan Documents; provided further, that for purposes of the foregoing, all information and materials provided pursuant to Section 5.01(b), (c), (d) or (e) and the Loan Documents shall be deemed to be suitable for posting to Public Lenders; and

(k) Intellectual Property Notices.  Any material claims with respect to the IP Rights made or threatened in writing against any Loan Party (i) alleging that the manufacture, sale, licensing or use of any IP Rights as then manufactured, sold, licensed or used by any Loan Party infringes on any intellectual property rights of any third party, (ii) against the use by any Loan Party of any technology, know-how or computer software used in any Loan Party’s business then conducted or (iii) challenging the ownership by any Loan Party of any IP Rights owned by such Loan Party; provided, with respect to the foregoing (i) – (iii), in each case, except to the extent such claim would not reasonably be expected to result in a Material Adverse Effect.

(l) Permitted Acquisitions.  On or before ten (10) Business Days (or such longer period as the Administrative Agent may agree) after the date a Permitted Acquisition, the consideration for which exceeds the Threshold Amount, has been consummated, the Borrower Representative shall deliver to the Administrative Agent a certificate of a Responsible Officer with respect to such Permitted Acquisition certifying as to compliance with clauses (a), (b), and (c) of the definition of “Permitted Acquisition”.

(m) Other Requested Information.  Subject to the last proviso to the last paragraph of this Section 5.01 below, such other certificates, reports and information (financial or otherwise) as the Administrative Agent may reasonably request from time to time, or a Lender acting through the Administrative Agent may reasonably request from time to time in connection with the Borrowers’ or their Subsidiaries’ financial condition or business; provided that notwithstanding anything to the contrary herein, neither the Borrowers nor any Subsidiary shall be required to disclose, permit the inspection, examination or making of copies of or excerpts from, or any discussion of, any document, information or other matter (i) that constitutes material trade secrets or would cause a conflict of interest, (ii) in respect of which disclosure to the Administrative Agent (or any Lender (or their respective representatives or contractors)) is prohibited by applicable law or any Contractual Obligation owed to a Person that is not Holdings or any of its Subsidiaries, or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product, in each case, to the extent such prohibition did not arise from arrangements entered into in contemplation of such request of the Administrative Agent and after using commercially reasonable efforts to receive the consent of any requisite Person to such disclosure.

Documents required to be delivered pursuant to this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which such documents are delivered by the Borrower Representative to the Administrative Agent for posting on the Borrowers’ behalf on IntraLinks/SyndTrak or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) or (ii) on which executed certificates or other documents are faxed to the Administrative Agent (or electronically mailed to an address provided by the Administrative Agent).

Notwithstanding the foregoing, the obligations in paragraphs (b) and (c) of this Section 5.01 may be satisfied by furnishing (A) the applicable financial statements of Holdings (or any other Parent Company) or (B) Holding’s (or any other Parent Company thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC, in each case, within the time periods specified in such paragraphs; provided that, with respect to each of clauses (A) and (B), (i) to the extent such financial statements relate to any Parent Company, such financial statements shall be accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent Company, on the one hand, and the information relating to the Borrowers and their Respective Subsidiaries on a standalone basis, on the other hand, which consolidating information shall be certified by a Responsible Officer of the Borrowers as having been fairly presented in all material respects and (ii) to the extent such statements are in lieu of statements required to be provided under Section 5.01(c), such statements shall be accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall satisfy the applicable requirements set forth in Section 5.01(c); provided further that notwithstanding anything to the contrary herein, none of the Borrowers or any Subsidiary shall be required to deliver, disclose, permit the inspection, examination or making of copies of or excerpts from, or any discussion of, any document, information, or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent (or any Lender (or their respective representatives or contractors)) is prohibited by applicable law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) with respect to which any Loan Party owes confidentiality obligations (to the extent not created in contemplation of such Loan Party’s Obligations under this Section 5.01) to any third party.

Section 5.02. Existence.  Except as otherwise permitted under Section 6.07, each Borrower will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits necessary in the normal conduct of their business except to the extent (other than with respect to the preservation of existence of Holdings and the Borrowers) failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that no Subsidiary of any Borrowers (other than Netsmart Technologies) shall be required to preserve any such existence, right or franchise, licenses and permits if such Person or such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the Lenders.

Section 5.03. Payment of Taxes.  Each Borrower will, and will cause each of its Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon; provided that no such Tax need be paid if (a) it is being contested in good faith by appropriate proceedings and adequate reserves or other appropriate provisions, as shall be required in conformity with GAAP, shall have been made therefor and, in the case of a Tax which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or (b) failure to pay or discharge the same could not reasonably be expected to result in a Material Adverse Effect.

Section 5.04. Maintenance of Properties.  Each Borrower will, and will cause each of its Subsidiaries to maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty and condemnation excepted, all tangible property reasonably necessary to the normal conduct of business of the Borrowers and their respective Subsidiaries and from time to time will make or cause to be made all needed and appropriate repairs, renewals and replacements thereof except as expressly permitted by this Agreement or where the failure to maintain such properties or make such repairs, renewals or replacements could not reasonably be expected to have a Material Adverse Effect.  In addition, each Loan Party will take commercially reasonable steps to maintain the confidentiality of all confidential information that is material to the business of such Loan Party and that such Loan Party holds as a trade secret.

Section 5.05. Insurance.  The Borrowers will maintain or cause to be maintained, with financially sound, reputable insurance companies, such insurance coverage with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Borrowers and their respective Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar Businesses as Borrowers and their Subsidiaries), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses owning similar properties in localities where the Borrowers or the applicable Subsidiary operates.  Without limiting the generality of the foregoing, each applicable Loan Party will maintain flood insurance with respect to each Flood Hazard Property, in each case in compliance with the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973 (where applicable).  Each such policy of insurance shall (i) to the extent applicable, name the Administrative Agent on behalf of the Lenders as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy with respect to the Collateral (excluding any business interruption insurance policy), contain a loss payable clause or endorsement to the extent available from such insurance carrier that names the Administrative Agent, on behalf of the Lenders as the loss payee thereunder and, to the extent available, provides for prior written notice to the Administrative Agent of any cancellation of such policy.

Section 5.06. Inspections; Annual Lender Meetings.

(a) The Borrowers will, and will cause each of their respective Subsidiaries to, permit any authorized representatives designated by the Administrative Agent to visit and inspect any of the properties of the Borrowers and any of their respective Subsidiaries at which the principal financial records and executive officers of the applicable Person are located, to inspect, copy and take extracts from its financial and accounting records, and to discuss its affairs, finances and accounts with its officers and independent public accountants (provided that the Borrowers shall be given an opportunity (but shall not be required) to be present at or participate in any such discussion), all upon reasonable notice, reasonable coordination in and at such reasonable times during normal business hours and as often as may reasonably be requested; provided that (x) only the Administrative Agent on behalf of the Lenders may exercise the rights of the Administrative Agent and the Lenders under this Section 5.06, and (y) except as provided in the proviso below in connection with the occurrence and continuance of an Event of Default, (i) the Administrative Agent shall not exercise such rights more often than one time during any calendar year and (ii) only one such time per calendar year shall be at the expense of the Borrowers; provided, further, that when an Event of Default has occurred and is continuing, the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers in accordance with Section 9.03(a) at any time during normal business hours and upon reasonable advance notice; provided that notwithstanding anything to the contrary herein, neither the Borrowers nor any Subsidiary shall be required to disclose, permit the inspection, examination or making of copies of or excerpts from, or any discussion of, any document, information, or other matter (i) that constitutes trade secrets or proprietary information and that would cause a conflict of interest, (ii) in respect of which disclosure to the Administrative Agent (or any Lender (or their respective representatives or contractors)) is prohibited by applicable law or any Contractual Obligation, or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

(b) At the request of Administrative Agent, the Borrowers will at a date to be mutually agreed by the Administrative Agent and the Borrowers after the end of each Fiscal Year ending on or after December 31, 2016, hold a meeting (which may be by way of a conference call or teleconference), at a time selected by the Borrowers and reasonably acceptable to Administrative Agent, with all of the Lenders that choose to participate, to review the financial results of the previous Fiscal Year and the financial condition of Holdings, the Borrowers and their respective Subsidiaries and the budgets presented for the current Fiscal Year of Holdings, the Borrowers and their respective Subsidiaries.

Section 5.07. Maintenance of Book and Records.  Each Borrower will, and will cause its Subsidiaries to, maintain proper books of record and account, in which entries that are full, true and correct in all material respects shall be made of all material financial transactions and matters involving the assets and business of the Borrowers and their respective Subsidiaries, as the case may be, and permit the preparation of consolidated financial statements in accordance with GAAP to be derived therefrom.

Section 5.08. Compliance with Laws.  The Borrowers will comply, and shall cause each of their respective Subsidiaries to comply, (i) with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including (1) all Environmental Laws and (2) ERISA, but excluding any Sanctions, USA PATRIOT Act and the Anti-Corruption Laws), except to the extent the failure of the Borrowers or such Subsidiary to comply could not reasonably be expected to have a Material Adverse Effect, and (ii) any Sanctions, USA PATRIOT ACT and the Anti-Corruption Laws, in each case, in all material respects.

Section 5.09. Environmental.

(a) Environmental Disclosure.  The Borrower Representative will reasonably and promptly deliver to the Administrative Agent reasonably detailed written notice of (i) the occurrence of any event, or the identification of any condition, that could reasonably be expected to result in Environmental Liability, (ii) any Environmental Claim, in each case that could reasonably be expected to have a Material Adverse Effect and (iii) information as to how Borrower is addressing any such Environmental Liability or Environmental Claim, and shall provide with reasonable promptness, documents and information from time to time that may be reasonably requested by the Administrative Agent in relation to any such events or conditions.

(b) Hazardous Materials Activities, Etc.  Each Loan Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Loan Party or its Subsidiaries that could reasonably be expected to have a Material Adverse Effect and (ii) make an appropriate response to any Environmental Claim against such Loan Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder, in each case, where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10. Designation of Subsidiaries.  The board of directors (or equivalent governing body or any committee thereof) of each Borrower may at any time designate (or redesignate) any Subsidiary (other than Netsmart Technologies) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Subsidiary; provided that (i) immediately before and after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing (including after giving effect to the reclassification of Investments in, Indebtedness of and Liens on the assets of, the applicable Subsidiary or Unrestricted Subsidiary), (ii) no subsidiary may be designated as an Unrestricted Subsidiary or continue as an Unrestricted Subsidiary if (x) it is a “Subsidiary” for the purpose of the First Lien Credit Agreement (or any equivalent provision under any documentation governing any First Lien Facility), (y) it is a “restricted subsidiary” for the purpose of any Incremental Equivalent Debt or any “Incremental Equivalent Debt” (as defined in the First Lien Credit Agreement (or any equivalent provision under any documentation governing any First Lien Facility)) or (z) the aggregate outstanding principal amount of all Indebtedness (other than Indebtedness referenced in the foregoing clauses (x) and (y)) as of any date for which any Unrestricted Subsidiary is designated as a “restricted subsidiary” as of such date is in in excess of the Threshold Amount (or any Refinancing Indebtedness in respect of any of the foregoing), in each case where the documentation thereunder provides for the ability to designate restricted and unrestricted subsidiaries, (iii) no Unrestricted Subsidiary shall own any Capital Stock in the Borrowers or their respective Subsidiaries or hold any Indebtedness of, or any Lien (other than customary liens in favor of landlords arising under real property Leases) on any property of the Borrowers or their respective Subsidiaries and (iv) immediately before and after giving effect to such designation, Consolidated Adjusted EBITDA attributable to all Unrestricted Subsidiaries shall not exceed 10.0% of total Consolidated Adjusted EBITDA of Holdings and its Subsidiaries and, for purposes of this Section 5.10, Consolidated Adjusted EBITDA shall include the Consolidated Adjusted EBITDA of any Unrestricted Subsidiary.  The designation of any subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrowers therein at the date of designation in an amount equal to the portion of the fair market value of the net assets of such Subsidiary attributable to the Borrowers’ equity interest therein as reasonably estimated by the Borrowers (and such designation shall only be permitted to the extent such Investment is permitted under Section 6.06).  The designation of any Unrestricted Subsidiary as a Subsidiary shall constitute the incurrence or making at the time of designation of any Investments, Indebtedness or Liens of such Subsidiary existing at such time; provided that upon a re-designation of such Unrestricted Subsidiary as a Subsidiary, the Borrowers shall be deemed to continue to have an Investment in a Subsidiary in an amount (if positive) equal to (a) the Borrowers’ “Investment” in such

Subsidiary at the time of such re-designation, less (b) the portion of the fair market value of the net assets of such Subsidiary attributable to the Borrowers’ equity therein at the time of such re-designation.  For the avoidance of doubt, Unrestricted Subsidiaries shall not be subject to Section 2.12(b), Article 3, Article 5, Article 6 and Article 7 so long as they are designated as such.

Section 5.11. Use of Proceeds.  The Borrowers shall use proceeds of the Initial Loans solely to finance a portion of the Transactions (including working capital, payment of Transaction Costs and/or purchase price adjustments under the Acquisition Agreement).  No part of the proceeds of any Loan will be used for any purpose that would entail a violation of Regulation T, U or X or result in a violation of Sanctions or the Anti-Corruption Laws.

Section 5.12. Additional Collateral; Further Assurances.

(a) The Borrowers and each other Loan Party shall cause each Domestic Subsidiary (other than any Excluded Subsidiary) formed or acquired after the date of this Agreement to become a Loan Party on or prior to the date that is 45 days following the date of such formation or acquisition (or such later date as may be acceptable to the Administrative Agent in its discretion), by executing a Joinder Agreement in substantially the form attached as Exhibit D hereto (the “Joinder Agreement”) and a Security Agreement Joinder Agreement.  Upon execution and delivery thereof, each such Person (i) shall automatically become a Subsidiary Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will take such actions as may be required in accordance with the terms hereof or of the applicable Collateral Documents to grant Liens to the Administrative Agent, for the benefit of itself and the Lenders and each other Secured Party, in each case to the extent required by the terms thereof, in any property (subject to the limitations set forth herein and in the other Loan Documents) of such Loan Party which constitutes Collateral, on such terms as may be required pursuant to the terms of the Collateral Documents and in such priority as may be required pursuant to the terms of the Intercreditor Agreement.

(b) Subject to Section 5.12(f), the Borrowers and each Subsidiary Guarantor will cause all Capital Stock directly owned by them to be subject at all times to a First Priority perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Collateral Documents; provided that in no event will the Borrowers or any Subsidiary Guarantor be required to pledge or perfect more than 65.0% of the voting Capital Stock of any first tier Foreign Subsidiary that is a Controlled Foreign Corporation or any Excluded Domestic Subsidiary of such Loan Party.

(c) Without limiting the foregoing, each Loan Party will promptly execute and deliver, or cause to be promptly executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type), which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents (to the extent required herein or therein), all at the expense of the Borrowers in accordance with Section 9.03(a).

(d) Subject to the limitations set forth or referred to in this Section 5.12, if any Material Real Estate Asset is acquired by any Loan Party after the Closing Date, the Borrower Representative will notify the Administrative Agent, and, if requested by the Administrative Agent, within 90 days of such request (or such longer period as may be acceptable to the Administrative Agent in its discretion) the Borrowers will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause each Subsidiary that is a Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (c) of this Section as it relates to Material Real Estate Assets, all at the expense of the Borrowers in accordance with Section 9.03(a).  The Loan Parties shall within 90 days following a request by the Administrative Agent (or such longer period as may be acceptable to the Administrative Agent in its sole discretion) cause the Mortgages on each such Material Real Estate Asset acquired by any Loan Party after the Closing Date to be executed, delivered and recorded and in connection therewith deliver corresponding UCC fixture filings, flood hazard determination forms, title insurance policies (including any endorsements thereto), surveys, local counsel opinions and other documentation that the Administrative Agent shall reasonably require.

(e) After any Domestic Subsidiary ceases to constitute an Excluded Subsidiary in accordance with the definition thereof, the Borrowers shall cause such Domestic Subsidiary to take all actions required by this Section 5.12 (within the time periods specified herein) as if such Domestic Subsidiary were then formed or acquired.

(f) Notwithstanding anything to the contrary in this Section 5.12 or any other Collateral Document, (a) the Administrative Agent shall not require the taking of a Lien on, or require the perfection of any Lien granted in, those assets as to which (i) the cost, burden, difficulty or consequence of obtaining or perfecting such Lien (including any mortgage, stamp, intangibles or other tax or expenses relating to such Lien) outweighs the benefit to the Lenders of the security afforded thereby as reasonably determined by the Borrowers and the Administrative Agent or (ii) the granting of a Lien on such asset would violate any enforceable anti-assignment provisions of contracts (not entered into in contemplation thereof) or applicable law or, in the case of assets consisting of licenses, agreements or similar contracts, to the extent the granting of such Lien therein would violate the terms of such license, agreement or similar contract relating to such asset or would trigger the termination of any contract pursuant to any “change of control” or similar provision (in each case, after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law) (other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition), (b) no Lien on Real Estate Assets shall be required except in respect of Material Real Estate Assets (provided that if a mortgage tax will be owed on the entire amount of the Obligations evidenced hereby, then, to the extent permitted by, and in accordance with, applicable law, the amount of such mortgage tax shall be calculated based on the lesser of (x) the amount of the Obligations allocated to the applicable Mortgaged Property and (y) the estimated fair market value of the Mortgaged Property at the time the Mortgage is entered into and determined in a manner reasonably acceptable to Administrative Agent and the Borrower, which in the case of clause (y) will result in a limitation of the Obligations secured by the Mortgage to such amount), (c) no actions shall be required to be taken in order to create, grant or perfect any security interest in any assets located outside of the U.S. (other than Capital Stock in accordance with and subject to Section 5.12(b)) or owned by any Foreign Subsidiary, Immaterial Subsidiary or joint venture and no foreign law security or pledge agreements, foreign law mortgages or deeds or foreign intellectual property filings or searches shall be required, (d) Liens required to be granted or perfected pursuant to this Section 5.12 shall be subject to the Intercreditor Agreement and to exceptions and limitations consistent with those set forth in the Collateral Documents, (e) the Loan Parties shall not be required to seek or obtain any landlord lien waiver, estoppel, warehousemen waiver or other collateral access or similar letter or agreement and (f) no Loan Party shall be required to (i) grant or take any other action with respect to a security interest in any Excluded Assets (as defined in the Pledge and Security Agreement) or (ii) take any action with respect to perfection of any security interest in (A) assets requiring perfection through control agreements or other control arrangements (other than control of promissory notes and pledged Capital Stock as provided in this Agreement and the Pledge and Security Agreement and filing of UCC-1 financing statements), (B) aircraft, vehicles or other assets subject to state law registration, certificate of title or other similar statutes, (C) commercial tort claims asserting damages of less than $2,500,000 individually, or (D) letter of credit rights with an individual face amount of less than $2,500,000 individually, or $5,000,000 in the aggregate, to the extent a security interest therein may not be perfected as supporting obligations by the filing of a UCC-1 financing statement on the primary collateral.

Section 5.13. Maintenance of Ratings.  The Borrowers shall use commercially reasonable efforts to maintain public corporate credit and public corporate family ratings with respect to the Borrowers and a public rating of the Loans from each of S&P and Moody’s; provided that in no event shall the Borrowers be required to maintain any specific rating with any such agency.

Section 5.14. [Reserved].

Section 5.15. Post-Closing Matters.  Each Loan Party shall execute and deliver the documents and complete the tasks set forth on Schedule 5.15, in each case within the time limits specified on such schedule (or such later date as may be agreed by the Administrative Agent), which time limits, for the avoidance of doubt, shall supersede any other applicable time limits imposed herein for such actions.

ARTICLE 6 NEGATIVE COVENANTS

Until the Termination Date has occurred, each of Holdings (solely with respect to Section 6.14) and the other Loan Parties covenant and agree with the Lenders that:

Section 6.01. Indebtedness.  The Borrowers shall not, nor shall they permit any of their respective Subsidiaries to, directly or indirectly, create, incur or assume any Indebtedness, except:

(a) the Obligations (including any Additional Loans);

(b) Indebtedness of the Borrowers to any Subsidiary and of any Subsidiary to the Borrowers or any other Subsidiary; provided that in the case of any Indebtedness of a Subsidiary that is not a Loan Party owing to a Loan Party, such Indebtedness shall (x) be permitted as an Investment by Section 6.06 or (y) be of the type described in clause (ii) of the parenthetical under clause (c) of the definition of “Investment”; provided, further, that subject to Section 5.12, all such Indebtedness of any Loan Party owing to Holdings or any Subsidiary that is not a Loan Party must be expressly subordinated to the Obligations of such Loan Party pursuant to terms reasonably acceptable to the Administrative Agent;

(c) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations (including earn-out and other contingent obligations) incurred in connection with any Disposition permitted hereunder, any acquisitions or other purchases of assets or Capital Stock permitted hereunder, and Indebtedness arising from guaranties, letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments securing the performance of the Borrowers or any such Subsidiary pursuant to such agreements, in each case, both before and after any liability associated therewith becomes fixed;

(d) Indebtedness which may be deemed to exist pursuant to any performance and completion guaranties or customs, stay, performance, bid, surety, statutory, appeal, performance and return of money bonds, tenders, statutory obligations, leases, governmental contracts, trade contracts or other similar obligations incurred in the ordinary course of business or in respect of any letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments to support any of the foregoing items;

(e) Indebtedness in respect of commercial credit cards, purchasing cards and treasury management services, including Banking Services Obligations (as defined in the First Lien Credit Agreement), and other netting services, overdraft protections, automated clearing-house arrangements, employee credit card programs, controlled disbursement, ACH transactions, return items, interstate depository network service, Society for Worldwide Interbank Financial Telecommunication transfers, cash pooling and operational foreign exchange management, and, in each case, similar arrangements and otherwise in connection with cash management in the ordinary course of business, including cash management arrangements among Holdings and its subsidiaries, and Deposit Accounts;

(f) (x) Indebtedness in respect of Guarantees of the obligations of suppliers, customers and licensees in the ordinary course of business, (y) Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrowers or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services and (z) Indebtedness in respect of any letter of credit, bankers’ acceptance, bank guaranty or similar instrument supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business;

(g) Guarantees of Indebtedness or other obligations of the Borrowers or any Subsidiary with respect to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01 or obligations not prohibited by this Agreement; provided that in the case of any Guarantees by a Loan Party of the obligations of a non-Loan Party the related Investment is permitted under Section 6.06;

(h) Indebtedness existing, or pursuant to commitments existing, on the Closing Date and described on Schedule 6.01(h), intercompany Indebtedness outstanding on the Closing Date and any other Indebtedness permitted to be incurred pursuant to the Acquisition Agreement in connection with the Transactions;

(i) Indebtedness of Subsidiaries that are not Loan Parties; provided that the aggregate principal amount at any time outstanding of such Indebtedness shall not exceed the greater of (i) $18,000,000 and (ii) 18.0% of Consolidated Adjusted EBITDA of Holdings and its Subsidiaries determined at the time of incurrence of such Indebtedness (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(b) or (c), as applicable;

(j) Indebtedness consisting of obligations owing under any customer or supplier incentive, supply, license or similar agreements entered into in the ordinary course of business;

(k) Indebtedness consisting of (i) the financing of insurance premiums and/or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(l) Indebtedness with respect to Capital Leases and purchase money Indebtedness incurred prior to or within 270 days of the acquisition or lease or completion of construction, repair or replacement of, or improvement to or installation of assets in an aggregate principal amount at any time outstanding not to exceed the greater of (i) $60,000,000 and (ii) 36.0% of Consolidated Adjusted EBITDA of Holdings and its Subsidiaries, determined at the time of incurrence of such Indebtedness (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(b) or (c), as applicable;

(m) Indebtedness of a Person that becomes a Subsidiary or Indebtedness assumed in connection with an acquisition permitted hereunder after the Closing Date; provided that (i) such Indebtedness (A) is only the obligation of the Person that was acquired or of any of such Person’s Subsidiaries and (B) was not created or incurred in connection or contemplation thereof, (ii) at the time of the execution of the definitive agreement governing such acquisition, no Event of Default exists or would result therefrom and (iii) after giving effect to the assumption of such Indebtedness, the Borrower shall be in compliance with the financial covenant set forth in Section 6.15 on a Pro Forma Basis of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(b) or (c), as applicable;

(n) Indebtedness consisting of promissory notes issued to any stockholders of any Parent Company or any current or former directors, officers, employees, members of management, managers or consultants of any Parent Company, the Borrowers or any subsidiary (or their respective Immediate Family Members) to finance the purchase or redemption of Capital Stock of any Parent Company permitted by Section 6.04(a);

(o) the Borrowers and their respective Subsidiaries may become and remain liable for any Indebtedness refinancing, refunding or replacing any Indebtedness permitted under clauses (a), (h), (i), (l), (m), (o), (r), (t), (u), (v), or (w) of this Section 6.01 (in any case, including any refinancing Indebtedness incurred in respect thereof, “Refinancing Indebtedness”) and any subsequent Refinancing Indebtedness in respect thereof; provided that (i) the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness being refinanced, refunded or replaced, except (A) by an amount equal to unpaid accrued interest and premiums (including tender premiums) thereon plus underwriting discounts, other reasonable and customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with such refinancing or replacement, (B) by an amount equal to any existing commitments unutilized thereunder and (C) by additional amounts permitted to be incurred pursuant to this Section 6.01 (so long as such additional Indebtedness meets the other applicable requirements of this definition and, if secured, Section 6.02), and the outstanding principal amount of such Refinancing Indebtedness (including successive refinancings) with respect to (x) any Indebtedness permitted under clauses (i), (l), (r), (t) (in the case of Refinancing Indebtedness of Subsidiaries that are not Loan Parties), (w) and (y) shall (except to the extent such outstanding principal amount is permitted under clause (C) above (in which case it shall be deemed to be a utilization of the applicable other clause of this Section 6.01 and, if secured, Section 6.02)) be deemed to be outstanding under such clauses for purposes of determining utilization thereunder and (y) any Incremental Facility or any Incremental Equivalent Debt, in either case to the extent incurred in reliance on the Fixed Dollar Incremental Amount, shall be deemed to reduce the Fixed Dollar Incremental Amount, (ii) other than in the case of Refinancing Indebtedness with respect to Indebtedness incurred pursuant to clause (h), (l), (m) or (v) of this Section 6.01, such Indebtedness has a final maturity on or later than (and, in the case of revolving Indebtedness, shall not require mandatory commitment reductions, if any, prior to) the final maturity of the Indebtedness being refinanced, refunded or replaced and, other than with respect to revolving Indebtedness, a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced, refunded or replaced, (iii) the terms of such Refinancing Indebtedness (excluding pricing, fees, premiums, rate floors, optional prepayment or redemption terms (and, if applicable, subordination terms) and, with respect to Refinancing Indebtedness with respect to Indebtedness incurred pursuant to Section 6.01(a), security), are not, taken as a whole (as reasonably determined by the Borrowers), more favorable to the lenders providing such Indebtedness than those applicable to the Indebtedness being refinanced, refunded or replaced (other than any covenants or any other provisions applicable only to periods after the Latest Maturity Date as of such date or which are on then current market terms for the applicable type of Indebtedness), (iv) such Indebtedness is secured only by Permitted Liens at the time of such refinancing, refunding or replacement and, in the case of Refinancing Indebtedness with respect to Indebtedness incurred pursuant to clause (w) or (y) of this Section 6.01, such Indebtedness is not secured by any assets other than the Collateral (it being understood that such Indebtedness may go from being secured to being unsecured), (v) such Indebtedness is incurred by the obligor or obligors in respect of the Indebtedness being refinanced, refunded or replaced, (vi) if the Indebtedness being refinanced, refunded or replaced was originally contractually subordinated to the Obligations in right of payment (or the Liens securing such Indebtedness were originally contractually subordinated to the Collateral), such Indebtedness is contractually subordinated to the Obligations in right of payment (or the Liens securing such Indebtedness shall be subordinated to the Liens of the Secured Parties or the Collateral) on then current market terms for the applicable type of Indebtedness or on terms not materially less favorable, taken as a whole, to the Lenders than those applicable to the Indebtedness (or Liens, as applicable) being refinanced, refunded or replaced, (vii) as of the date of incurring such Indebtedness and after giving effect thereto, no Event of Default under Section 7.01(a), Section 7.01(f) or Section 7.01(g) shall exist or have occurred and be continuing, (viii) in the case of Refinancing Indebtedness with respect to Indebtedness incurred pursuant to Section 6.01(a), (A) such Indebtedness shall be pari passu or junior in right of payment and be pari passu or junior with respect to security with the remaining Obligations hereunder or shall be unsecured; provided that any such Indebtedness that is pari passu or junior with respect to the Collateral shall be subject to a customary intercreditor agreement on terms reasonably satisfactory to the Administrative Agent and the Borrowers and any such Indebtedness that constitutes Subordinated Indebtedness shall be subject to a customary subordination agreement on terms reasonably satisfactory to the Administrative Agent and the Borrowers, (B) if such Indebtedness being refinanced, refunded or replaced is secured, it shall not be secured by any assets other than the Collateral, (C) if such Indebtedness being refinanced, refunded or replaced is Guaranteed, it shall not be Guaranteed by any Person other than a Loan Party and (D) if such Indebtedness shall be in the form of notes (and not loans), it shall be incurred under (and pursuant to) documentation other than this Agreement and (ix) in the case of Refinancing Indebtedness with respect to clauses (i), (l), (m), (r), (t) (but only to the extent such Refinancing Indebtedness is incurred by non-Loan Parties) and clause (v) (but only to the extent such Refinancing Indebtedness is incurred to refinance Indebtedness in connection with Sale and Lease-Back Transactions permitted pursuant to clause (A) or clause (C)(3) of the proviso set forth in Section 6.08) of this Section 6.01, the incurrence of such Refinancing Indebtedness shall be without duplication of any amounts outstanding under such clauses;

(p) Indebtedness in an aggregate principal amount or face amount, as applicable, at any time outstanding not to exceed the greater of (i) $6,000,000 and (ii) 6.0% of Consolidated Adjusted EBITDA of the Borrowers, determined at the time of incurrence of such Indebtedness (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(b) or (c), as applicable, in respect, of letters of credit, bank guaranties, surety bonds, performance bonds and similar instruments issued for general corporate purposes and denominated in currencies other than Dollars;

(q) Indebtedness of the Borrowers or any Subsidiary under any Derivative Transaction entered into in the ordinary course of business and not for speculative purposes;

(r) Indebtedness in an aggregate principal amount at any time outstanding not to exceed the greater of (i) $30,000,000 and (ii) 33.0% of Consolidated Adjusted EBITDA of Holdings and its Subsidiaries determined at the time of incurrence of such Indebtedness (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(b) or (c), as applicable;

(s) [Reserved];

(t) additional unsecured Indebtedness or unsecured Subordinated Indebtedness so long as the Total Net Leverage Ratio would not exceed 6.75:1.00 calculated on a Pro Forma Basis  as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(b) or (c), as applicable (disregarding the Cash proceeds thereof for the purposes of determining the Unrestricted Cash Amount in connection with calculating such Total Net Leverage

Ratio); provided that (i) such Indebtedness shall not mature or require any scheduled amortization or scheduled payments of principal and shall not be subject to mandatory redemption, repurchase, repayment or sinking fund obligations (other than AHYDO, catch-up payments, customary offers to repurchase or a change of control, Disposition or casualty event and customary acceleration rights after an event of default), in each case, prior to the date which is 91 days after the Latest Maturity Date as of such date and (ii) the aggregate principal amount at any time outstanding of such Indebtedness of Subsidiaries that are non-Loan Parties incurred under this clause (t) shall not exceed the greater of (i) $12,000,000 and 12.0% of Consolidated Adjusted EBITDA of Holdings and its Subsidiaries determined at the time of incurrence of such Indebtedness (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(b) or (c), as applicable; provided further that in the case of Subordinated Indebtedness of the Loan Parties incurred pursuant to this clause (t), such Indebtedness shall be subject to a customary subordination agreement reasonably acceptable to the Administrative Agent;

(u) Indebtedness of the Borrowers or any Subsidiary Guarantor incurred in respect of any First Lien Facility in an aggregate principal amount that does not exceed the Maximum First Lien Principal Amount (as defined in the Intercreditor Agreement); provided that such Indebtedness is secured only by Liens permitted under Section 6.02(t);

(v) Indebtedness incurred in connection with Sale and Lease-Back Transactions permitted pursuant to Section 6.08;

(w) secured or unsecured notes and/or loans (and/or commitments in respect thereof) issued or incurred by the Borrowers (or a co-issuer in addition thereto) in lieu of Incremental Facilities (such notes or loans, “Incremental Equivalent Debt”); provided that (i) the aggregate outstanding principal amount (or committed amount, if applicable) of all Incremental Equivalent Debt, together with the aggregate outstanding principal amount (or committed amount, if applicable) of all Incremental Loans and Incremental Commitments provided pursuant to Section 2.23 of each of this Agreement and the First Lien Credit Agreement or any equivalent term under documentation governing any First Lien Facility, respectively (other than those provided solely in reliance on Section 2.23(a)(B) of this Agreement and Section 2.23(a)(C) the First Lien Credit Agreement, respectively), shall not exceed the Incremental Cap, (ii) any Incremental Equivalent Debt shall be subject to the proviso to Section 2.23(a) of this Agreement and the First Lien Credit Agreement, respectively (other than clause (iv) thereof, except as provided therein), (iii) any such notes and/or loans that are secured shall be secured only by the Collateral and on a pari passu or junior basis with the Obligations and (iv) any such Indebtedness that ranks pari passu in right of security or is junior in right of payment or security shall be subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent;

(x) Indebtedness (including obligations in respect of letters of credit, bank guarantees, surety bonds, performance bonds or similar instruments with respect to such Indebtedness) incurred in respect of workers compensation claims, unemployment insurance (including premiums related thereto), other types of social security, pension obligations, vacation pay, health, disability or other employee benefits;

(y) additional Indebtedness that is secured on a junior basis to the Obligations so long as the Secured Net Leverage Ratio would not exceed 6.25:1.00 calculated on a Pro Forma Basis  as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(b) or (c), as applicable, (disregarding the Cash proceeds thereof for the purposes of determining the Unrestricted Cash Amount in connection with calculating such Secured Net Leverage Ratio); provided that (x) any such Indebtedness will be subject to customary intercreditor arrangements reasonably satisfactory to the Administrative Agent and (y) that the aggregate principal amount at any time outstanding of such Indebtedness of Subsidiaries that are non-Loan Parties incurred under this clause (y) shall not exceed the greater of (i) $12,000,000 and 12.0% of Consolidated Adjusted EBITDA of Holdings and its Subsidiaries determined at the time of incurrence of such Indebtedness (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(b) or (c), as applicable;

(z) Indebtedness representing (i) deferred compensation to current or former directors, officers, employees, members of management, managers and consultants of any Parent Company, the Borrowers or any Subsidiary in the ordinary course of business and (ii) deferred compensation or other similar arrangements in connection with the Transactions, any Permitted Acquisition or any other Investment permitted hereby;

(aa) unfunded pension fund and other employee benefit plan obligations and liabilities incurred in the ordinary course of business to the extent that the unfunded amounts would not be reasonably expected to cause an Event of Default under Section 7.01(i);

(bb) Indebtedness constituting reimbursement obligations in an aggregate face amount not to exceed $3,000,000 in respect of any letters of credit not issued by an Issuing Bank (as defined in the First Lien Credit Agreement);

(cc) Indebtedness in respect of any letter of credit issued in favor of any Issuing Bank (as defined in the First Lien Credit Agreement) to support any Defaulting Lender’s (as defined in the First Lien Credit Agreement) participation in Letters of Credit (as defined in the First Lien Credit Agreement) as contemplated by Section 2.22(d) of the First Lien Credit Agreement;

(dd) customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business; and

(ee) to the extent constituting Indebtedness, all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01.

The accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.01.

For purposes of determining compliance at any time with this Section 6.01, the Borrowers, in their sole discretion, from time to time, may classify or reclassify such transaction or item (or portion thereof) in accordance with Section 1.03.

Section 6.02. Liens.  The Borrowers shall not, nor shall they permit any of their respective Subsidiaries to, create, incur, assume or permit or suffer to exist any Lien on or with respect to any property of any kind owned by it, whether now owned or hereafter acquired, except:

(a) Liens created pursuant to the Loan Documents securing the Obligations (including any Additional Loans);

(b) Liens for a material amount of Taxes, assessments or other governmental charges or levies which are (i) not yet due, remain payable without penalty, or, if due, obligations with respect to such Taxes that are not overdue by more than 30 days, (ii) being contested in good faith and are subject to appropriate reserves to the extent required under GAAP or (iii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(c) statutory Liens (and rights of set-off) and contractual restatements thereof of landlords, banks, carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law or contract, in each case incurred in the ordinary course of business (i) for amounts not yet overdue by more than 30 days, (ii) for amounts that are overdue by more than 30 days and that are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts or (iii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(d) Liens incurred (i) in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security laws and regulations, (ii) in the ordinary course of business to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), (iii) pursuant to pledges and deposits of Cash or Cash Equivalents in the ordinary course of business securing (x) any liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty, liability or other insurance to Holdings, the Borrowers and their respective Subsidiaries or (y) leases or licenses of property otherwise permitted by this Agreement or (iv) to secure obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments posted with respect to the items described in clauses (i) through (iii) above;

(e) Liens consisting of easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not, in the aggregate, materially interfere with the ordinary conduct of the business of the Borrowers and their respective Subsidiaries, taken as a whole, or the use of the affected property for its intended purpose;

(f) Liens consisting of any (i) interest or title of a lessor or sub-lessor under any lease of real estate permitted hereunder, (ii) landlord lien permitted by the terms of any lease, (iii) restriction or encumbrance to which the interest or title of such lessor or sub-lessor may be subject or (iv) subordination of the interest of the lessee or sub-lessee under such lease to any restriction or encumbrance referred to in the preceding clause (iii);

(g) Liens solely on any Cash earnest money deposits made by the Borrowers or any of their respective Subsidiaries in connection with any letter of intent or purchase agreement with respect to any Investment permitted hereunder;

(h) purported Liens evidenced by the filing of UCC financing statements relating solely to operating leases or consignment or bailee arrangements entered into in the ordinary course of business;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) Liens in connection with any zoning, building or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any or dimensions of real property or the structure thereon, including Liens in connection with any condemnation or eminent domain proceeding or compulsory purchase order;

(k) Liens on assets securing Indebtedness permitted pursuant to Section 6.01(o) (solely with respect to the permitted refinancing of Indebtedness permitted pursuant to Sections Section 6.01(a), (i), (l), (m), (r), (w) and (y)); provided that (i) no such Lien extends to any asset not covered by the Lien securing the Indebtedness that is refinanced (other than the proceeds and products thereof, accessions thereto and improvements thereon) or as otherwise permitted under this Section 6.02 with respect to such Lien (subject to any limitations on Liens set forth in Section 6.01(o) with respect to such Refinancing Indebtedness and it being understood that any Liens existing in reliance on this reference to any such other clause of this Section 6.02 shall be deemed a utilization of such amounts under such applicable other clause of this Section 6.02) and (ii) if the Indebtedness being refinanced was subject to intercreditor arrangements, then any refinancing Indebtedness in respect thereof shall be subject to intercreditor arrangements not materially less favorable (as reasonably determined by the Borrowers), taken as a whole, than the intercreditor arrangements governing the Indebtedness that is refinanced or shall be otherwise reasonably acceptable to the Administrative Agent;

(l) Liens described on Schedule 6.02 and any modifications, replacements, refinancings, renewals or extensions thereof; provided that (i) no such Lien extends to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 6.01 and (B) proceeds and products thereof, accessions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(l) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its Affiliates) and (ii) such modification, replacement, refinancing, renewal or extension of the obligations secured or benefited by such Liens, if constituting Indebtedness, is permitted by Section 6.01;

(m) Liens arising out of Sale and Lease-Back Transactions permitted under Section 6.08;

(n) Liens securing Indebtedness permitted pursuant to Section 6.01(l); provided that any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness and proceeds and products thereof, accessions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(l) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its Affiliates);

(o) (i) Liens securing Indebtedness permitted pursuant to Section 6.01(m) on assets acquired or on the Capital Stock and assets of the relevant newly acquired Subsidiary; provided that no such Lien (x) extends to or covers any other assets (other than the proceeds or products thereof, accessions or additions thereto and improvements thereon) and (y) was not created in contemplation of the applicable acquisition of assets or Capital Stock;

(p) Liens (i) that are contractual rights of setoff or netting relating to (A) the establishment of depositary relations with banks not granted in connection with the issuance of Indebtedness, (B) pooled deposit or sweep accounts of any Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of any Borrower or any Subsidiary, (C) purchase orders and other agreements entered into with customers of any Borrower or any Subsidiary in the ordinary course of business and (D) commodity trading or other brokerage accounts incurred in the ordinary course of business, (ii) Liens encumbering reasonable customary initial deposits and margin deposits, and similar Liens attaching to commodity trading accounts or other brokerage accounts and (iii) bankers Liens and rights and remedies as to Deposit Accounts;

(q) Liens on assets and Capital Stock of Subsidiaries that are non-Loan Parties (including Capital Stock owned by such Persons) securing Indebtedness of non-Loan Parties permitted pursuant to Section 6.01;

(r) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Borrowers and their respective Subsidiaries;

(s) Liens disclosed in the title insurance policies delivered pursuant to Sections 5.12 with respect to any Mortgaged Property and any replacement, extension or renewal of any such Lien; provided that no such replacement, extension or renewal Lien shall cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal (and additions thereto, improvements thereon and the proceeds thereof);

(t) Liens securing Indebtedness incurred pursuant to Sections 6.01(u) and 6.01(w) and subject to the Intercreditor Agreement or another intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent;

(u) other Liens on assets securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed the greater of (i) $30,000,000 and (ii) 33.0% of Consolidated Adjusted EBITDA of the Borrowers, determined at the time of incurrence of such Lien (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(b) or (c), as applicable, prior to the date of the applicable incurrence;

(v) Liens on assets securing judgments, awards, attachments or decrees not constituting an Event of Default under Section 7.01(h);

(w) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business (including with respect to IP Rights) which do not interfere in any material respect with the business of the Borrowers and their respective Subsidiaries (other than an Immaterial Subsidiary);

(x) Liens on Securities that are the subject of repurchase agreements constituting Investments permitted under Section 6.06 arising out of such repurchase transaction;

(y) Liens securing obligations in respect letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments permitted under Sections 6.01(c), (d), (f), (q) , (x), (bb) and (cc);

(z) Liens arising (i) out of conditional sale, title retention, consignment or similar arrangements for the sale of any assets or property in the ordinary course of business and permitted by this Agreement or (ii) under Article 2 and Article 4 of the UCC;

(aa) Liens (i) in favor of the Borrowers or the Loan Guarantors and (ii) granted by any non-Loan Party in favor of any other non-Loan Party, in the case of each of clauses (i) and (ii) above, securing intercompany Indebtedness permitted under Section 6.01;

(bb) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(cc) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(dd) Liens securing (i) obligations under Hedge Agreements in connection with any Derivative Transactions permitted pursuant to Section 6.01(q) and (ii) obligations in Section 6.01(e);

(ee) (i) Liens on Capital Stock of joint ventures or Unrestricted Subsidiaries securing capital contributions to or obligations of such Persons and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-Wholly-Owned Subsidiaries;

(ff) any interest or title of a licensor, sublicensor, lessor or sublessor in the property covered by any license or lease agreement (including with respect to IP Rights) of any Borrower or any of their respective Subsidiaries entered into in the ordinary course of business and not otherwise prohibited hereunder;

(gg) Liens on Cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(hh) undetermined or inchoate Liens, rights of distress and charges incidental to current operations which have not at such time been filed or exercised, or which relate to obligations not due or payable or if due, the validity of which is being contested diligently and in good faith by appropriate proceedings;

(ii) Liens consisting of any condemnation or eminent domain proceeding or compulsory purchase order affecting real property;

(jj) Liens arising in connection with Sale-Leaseback Transactions permitted under Section 6.08;

(kk) Liens or restrictions on the transfer of assets imposed by any Governmental Authorities as presently in effect, as amended from time to time, and any regulation thereunder; and

(ll) Liens securing Indebtedness incurred in reliance on Section 6.01(y).

For purposes of determining compliance at any time with this Section 6.02, the Borrowers, in their sole discretion, from time to time, may classify or reclassify such transaction or item (or portion thereof) in accordance with Section 1.03.

Section 6.03. No Further Negative Pledges.  The Borrowers shall not nor shall they permit any of their respective Subsidiaries to enter into any agreement prohibiting the creation or assumption of any Lien upon any of their properties (other than Excluded Assets), whether now owned or hereafter acquired, for the benefit of the Secured Parties with respect to the Obligations, except with respect to:

(a) specific property to be sold pursuant to any Disposition permitted by Section 6.07;

(b) restrictions contained in any agreement with respect to Indebtedness permitted by Section 6.01 that is secured by a Permitted Lien, but only if such restrictions apply only to the Person or Persons obligated under such Indebtedness and its or their Subsidiaries or the property or assets securing such Indebtedness;

(c) restrictions imposed by any agreement governing Indebtedness entered into after the Closing Date and permitted under Section 6.01 that are, taken as a whole, in the good faith judgment of the Borrowers, not materially more restrictive with respect to the Borrowers or any Subsidiary than (i)

customary market terms for Indebtedness of such type, (ii) the restrictions contained in this Agreement or (iii) restrictions in effect on the Closing Date, so long as the Borrowers shall have determined in good faith that such restrictions will not affect its obligation or ability to make any payments required hereunder;

(d) restrictions by reason of customary provisions restricting assignments, subletting or other transfers (including the granting of any Lien) contained in leases, subleases, licenses, sublicenses and other agreements entered into in the ordinary course of business (provided that such restrictions are limited to the relevant leases, subleases, licenses, sublicenses or other agreements and/or the property or assets secured by such Liens or the property or assets subject to such leases, subleases, licenses, sublicenses or other agreements, as the case may be);

(e) Permitted Liens and restrictions in the agreements relating thereto that limit the right of the Borrowers or any of their respective Subsidiaries to Dispose of, or encumber the assets subject to such Liens;

(f) provisions limiting the Disposition or distribution of assets or property in joint venture agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements (or the Persons the Capital Stock of which is the subject of such agreement);

(g) any encumbrance or restriction assumed in connection with an acquisition of property or the Capital Stock of any Person, so long as such encumbrance or restriction relates solely to the property so acquired (or to the Person or Persons (and its or their subsidiaries) bound thereby) and was not created in connection with or in contemplation of such acquisition;

(h) restrictions imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements that restrict the transfer of the assets of, or ownership interests in, such partnership, limited liability company, joint venture or similar Person;

(i) restrictions on Cash or other deposits imposed by Persons under contracts entered into in the ordinary course of business or for whose benefit such Cash or other deposits exist;

(j) restrictions set forth in documents which exist on the Closing Date;

(k) restrictions contained in documents governing Indebtedness and Liens on Capital Stock permitted hereunder of any Subsidiary that is not a Loan Party;

(l) restrictions set forth in any Loan Document, any Hedge Agreement, any “Loan Documents” (as defined in the First Lien Credit Agreement) and/or any agreement relating to any Banking Services Obligation (as defined in the First Lien Credit Agreement) or obligations permitted pursuant to Section 6.01(e); and

(m) other restrictions or encumbrances imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (l) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrowers, no more restrictive with respect to such encumbrances and other restrictions, taken as a whole, than those in effect prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance at any time with this Section 6.03, the Borrowers, in their sole discretion, from time to time, may classify or reclassify such transaction or item (or portion thereof) in accordance with Section 1.03.

Section 6.04. Restricted Payments; Certain Payments of Indebtedness.

(a) The Borrowers shall not pay or make, directly or indirectly, any Restricted Payment, except that:

(i) the Borrowers may make Restricted Payments to the extent necessary to permit any Parent Company:

(A) to pay general administrative costs and expenses (including corporate overhead, legal or similar expenses and customary wages, salary, bonus and other benefits payable to directors, officers, employees, members of management, consultants and/or independent contractors of any Parent Company), franchise fees, franchise Taxes and similar fees, Taxes and expenses required to maintain the organizational existence of such Parent Company, in each case, which are reasonable and customary and incurred in the ordinary course of business, plus any reasonable and customary indemnification claims made by current or former directors, officers, members of management, employees or consultants of any Parent Company, in each case, to the extent attributable to the ownership or operations of any Parent Company (but excluding, for the avoidance of doubt, the portion of any amount, if any, that is attributable to the ownership or operation of any subsidiary of any Parent Company other than Holdings and/or its subsidiaries);

(B) [Reserved];

(C) to pay audit and other accounting and reporting expenses at such Parent Company to the extent relating to the ownership or operations of any Parent Company (but excluding, for the avoidance of doubt, the portion of any such expenses, if any, attributable to the ownership or operations of any subsidiary of any Parent Company other than Holdings and/or its subsidiaries), Holdings, the Borrowers and/or their respective Subsidiaries;

(D) for the payment of insurance premiums to the extent relating to the ownership or operations of any Parent Company (but excluding, for the avoidance of doubt, the portion of such premiums, if any, attributable to the ownership or operations of any subsidiary of any Parent Company other than Holdings and/or its subsidiaries), Holdings, the Borrowers and/or their respective Subsidiaries;

(E) pay fees and expenses related to debt or equity offerings, investments or acquisitions permitted or not restricted by this Agreement (whether or not consummated);

(F) to pay the consideration to finance any Investment permitted under Section 6.06 (provided that (x) such Restricted Payments under this clause (a)(i)(F) shall be made substantially concurrently with the closing of such Investment and (y) such Parent Company shall, promptly following the closing thereof, cause all such property acquired to be contributed to the Borrowers or one of their respective Subsidiaries, or the merger, consolidation or amalgamation of the Person formed or acquired into the Borrowers or one of their respective Subsidiaries, in order to consummate such Investment in a manner that causes such Investment to comply with the applicable requirements of Section 6.06 as if undertaken as a direct Investment by such Borrower or such Subsidiary) (it being agreed that such contribution or merger, consolidation or amalgamation shall not increase the Available Amount except to the extent in excess of such Restricted Payment made in reliance on this clause (a)(i)(F))); and

(G) to pay customary salary, bonus, severance and other benefits payable to current or former directors, officers, members of management, managers, employees or consultants (or any Immediate Family Member thereof) of any Parent Company plus any reasonable and customary indemnification claims made by current or former directors, officers, members of management, managers, employees or consultants of any Parent Company, to the extent such salary, bonuses, severance and other benefits or claims in respect of any of the foregoing) are directly attributable and reasonably allocated to the ownership or operations of any Parent Company (but excluding, for the avoidance of doubt, the portion of any amount, if any, that is attributable to the ownership or operation of any subsidiary of any Parent Company other than Holdings and/or its subsidiaries), Holdings, the Borrowers and/or their respective Subsidiaries, in each case, so long as such Parent Company applies the amount of any such Restricted Payment for such purpose;

(ii) the Borrowers may pay (or make Restricted Payments to allow any Parent Company to pay) for the repurchase, redemption, retirement or other acquisition or retirement for value of Capital Stock of any Parent Company, any Borrower or any Subsidiary held by any future, present or former employee, director, member of management, officer, manager or consultant (or any Immediate Family Member thereof) of any Parent Company, any Borrower or any Subsidiary:

(A) in accordance with the terms of notes issued pursuant to Section 6.01(n), so long as the aggregate amount of all Cash payments made in respect of such notes, together with the aggregate amount of Restricted Payments made pursuant to clause (D) of this clause (ii), does not exceed $4,800,000 in any Fiscal Year, which, if not used in any Fiscal Year, may be carried forward to the next subsequent Fiscal Year;

(B) with the proceeds of any sale or issuance of the Capital Stock of any Parent Company that are not otherwise applied;

(C) with the net proceeds of any key-man life insurance policies received during such Fiscal Year; or

(D) with Cash and Cash Equivalents in an amount not to exceed, together with the aggregate amount of all Cash payments made in respect of notes issued pursuant to Section 6.01(n) and clause (A) of this clause (ii), $4,800,000 in any Fiscal Year, which, if not used in any Fiscal Year, may be carried forward to the next subsequent Fiscal Year;

(iii) so long as no Event of Default then exists or would result therefrom and, to the extent applicable, subject to the conditions set forth in clause (a)(ii) of the definition of Available Amount, the Borrowers may make Restricted Payments in an amount not to exceed the portion, if any, of the Available Amount on such date that the Borrowers elect to apply to this clause (iii);

(iv) the Borrowers may make Restricted Payments (i) to any Parent Company to enable such Parent Company to make Cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of such Parent Company or (ii) consisting of (A) payments made or expected to be made in respect of withholding or similar Taxes payable by any future, present or former officers, directors, employees, members of management, managers or consultants of any Borrower, any Subsidiary or Parent Company or any of their respective Immediate Family Members and/or (B) repurchases of Capital Stock in consideration of the payments described in clause (A) above, including demand repurchases in connection with the exercise of stock options;

(v) the Borrowers may repurchase (or make Restricted Payments to any Parent Company to enable it to repurchase) Capital Stock upon the exercise of options or warrants or other securities convertible into or exchangeable for Capital Stock if such Capital Stock represents all or a portion of the exercise price of such options or warrants or other securities as part of a “cashless” exercise;

(vi) the Borrowers may make Restricted Payments the proceeds of which are applied (A) on the Closing Date, solely to effect the consummation of the Transactions and (B) on and after the Closing Date, to satisfy any payment obligations owing under the Acquisition Agreement (as in effect on the date hereof) and the payment of any Transaction Costs;

(vii) so long as no Event of Default shall have occurred and be continuing at the time of the declaration thereof or would result therefrom, following the consummation of an IPO, the Borrowers may (or may make Restricted Payments to any Parent Company to enable it to) make Restricted Payments with respect to any Capital Stock in an amount of up to 6.0% per annum of the net Cash proceeds received by or contributed to the Borrowers from any such IPO;

(viii) the Borrowers may make Restricted Payments to (i) redeem, repurchase, retire or otherwise acquire any (A) Capital Stock (“Treasury Capital Stock”) of any Borrower or any Subsidiary or (B) Capital Stock of any Parent Company, in the case of each of subclauses (A) and (B) above, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to any Borrower or a Subsidiary) of, Qualified Capital Stock of any Borrower or any Parent Company to the extent any such proceeds are contributed to the capital of any Borrower or any Subsidiary in respect of Qualified Capital Stock (“Refunding Capital Stock”) and (ii) declare and pay dividends on the Treasury Capital Stock out of the proceeds of the substantially concurrent sale (other than to any Borrower or a Subsidiary) of the Refunding Capital Stock;

(ix) to the extent constituting a Restricted Payment, the Borrowers may consummate any transaction permitted by Section 6.06 (other than Sections 6.06(j) and (t)), Section 6.07 (other than Section 6.07(g)) and Section 6.09 (other than Section 6.09(d) and (j)); and

(x) [Reserved];

(xi) the Borrowers may pay any dividend or consummate any redemption within 60 days after the date of the declaration thereof or the provision of a redemption notice with respect thereto, as the case may be, if at the date of such declaration or notice, the dividend or redemption notice would have complied with the provisions hereof;

(xii) any Borrower or any Subsidiary may make additional Restricted Payments; provided that after giving Pro Forma Effect thereto, (i) the Total Net Leverage Ratio (calculated on a Pro Forma Basis) is not greater than 4.75:1.00 as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(b) or (c), as applicable, on or prior to the making of such Restricted Payment and (ii) no Event of Default shall have occurred and be continuing or would result therefrom;

(xiii) the Borrowers may make Restricted Payments to the extent necessary to make Tax Distributions; and

(xiv) so long as no Event of Default then exists or would result therefrom, any Borrower or any Subsidiary may make additional Restricted Payments up to an amount equal to the greater of $6,000,000 and 6.0% of Consolidated Adjusted EBITDA at the time such payment is made less the aggregate amount previously or concurrently used to make Investments pursuant to Section 6.06(q)(iii) or Restricted Debt Payments pursuant to Section 6.04(b)(viii)(B); and

(b) The Borrowers shall not, nor shall they permit any Subsidiary to, make any payment in Cash, securities or other property on or in respect of principal of or interest on any Junior Indebtedness (such Indebtedness, the “Restricted Debt”), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Restricted Debt (collectively, “Restricted Debt Payments”), except:

(i) the purchase, defeasance, redemption, repurchase, repayment or other acquisition or retirement of any Restricted Debt made by exchange for, or out of the proceeds of the substantially concurrent incurrence of, Refinancing Indebtedness permitted by Section 6.01;

(ii) payments as part of an “applicable high yield discount obligation” catch-up payment;

(iii) payments of regularly scheduled interest and payments of fees, expenses and indemnification obligations as and when due in respect of any Restricted Debt (other than payments with respect to Subordinated Indebtedness prohibited by the subordination provisions thereof);

(iv) payments with respect to intercompany Indebtedness permitted under Section 6.01, subject to the subordination provisions applicable thereto;

(v) (A) Restricted Debt Payments in exchange for, or with proceeds of any issuance of Capital Stock of any Parent Company or Qualified Capital Stock of any Borrower or any Subsidiary Guarantor (other than issuances to any Borrower or any Subsidiary), and/or any capital contribution in respect of Qualified Capital Stock of any Borrower, (B) Restricted Debt Payments as a result of the conversion of all or any portion of Restricted Debt into Qualified Capital Stock of any Parent Company, any Borrower or any Subsidiary and (C) to the extent constituting a Restricted Debt Payment, payment-in-kind interest with respect to any Restricted Debt that is permitted under Section 6.01;

(vi) so long as no Event of Default then exists or would result therefrom and, to the extent applicable, subject to the conditions set forth in clause (a)(ii) of the definition of Available Amount, Restricted Debt Payments in an aggregate amount not to exceed the portion, if any, of the Available Amount on such date that the Borrowers elect to apply to this clause (vi);

(vii) so long as no Event of Default then exists or would result therefrom, additional Restricted Debt Payments provided that the Total Net Leverage Ratio would not exceed 4.75:1.00 calculated on a Pro Forma Basis as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(b) or (c), as applicable, prior to the date of delivery of irrevocable notice with respect thereto; and

(viii) so long as no Event of Default then exists or would result therefrom, additional Restricted Debt Payments up to an amount equal to the greater of $6,000,000 and 6.0% of Consolidated Adjusted EBITDA at the date of delivery of irrevocable notice with respect thereto less the aggregate amount previously or concurrently used to make an Investment pursuant to Section 6.06(q)(iii) plus, if the Borrowers so elect, amounts in lieu of any amounts permitted to be made as Restricted Payments under Section 6.04(a)(xiv) at such time.

For purposes of determining compliance at any time with this Section 6.04, the Borrowers, in their sole discretion, from time to time, may classify or reclassify such transaction or item (or portion thereof) in accordance with Section 1.03.

Section 6.05. Restrictions on Subsidiary Distributions.  Except as provided herein or in any other Loan Document or the First Lien Credit Agreement (or any documentation with respect to any First Lien Facility), any document with respect to any “Incremental Equivalent Debt” (as defined in the First Lien Credit Agreement or any equivalent term under any documentation governing any First Lien Facility) or, in each case, in any agreements with respect to refinancings, renewals or replacements of such Indebtedness permitted by Section 6.01, the Borrowers shall not, nor shall they permit any of their respective Subsidiaries to enter into or cause to exist any agreement restricting the payment of dividends or other distributions or the making of Cash loans or advances by any Subsidiary to any Borrower or any other Loan Party that is a Subsidiary of any Borrower, except:

(a) in any agreement evidencing (x) Indebtedness of a Subsidiary that is not a Loan Party permitted by Section 6.01, (y) Indebtedness permitted by Section 6.01 that is secured by a Permitted Lien if such encumbrance or restriction applies only to the Person obligated under such Indebtedness and its Subsidiaries or the property or assets intended to secure such Indebtedness and (z) Indebtedness permitted pursuant to clauses (l), (o) (as it relates to Indebtedness in respect of clauses (a), (r), (w) and (y) of Section 6.01) (r), (w) and (y) of Section 6.01);

(b) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, subleases, licenses, sublicenses, joint venture agreements and similar agreements entered into in the ordinary course of business;

(c) that are or were created by virtue of any Lien granted upon, transfer of, agreement to transfer or grant of, any option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement;

(d) assumed in connection with an acquisition of property or the Capital Stock of any Person, so long as such encumbrance or restriction relates solely to the Person and its Subsidiaries (including the Capital Stock of such Person) and/or property so acquired and was not created in connection with or in anticipation of such acquisition;

(e) in any agreement for the Disposition of a Subsidiary (or all or substantially all of the property and/or assets thereof) that restricts the payment of dividends or other distributions or the making of loans or advances by that Subsidiary pending such Disposition;

(f) in provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Capital Stock of a Person other than on a pro rata basis;

(g) imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person;

(h) on Cash or other deposits imposed by Persons under contracts entered into in the ordinary course of business or for whose benefit such Cash or other deposits exist;

(i) set forth in documents which exist on the Closing Date;

(j) customary net worth or similar provisions contained in leases, contracts or other documents entered into by any Borrower or any Subsidiary so long as such Borrower or such Subsidiary has determined in good faith that such net worth or similar provisions could not reasonably be expected to impair the ability of such Borrower or such Subsidiary to meet its ongoing obligations;

(k) (A) those arising under or as a result of applicable law, rule, regulation or order or the terms of any license, authorization, concession or permit and (B) those arising in any Hedge Agreement or any agreement relating to any Banking Services Obligation (as defined in the First Lien Credit Agreement) or obligations of the type set forth in Section 6.01(e); and

(l) restrictions of the types referred to in the first paragraph of this Section 6.05 above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (k) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrowers, no more restrictive with respect to such restrictions taken as a whole than those in existence prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance at any time with this Section 6.05, the Borrowers, in their sole discretion, from time to time, may classify or reclassify such transaction or item (or portion thereof) in accordance with Section 1.03.

Section 6.06. Investments.  The Borrowers shall not, nor shall it permit any of their respective Subsidiaries to make any Investment in any other Person except:

(a) Cash or Investments that were Cash Equivalents at the time made;

(b) (i) Investments existing on the Closing Date in the Borrowers or any Subsidiary, (ii) Investments made after the Closing Date among the Borrowers and their respective Subsidiaries that are Loan Parties and (iii) Investments by a Loan Party in a non-Loan Party consisting of the contribution or Disposition of the Capital Stock of any Person which is not a Loan Party;

(c) Investments (i) constituting deposits, prepayments and other credits to suppliers, (ii) made in connection with obtaining, maintaining or renewing client and customer contracts and (iii) in the form of advances made to distributors, suppliers, licensors and licensees, in each case, in the ordinary course of business or, in the case of clause (iii), to the extent necessary to maintain the ordinary course of supplies to any Borrower or any Subsidiary;

(d) Investments made (x) by any Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party and (y) by any Loan Party in any Subsidiary that is not a Loan Party so long as, in the case of this clause (y), the aggregate amount of any such Investments outstanding at any time does not exceed the greater of $18,000,000 and 18.0% of Consolidated Adjusted EBITDA of the Borrowers, determined at the time of making such Investment (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(b) or (c), as applicable;

(e) (i) Permitted Acquisitions and (ii) Investments in any Subsidiary that is not a Loan Party in an amount required to permit such Subsidiary to consummate a Permitted Acquisition, but only to the extent such Subsidiary actually consummates such Permitted Acquisition;

(f) Investments existing on, or contractually committed to as of, the Closing Date and described on Schedule 6.06 or consisting of intercompany Investments outstanding on the Closing Date and any modification, replacement, renewal or extension thereof so long as such modification, renewal or extension thereof does not increase the amount of such Investment except by the terms thereof or as otherwise permitted by this Section 6.06;

(g) Investments received in lieu of Cash in connection with any Disposition permitted by Section 6.07;

(h) loans or advances to present or former employees, directors, members of management, officers, managers or consultants, independent contractors or other service providers (or their respective Immediate Family Members) of any Parent Company, the Borrowers or their respective Subsidiaries to the extent permitted by Requirements of Law, in connection with such Person’s purchase of Capital Stock of any Parent Company or Subsidiary, (i) in an aggregate principal amount not to exceed $3,000,000 at any one time outstanding or (ii) so long as the proceeds of such Capital Stock are substantially contemporaneously contributed to such Borrower or such Subsidiary (it being agreed that, to the extent of any Investment made in reliance on this clause (ii), such contribution shall not increase the Available Amount and shall be disregarded in any other basket under Section 6.04 or this Section 6.06 that, in the absence of this clause, would have provided availability thereunder as a result thereof);

(i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(j) Investments consisting of Indebtedness permitted under Section 6.01 (other than Indebtedness permitted under Sections 6.01(b) and (g)), Permitted Liens, Restricted Payments permitted under Section 6.04 (other than Section 6.04(a)(ix)), Restricted Debt Payments permitted by Section 6.04 and mergers, consolidations, amalgamations, liquidations, winding up, dissolutions or Dispositions permitted by Section 6.07 (other than Section 6.07(a) (if made in reliance on sub‑clause (ii)(y)), Section 6.07(b) (if made in reliance on clause (ii)), Section 6.07(c)(i) (if made in reliance on the proviso therein) and Section 6.07(g));

(k) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers;

(l) Investments (including debt obligations and Capital Stock) received (i) in connection with the bankruptcy or reorganization of any Person, (ii) in settlement of delinquent obligations of, or other disputes with, customers, suppliers and other account debtors arising in the ordinary course of business, (iii) upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and/or (iv) as a result of the settlement, compromise, resolution of litigation, arbitration or other disputes;

(m) loans and advances of payroll payments or other compensation, or for moving, entertainment and travel expenses, drawing accounts and similar expenditures, in each case, to present or former employees, directors, members of management, officers, managers or consultants of any Parent Company (to the extent such payments or other compensation relate to services provided to such Parent Company (but excluding, for the avoidance of doubt, the portion of any such amounts, if any, attributable to the ownership or operation of any subsidiary of any Parent Company other than Holdings and/or its subsidiaries)) or any Loan Party in the ordinary course of business;

(n) Investments to the extent that payment for such Investments is made solely with Capital Stock of any Parent Company or Qualified Capital Stock of Holdings, any Parent Company or any Subsidiary or, following an IPO, the Borrowers, in each case, to the extent not resulting in a Change of Control;

(o) (i) Investments of a Subsidiary acquired after the Closing Date, or of any Person acquired by, or merged into or consolidated or amalgamated with, any Borrower or any Subsidiary after the Closing Date, in each case pursuant to an Investment otherwise permitted by this Section 6.06 after the Closing Date to the extent that such Investments of such Person were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation and (ii) any modification, replacement, renewal or extension of any Investment permitted under clause (i) of this Section 6.06(o) so long as any such modification, replacement, renewal or extension thereof does not increase the amount of such Investment except as otherwise permitted by this Section 6.06;

(p) the Transactions and Investments made to effect the Transactions;

(q) Investments made after the Closing Date by the Borrowers and/or any of their respective Subsidiaries in an aggregate amount at any time outstanding not to exceed (i) the greater of $30,000,000 and 33.0% of Consolidated Adjusted EBITDA of the Borrowers as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(b) or (c), as applicable, plus (ii) in the event that (A) any Loan Party makes any Investment after the Closing Date in any Person that is not a Subsidiary and (B) such Person subsequently becomes a Subsidiary, an amount equal to 100% (or, if such Person becomes a Subsidiary that is not a Wholly Owned Subsidiary, a percentage equal to the percentage of the total voting power of Capital Stock issued by such Subsidiary that is owned by such Loan Party) of the fair market value of such Investment as of the date on which such Person becomes a Subsidiary plus (iii) if the Borrowers so elect, amounts in lieu of any amounts permitted to be made as Restricted Payments under Section 6.04(a)(xiv) or Restricted Debt Payments pursuant to Section 6.04(b)(viii) at such time (after giving effect to any concurrent Restricted Payments or Restricted Debt Payments to be made at such time);

(r) so long as no Event of Default under Section 7.01(a), Section 7.01(f) or Section 7.01(g) then exists or would result therefrom, Investments made after the Closing Date by the Borrowers and their respective Subsidiaries in an aggregate outstanding amount not to exceed the portion, if any, of the Available Amount on such date that the Borrowers elect to apply to this clause (r);

(s) (i) Guarantees of leases (other than Capital Leases) or of other obligations not constituting Indebtedness and (ii) Guarantees of the lease obligations of suppliers, customers, franchisees and licensees of the Borrowers and their respective Subsidiaries, in each case in the ordinary course of business;

(t) Investments in any Parent Company in amounts and for purposes for which Restricted Payments to Holdings are permitted under Section 6.04(a); provided that any such Investments made as provided above in lieu of such Restricted Payments shall reduce availability under the applicable Restricted Payment basket under Section 6.04(a);

(u) Investments made by any Subsidiary that is not a Loan Party to the extent such Investments are made with the proceeds received by such Subsidiary from an Investment made by a Loan Party in such Subsidiary pursuant to this Section 6.06 (other than Investments made pursuant to clause (ii) of Section 6.06(e));

(v) Investments under any Derivative Transactions permitted to be entered into under Section 6.01;

(w) Investments in any Subsidiary in connection with reorganizations and related activities related to tax planning; provided that, after giving effect to any such reorganization and related activities, the security interest of the Administrative Agent in the Collateral, taken as a whole, is not materially impaired and after giving effect to such Investment, the Borrowers and their respective Subsidiaries shall otherwise be in compliance with Section 5.12;

(x) Investments in joint ventures, or in a Subsidiary to enable such Subsidiary to make Investments in joint ventures or in Unrestricted Subsidiaries, in an aggregate outstanding amount not to exceed the greater of $12,000,000 and 12.0% of Consolidated Adjusted EBITDA of the Borrowers, determined at the time of making such Investment (calculated on a Pro Forma Basis) as of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(b) or (c), as applicable;

(y) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that they are permitted to remain unfunded under applicable law;

(z) Investments in Holdings, any Borrower or any Subsidiary in connection with intercompany cash management arrangements and related activities in the ordinary course of business;

(aa) [Reserved];

(bb) the purchase of Loans by the Borrowers or any of their respective Subsidiaries pursuant to Dutch Auctions permitted hereunder or the purchase of “Term Loans” by the Borrowers or any of their respective Subsidiaries pursuant to Dutch Auctions, as defined in and to the extent permitted under the First Lien Credit Agreement;

(cc) so long as no Event of Default under Section 7.01(a), Section 7.01(f) or Section 7.01(g) then exists or would result therefrom, additional Investments; provided that the Total Net Leverage Ratio would not exceed 5.00:1.00 calculated on a Pro Forma Basis as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(b) or (c), as applicable, prior to making such Investment; and

(dd) Investments consisting of the licensing or contribution of IP Rights pursuant to joint marketing arrangements with other Persons in the ordinary course of business.

For purposes of determining compliance at any time with this Section 6.06, the Borrowers, in their sole discretion, from time to time, may classify or reclassify such transaction or item (or portion thereof) in accordance with Section 1.03.

Section 6.07. Fundamental Changes; Disposition of Assets.  The Borrowers shall not, nor shall they permit any of their respective Subsidiaries to, enter into any transaction of merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or make any Disposition having a fair market value in excess of $1,200,000, in a single transaction or in a related series of transactions, except:

(a) (i) any Borrower may be merged, consolidated or amalgamated with or into any Person (including another Borrower), convey, sell, transfer or otherwise dispose of all or substantially all of its business, assets or property to another Person (including another Borrower), or be converted into another Person; provided that a Borrower shall be the surviving Person and (ii) any Subsidiary may be merged or consolidated or amalgamated with or into, converted into, or convey, sell, transfer or otherwise dispose of all or substantially all of its business, assets or property to, any Borrower, any other Subsidiary or any other Person; provided that (x) in the case of such a transaction involving any Borrower, such Borrower shall be the continuing or surviving Person, (y) in the case of such a transaction involving any Subsidiary Guarantor, either (A) a Subsidiary Guarantor shall be the continuing or surviving Person or the continuing or surviving Person shall expressly assume all of the obligations of such Subsidiary Guarantor under this Agreement and the other Loan Documents to which such Subsidiary Guarantor is a part of pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent or (B) such transaction shall be treated as an Investment and shall comply with Section 6.06 (other than in reliance on clause (j) thereof) and (z) in the case of such a transaction involving a Subsidiary, either (A) a Subsidiary shall be the continuing or surviving Person or (B) such transaction shall be treated as an Investment and shall comply with Section 6.06 (other than in reliance on clause (j) thereof);

(b) Dispositions (including of Capital Stock) among the Borrowers and their respective Subsidiaries (upon voluntary liquidation or otherwise); provided that any such Disposition by a Loan Party to a Person that is not a Loan Party shall be (i) for fair market value (as reasonably determined by such Person) and at least 75.0% of the consideration for such Disposition consists of Cash or Cash Equivalents or Designated Non-Cash Consideration at the time of such Disposition (provided, that, any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (b) that is at that time outstanding, not in excess of the greater of $6,000,000 and 0.42% of Consolidated Total Assets of the Borrowers, determined at the time of such Disposition (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(b) or (c), as applicable, in each case, shall be deemed to be Cash) or (ii) treated as an Investment and otherwise made in compliance with Section 6.06 (other than in reliance on clause (j) thereof);

(c) (i) the liquidation or dissolution of any Subsidiary (other than Netsmart Technologies) or change in form of entity of any Borrower or any Subsidiary if the Borrowers determine in good faith that such liquidation, dissolution or change in form, as applicable, (x) is in the best interests of the Borrowers and (y) is not materially disadvantageous to the Lenders and, in the case of a liquidation or dissolution of any such Subsidiary either the Borrowers or a Subsidiary receives any assets of such dissolved or liquidated Subsidiary; provided that in the case of a dissolution or liquidation of a Loan Party that results in a distribution of assets to a Subsidiary that is not a Loan Party, such distribution shall be treated as an Investment and shall comply with Section 6.06 (other than Section 6.06(j)) and (ii) any merger, amalgamation, dissolution, liquidation or consolidation, the purpose of which is to effect (A) a Disposition otherwise permitted under this Section 6.07 (other than clause (a), clause (b) or this clause (c)) or (B) an Investment permitted under Section 6.06 (other than in reliance on clause (j) thereof); provided, further, in the case of a change in the form of entity of any Borrower or any Subsidiary that is a Loan Party, the security interests in the Collateral of such Loan Party shall remain in full force and effect and perfected to the same extent as prior to such change;

(d) (x) Dispositions of inventory or equipment in the ordinary course of business (including on an intercompany basis) and (y) the leasing or subleasing of real property in the ordinary course of business;

(e) (x) Dispositions of surplus, obsolete, used or worn out property or other property (including intellectual property) that, in the reasonable judgment of the Borrowers, is (A) no longer useful in its business (or in the business of any of their respective Subsidiaries) or (B) otherwise economically impracticable to maintain and (y) any assets acquired in connection with the acquisition of another Person or a division or line of business of such Person which the Borrowers reasonably determines are surplus assets;

(f) Dispositions of Cash Equivalents or other assets that were Cash Equivalents when the original Investment was made (in each case, for the fair market value thereof);

(g) Dispositions, mergers, amalgamations, consolidations or conveyances that constitute Investments permitted pursuant to Section 6.06 (other than Section 6.06(j)), Permitted Liens, Restricted Payments permitted by Section 6.04(a) (other than Section 6.04(a)(ix)), Restricted Debt Payments permitted by Section 6.04(b) and Sale and Lease-back Transactions permitted by Section 6.08;

(h) Dispositions for fair market value; provided that with respect to any such Disposition (in a single transaction or in a series of related transactions) with a purchase price in an aggregate amount in excess of the greater of $3,000,000 and 3.0% of Consolidated Adjusted EBITDA of the Borrowers, as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(b) or (c), as applicable, at least 75.0% of the consideration for such Disposition shall consist of Cash or Cash Equivalents (provided that for purposes of the 75.0% Cash consideration requirement (w) the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities (I) that are contractually subordinated in right of payment or security to the Obligations or (II) that are owed to Holdings, the Borrowers or a Subsidiary) of the Borrowers or any applicable Subsidiary (as shown on such Person’s most recent balance sheet or in the notes thereto) that are assumed by the transferee of any such assets and for which the Borrowers and their respective Subsidiaries shall have been validly released by all relevant creditors in writing, (x) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Disposition, (y) any Securities received by the Borrowers or any Subsidiary from such transferee that are converted by such Person into Cash or Cash Equivalents (to the extent of the Cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition and (z) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (z) that is at that time outstanding, not in excess of the greater of $6,000,000 and 0.42% of Consolidated Total Assets of the Borrowers, determined at the time of such Disposition (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(b) or (c), as applicable, in each case, shall be deemed to be Cash); provided, further, that (i) (A) on the date of the execution the agreement governing such Disposition, no Event of Default under Sections 7.01(a), 7.01(f) or 7.01(g) shall then exist or would result therefrom and (B) immediately prior to and after giving effect to the consummation of such Disposition, no Event of Default shall then exist or would result therefrom and (ii) the Net Proceeds of such Disposition shall be applied and/or reinvested as (and to the extent) required by Section 2.12(b)(iii);

(i) to the extent that (i) the relevant property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of the relevant Disposition are promptly applied to the purchase price of such replacement property;

(j) Dispositions of Investments in joint ventures or any Subsidiary that is not a Wholly-Owned Subsidiary to the extent required by, or made pursuant to, buy/sell arrangements between the joint venture or similar parties set forth in joint venture arrangements and similar binding arrangements;

(k) Dispositions, discounting or forgiveness of accounts receivable in the ordinary course of business or in connection with the collection or compromise thereof;

(l) Dispositions and/or terminations of leases, subleases, licenses or sublicenses, which (i) in the good faith determination of the Borrower do not materially interfere with the business of the Borrowers and their respective Subsidiaries or (ii) relate to closed branches or manufacturing facilities or the discontinuation of any product or service line;

(m) (i) termination of leases in the ordinary course of business, (ii) the expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims (including in tort) in the ordinary course of business;

(n) Dispositions of property subject to casualty, foreclosure, eminent domain or condemnation proceedings (including in lieu thereof or any similar proceeding);

(o) Disposition or consignment, license, sublicense, conveyance of equipment, inventory or other assets (including fee and leasehold interests in real property) with respect to facilities that are not in use, held for sale or closed; provided that the Net Proceeds of any such Disposition of fee owned Real Estate Assets shall be applied and/or reinvested as (and to the extent) required by Section 2.12(b)(iii);

(p) Dispositions in connection with the Transactions that are contemplated by the Acquisition Agreement;

(q) Dispositions of non-core assets acquired in connection with an acquisition permitted hereunder and sales of Real Estate Assets acquired in an acquisition permitted hereunder which, within 90 days of the date of the acquisition, are designated in writing to the Administrative Agent as being held for sale and not for the continued operation of the Borrowers or any of their respective Subsidiaries or any of their respective businesses; provided that (i) the Net Proceeds received in connection with any such Dispositions shall be applied and/or reinvested as (and to the extent) required by Section 2.12(b)(iii) and (ii) no Event of Default shall have occurred and be continuing on the date on which the definitive agreement governing the relevant Disposition is executed;

(r) exchanges or swaps, including transactions covered by Section 1031 of the Code (or any comparable provision of any foreign jurisdiction), of property or assets so long as the exchange or swap is made for fair value (as reasonably determined by the Borrowers) for like property or assets; provided that (i) within 90 days of any such exchange or swap, in the case of any Loan Party and to the extent such property does not constitute an “Excluded Asset” (as defined in the Pledge and Security Agreement), the Administrative Agent has a perfected Lien having the same priority as any Lien held on the Real Estate Assets so exchanged or swapped and (ii) any Net Proceeds received as “cash boot” in connection with any such transaction shall be applied and/or reinvested as (and to the extent) required by Section 2.12(b)(iii);

(s) [Reserved];

(t) (i) Dispositions, licensing, sublicensing and cross-licensing arrangements involving any technology, intellectual property or IP Rights of the Borrowers or any Subsidiary in the ordinary course of business, and (ii) the Disposition, abandonment, cancellation or lapse of IP Rights, or any issuances or registrations, or applications for issuances or registrations, of any IP Rights, which, in the reasonable good faith determination of the Borrowers are not material to the business and operations of the Borrowers and/or their respective Subsidiaries;

(u) terminations of Derivative Transactions;

(v) Dispositions of Capital Stock of, or sale of Indebtedness or other Securities of, Unrestricted Subsidiaries;

(w) [Reserved];

(x) any merger, consolidation, Disposition or conveyance the sole purpose of which is to reincorporate or reorganize (i) any Domestic Subsidiary in another jurisdiction in the U.S. or (ii) any Foreign Subsidiary in the U.S. or any other jurisdiction;

(y) Dispositions of assets in connection with the closing or sale of an office in the ordinary course of business of the Borrowers and their respective Subsidiaries, which consist of leasehold interests in the premises of such office, the equipment and fixtures located at such premises and the books and records relating exclusively and directly to the operations of such office; provided that as to each and all such sales and closings, (i) (x) on the date on which the agreement governing such Disposition is executed, no Event of Default shall then exist or result therefrom and (y) immediately prior to and after giving effect to the consummation of such Disposition, no Event of Default under Section 7.01(a), (f) or (g) shall then exist or result therefrom and (ii) such sale shall be on commercially reasonable prices and terms in a bona fide arm’s-length transaction;

(z) the sale of motor vehicles, aircraft and information technology equipment purchased at the end of an operating lease and resold thereafter; and

(aa) Dispositions of letters of credit and/or bank guarantees (and/or the rights thereunder) to banks or other financial institutions in the ordinary course of business in exchange for Cash and/or Cash Equivalents.

To the extent any Collateral is Disposed of as expressly permitted by this Section 6.07 to any Person other than a Loan Party, the Liens on such Collateral created by the Loan Documents shall be automatically released in accordance with Section 8.10(a)(i)(y) and the applicable provisions of the Pledge and Security Agreement, and the Administrative Agent shall be authorized to take, and shall take, any actions deemed appropriate in order to effect the foregoing.

For purposes of determining compliance at any time with this Section 6.07, the Borrowers, in their sole discretion, from time to time, may classify or reclassify such transaction or item (or portion thereof) in accordance with Section 1.03.

Section 6.08. Sales and Lease-Backs.  The Borrowers shall not, nor shall they permit any of their respective Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which any Borrower or any such Subsidiary (a) has sold or transferred or is to sell or to transfer to any other Person (other than the Borrowers or any of their respective Subsidiaries) and (b) intends to use for substantially the same purpose as the property which has been or is to be sold or transferred by any Borrower or Subsidiary to any Person (other than the Borrowers or any of their respective Subsidiaries) in connection with such lease (such a transaction described herein, a “Sale and

Lease-Back Transaction”); provided that any Sale and Lease-Back Transaction shall be permitted so long as such Sale and Lease-Back Transaction is either (A) permitted by Section 6.01(l) (or which otherwise constitutes a Capital Lease or purchase money Indebtedness permitted by Section 6.01), (B) existing on the Closing Date and described on Schedule 6.08 hereto or (C)(1) made solely for Cash consideration, (2) the Borrowers or their applicable Subsidiaries would otherwise be permitted to enter into, and remain liable under, the applicable underlying lease and (3) the aggregate fair market value of the assets sold subject to all Sale and Lease-Back Transactions under this clause (C) shall not exceed the greater of $6,000,000 and 0.42% of Consolidated Total Assets of the Borrowers determined at the time of consummating such Sale and Lease-Back Transaction (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(b) or (c), as applicable.

For purposes of determining compliance at any time with this Section 6.08, the Borrowers, in their sole discretion, from time to time, may classify or reclassify such transaction or item (or portion thereof) in accordance with Section 1.03.

Section 6.09. Transactions with Affiliates.  The Borrowers shall not, nor shall they permit any of their respective Subsidiaries to, enter into any single transaction or series of transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) having a fair market value in excess of $1,200,000 with any of their Affiliates on terms that are less favorable to the Borrowers or any Subsidiary, as the case may be (as reasonably determined by the Borrowers), than those that might be obtained at the time in a comparable arm’s-length transaction from a Person who is not an Affiliate; provided that the foregoing restriction shall not apply to:

(a) any transaction between or among the Borrowers and/or one or more Subsidiaries (or any entity that becomes a Subsidiary as a result of such transaction) to the extent permitted or not restricted by this Agreement;

(b) any issuance, sale or grant of securities or other payments, awards or grants in Cash, securities or otherwise pursuant to, or the funding of employment arrangements, stock options and stock ownership plans approved by the board of directors (or equivalent governing body) of any Parent Company or of the Borrowers or any Subsidiary;

(c) (i) any collective bargaining agreements, employment agreements or arrangements, severance agreements or compensatory (including profit sharing) arrangements entered into by the Borrowers or any of their Subsidiaries with their respective current or former officers, directors, members of management, managers, employees, consultants or independent contractors or those of any Parent Company, (ii) any subscription agreement or similar agreement pertaining to the repurchase of Capital Stock pursuant to put/call rights or similar rights with current or former officers, directors, members of management, managers, employees, consultants or independent contractors and (iii) transactions pursuant to any employee compensation arrangement, benefit plan, stock option plan or arrangement, any health, disability or similar insurance plan which covers current or former officers, directors, members of management, employees, consultants or independent contractors;

(d) (i) transactions permitted by Sections 6.01(c), (n), (z) and (aa), 6.02(aa), 6.04 , 6.05, and 6.06(d), (e), (h), (m), (o), (p), (q), (r), (t), (v), (w), (x), (y), (z), (bb), (cc), (dd) and (ii) issuances of Capital Stock and debt securities not restricted by this Agreement;

(e) transactions in existence on the Closing Date and described on Schedule 6.09 and any amendment, modification or extension thereto to the extent such amendment, modification or extension,

taken as a whole, is not (i) adverse to the Lenders in any material respect or (ii) more disadvantageous to the Lenders than the relevant transaction in existence on the Closing Date in any material respect;

(f) (x) so long as no Event of Default under Sections 7.01(a), 7.01(f) or 7.01(g) then exists or would result therefrom, transactions pursuant to the Sponsor Management Agreement and (y) the payment of all indemnities and expenses owed to the parties to the Sponsor Management Agreement pursuant thereto and their respective directors, officers, members of management, managers, employees and consultants, in each case of clauses (x) and (y) whether currently due or paid in respect of accruals from prior periods;

(g) the Transactions, including the payment of Transaction Costs;

(h) customary compensation to Affiliates in connection with any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities and other transaction fees, which payments are approved by the majority of the members of the boards of directors (or similar governing body) or a majority of the disinterested members of the boards of directors (or similar governing body) of the Borrowers in good faith;

(i) Guarantees permitted by Section 6.01 or Section 6.06;

(j) loans and advances to the extent permitted under Section 6.06;

(k) the payment of customary fees, reasonable out of pocket costs to and indemnities provided on behalf of, current or former members of the board of directors (or similar governing body), officers, employees, members of management, managers, consultants and independent contractors of the Borrowers and their respective Subsidiaries in the ordinary course of business and, in the case of payments to such Person in such capacity on behalf of any Parent Company, to the extent attributable to the operations of the Borrowers and their respective Subsidiaries;

(l) transactions with customers, clients, suppliers or joint ventures purchasers, sellers of goods or services or providers of employees or other labor entered into in the ordinary course of business, which are fair to the Borrowers and/or their applicable Subsidiary in the good faith determination of the boards of directors (or similar governing body) of the Borrowers or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(m) the payment of reasonable out-of-pocket costs and expenses related to registration rights and customary indemnities provided to shareholders under any shareholder agreement;

(n) (i) any purchase by Holdings of the Capital Stock of (or contribution to the equity capital of) the Borrowers and (ii) the making of any intercompany loans by Holdings to the Borrowers or any Subsidiary;

(o) any transaction in respect of which the Borrowers deliver to the Administrative Agent a letter addressed to the boards of directors (or equivalent governing body) of the Borrowers from an accounting, appraisal or investment banking firm of nationally recognized standing stating that such transaction is on terms that are no less favorable to the Borrowers or the applicable Subsidiary than might be obtained at the time in a comparable arm’s length transaction from a Person who is not an Affiliate;

(p) any issuance, sale or grant of securities or other payments, awards or grants in Cash, securities or otherwise pursuant to, or the funding of employment arrangements, stock options and stock ownership plans approved by a majority of the members of the boards of directors (or similar governing body) or a majority of the disinterested members of the boards of directors (or similar governing body) of the Borrowers in good faith;

(q) other transactions to the extent that the amount of any such transaction does not exceed $3,000,000 and the aggregate amount of all such transactions during any Fiscal Year does not exceed $6,000,000; and

(r) transactions in the ordinary course of business (i) between Joint Venture Partner and its subsidiaries and (ii) between Holdings and its Subsidiaries, including the transactions contemplated by the Transition Services Agreement.

For purposes of determining compliance at any time with this Section 6.09, the Borrowers, in their sole discretion, from time to time, may classify or reclassify such transaction or item (or portion thereof) in accordance with Section 1.03.

Section 6.10. Conduct of Business.  From and after the Closing Date, the Borrowers shall not, nor shall they permit any of their respective Subsidiaries to, engage in any material line of business other than the businesses engaged in by Henderson, the Company or their Subsidiaries on the Closing Date and similar, complementary, ancillary or related businesses.

Section 6.11. Amendments or Waivers of Organizational Documents.  The Borrowers shall not, nor shall they permit any of their respective Subsidiaries to, amend or modify, in each case in a manner that is materially adverse to the Lenders (in their capacities as such) such Person’s Organizational Documents without obtaining the prior written consent of the Administrative Agent; provided that, for purposes of clarity, it is understood and agreed that the Borrowers and any of their respective Subsidiaries may effect a change to their respective organizational forms to the extent permitted under Section 6.07.

Section 6.12. Amendments of or Waivers with Respect to Restricted Debt; Transition Services Agreement.  The Borrowers shall not, nor shall they permit any of their respective Subsidiaries to, (i) amend or otherwise change the terms of any Restricted Debt (or the documentation governing the foregoing) if the effect of such amendment or change, together with all other amendments or changes made, is materially adverse to the interests of the Lenders (in their capacities as such); provided that, for purposes of clarity, it is understood and agreed that the foregoing limitation shall not otherwise prohibit (a) any Refinancing Indebtedness or any other replacement, refinancing, amendment, supplement, modification, extension, renewal, restatement or refunding of any Restricted Debt, in each case, that is permitted under Section 6.01 in respect thereof or (b) any amendment or change to the terms of any agreement governing any First Lien Facility that is permitted under the Intercreditor Agreement and (ii) amend or otherwise change the terms of the Transition Services Agreement if the effect of such amendment or change, together with all other amendments or changes made, is materially adverse to the Lenders (in their capacities as such).

Section 6.13. Fiscal Year.  The Borrowers shall not change their Fiscal Year-end; provided that the Borrowers may, upon written notice to the Administrative Agent, change their Fiscal Year-end to another date, in which case the Borrowers and the Administrative Agent will, and are hereby authorized to, make any adjustments to this Agreement that are necessary to reflect such change in Fiscal Year.

Section 6.14. Permitted Activities of Holdings.  Holdings shall not (a) incur any Indebtedness for borrowed money other than (i) the Guarantees of Indebtedness under the Loan Documents or any First Lien Facility and (ii)  Guarantees of Indebtedness of the Borrowers and their respective Subsidiaries permitted hereunder; (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than (i) the Liens created under the Collateral Documents and, subject to the Intercreditor Agreement, the collateral documents relating to any First Lien Facility to which it is a party, (ii) Permitted Liens on the Collateral that are secured on a pari passu or junior basis with the Obligations, so long as such Permitted Liens secure Guarantees permitted under clause (a)(ii) above and the underlying Indebtedness subject to such Guarantee is permitted to be secured on the same basis pursuant to Section 6.02 and (iii) Liens of the type permitted under Section 6.02 (other than in respect of debt for borrowed money); (c) engage in any business activity or own any material assets other than (i) holding the Capital Stock of the Borrowers and, indirectly, any other subsidiary of the Borrowers; (ii) performing its obligations under the Loan Documents, any First Lien Facility and other Indebtedness, Liens (including the granting of Liens) and Guarantees permitted hereunder; (iii) issuing its own Capital Stock (including, for the avoidance of doubt, the making of any dividend or distribution on account of, or any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of, any shares of any class of Capital Stock); (iv) filing Tax reports and paying Taxes and other customary obligations related thereto in the ordinary course (and contesting any Taxes); (v) preparing reports to Governmental Authorities and to its shareholders; (vi) holding director and shareholder meetings, preparing organizational records and other organizational activities required to maintain its separate organizational structure or to comply with applicable Requirements of Law; (vii) effecting an IPO and/or any transaction in connection therewith; (viii) holding Cash, Cash Equivalents and other assets received in connection with Restricted Payments received from, or Investments made by the Borrowers and their respective Subsidiaries or contributions to the capital of, or proceeds from the issuance of, Capital Stock of Holdings, in each case, to the extent expressly permitted hereunder and only to the extent pending the application thereof; (ix) providing indemnification for its current or former officers, directors, members of management, managers, employees and advisors or consultants; (x) participating in tax, accounting and other administrative matters; (xi) performing its obligations under the Sponsor Management Agreement, the Acquisition Agreement and the other documents and agreements, Investments contemplated by the Transactions and transactions with respect to Holdings that are otherwise specifically permitted or expressly contemplated by Article 6; (xii) complying with applicable Requirements of Law (including with respect to the maintenance of its existence); and (xiii) performing activities incidental to any of the foregoing; or (d) consolidate or amalgamate with, or merge with or into, any Person; provided that, so long as no Default or Event of Default exists or would result therefrom, (A) Holdings may merge or consolidate or amalgamate with or into any other Person (other than the Borrowers and any of their respective Subsidiaries except as provided below) so long as Holdings shall be the continuing or surviving Person.

Section 6.15. Financial Covenant.  The Borrowers shall not permit the Total Net Leverage Ratio, as of the last day of any Test Period (commencing with the Test Period ending on or about September 30, 2016) to exceed the ratio set forth below opposite such Test Period:

Last Day of Test Period	Total Net Leverage Ratio
September 30, 2016	9.75 to 1.00
December 31, 2016	9.75 to 1.00
March 31, 2017	9.50 to 1.00
June 30, 2017	9.50 to 1.00
September 30, 2017	9.00 to 1.00
December 31, 2017	8.50 to 1.00
March 31, 2018	8.25 to 1.00
June 30, 2018	8.25 to 1.00
September 30, 2018	8.00 to 1.00
December 31, 2018	8.00 to 1.00
March 31, 2019, and each Test Period ending thereafter	7.75 to 1.00

For purposes of determining compliance with the financial covenant set forth in this Section 6.15, any Cash sale or issuance of, or contributions in respect of, Capital Stock (which shall be in the form of or in respect of common equity, preferred equity that is not Disqualified Capital Stock or other Capital Stock on terms reasonably acceptable to the Administrative Agent) of the Borrowers during the applicable Fiscal Quarter and on or prior to the day that is fifteen (15) Business Days after the day on which financial statements are required to be delivered pursuant to Section 5.01(b) or (c), as applicable with respect to such Fiscal Quarter (the “Cure Expiration Date”), shall, at the request of the Borrowers, be included in the calculation of Consolidated Adjusted EBITDA for the purposes of determining compliance with the financial covenant set forth in this Section 6.15 for such Fiscal Quarter and any Test Period including such Fiscal Quarter (any such equity contribution so included in the calculation of Consolidated Adjusted EBITDA, a “Specified Equity Contribution”); provided that (a) in each four consecutive Fiscal Quarter-period, the Specified Equity Contribution shall not be exercised more than twice and there shall not be more than five Specified Equity Contributions during the term of this Agreement, (b) the amount of any Specified Equity Contribution shall be no greater than the sum of the amount required to cause the Borrowers to be in compliance with the financial covenant set forth in this Section 6.15 plus $1,000,000, (c) all Specified Equity Contributions shall be counted only as Consolidated Adjusted EBITDA solely for the purpose of compliance with the financial covenant set forth in this Section 6.15 and shall be disregarded for all other purposes of this Agreement, including for all other purposes of Article 6, during the period included in the calculation of Consolidated Adjusted EBITDA and (d) no actual or pro forma effect shall be given during such Fiscal Quarter for any reduction in Indebtedness made with the proceeds of such Specified Equity Contribution.  Notwithstanding the provisions of Article 7, neither the Administrative Agent nor any Lender may exercise any remedies specified in this Agreement (or any other Loan Document) arising solely from an Event of Default resulting from a breach of this Section 6.15 for a period commencing upon receipt of notice from the Borrowers that it intends to cure non-compliance with the financial covenant set forth in this Section 6.15 by a Specified Equity Contribution through the Cure Expiration Date.

ARTICLE 7 EVENTS OF DEFAULT

Section 7.01. Events of Default.  If any of the following events (each, an “Event of Default”) shall occur:

(a) Failure To Make Payments When Due.  Failure by the Borrowers to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; (ii) any interest on any Loan or any fee due hereunder within five Business Days after the date due; or (iii) any other amount due hereunder within 30 days after the due date; or

(b) Default in Other Agreements.  (i) Failure of any Loan Party or any of its Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in clause (a) above) with an aggregate outstanding principal amount exceeding the Threshold Amount, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Loan Party with respect to any other term of (A) one or more items of Indebtedness with an aggregate outstanding principal amount exceeding the Threshold Amount or (B) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness (other than, with respect to Indebtedness consisting of Hedge Agreements, termination events or equivalent events pursuant to the terms of such Hedge Agreements and which is not as a result of any default thereunder by any Loan Party or any Subsidiary), in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided that with respect to any breach, default, event or condition referred to in clause (i) or (ii) above with respect to the obligations under the First Lien Credit Agreement (or documentation governing any First Lien Facility), such breach, default, event or condition shall only constitute an Event of Default under this Agreement if such breach, default, event or condition results in the acceleration of the obligations, demand for repayment and, if applicable, the termination of the commitments thereunder; provided, further, clause (ii) of this paragraph (b) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property securing such Indebtedness if such sale or transfer is permitted hereunder; or

(c) Breach of Certain Covenants.  Failure of any Borrower or any other Loan Party, as required by the relevant provision, to perform or comply with any term or condition contained in Section 5.01(e)(i), Section 5.02 (as it applies to the preservation of the existence of Holdings and the Borrowers), Section 5.08 (as it relates to compliance with any Sanctions, USA PATRIOT Act and the Anti-Corruption Laws) or Article 6; or

(d) Breach of Representations, Etc.  (i) On the Closing Date, (x) any Specified Acquisition Agreement Representation shall be untrue in any material respect as of the Closing Date or (y) any Specified Representation shall be untrue in any material respect as of the Closing Date or (ii) any representation, warranty or certification made or deemed made by any Loan Party in any Loan Document or in any certificate or document required to be delivered in connection herewith or therewith shall be untrue in any material respect as of the date made or deemed made; or

(e) Other Defaults Under Loan Documents.  Any Loan Party shall default in the performance of or compliance with any term contained herein or any of the other Loan Documents, other than any such term referred to in any other Section of this Article 7, and such default shall not have been remedied or waived within 30 days following the earlier of (x) the date the Borrower Representative or such Loan Party is notified of such Default by the Administrative Agent in writing and (y) the date any Loan Party obtains actual knowledge of such Default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, Etc.  (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Holdings, the Borrowers or any of their respective Subsidiaries (other than an Immaterial Subsidiary) in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Holdings, the Borrowers or any of their respective Subsidiaries (other than an Immaterial Subsidiary) under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings, the Borrowers or any of their respective Subsidiaries (other than its Immaterial Subsidiaries), or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Holdings, the Borrowers or any of their respective Subsidiaries (other than its Immaterial Subsidiaries) for all or a substantial part of its property; and any such event described in this clause (ii) shall continue for 60 consecutive days without having been dismissed, vacated, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, Etc.  (i) Holdings, the Borrowers or any of their respective Subsidiaries (other than any Immaterial Subsidiary) shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or (ii) Holdings, the Borrowers or any of their respective Subsidiaries (other than any Immaterial Subsidiary) shall make a general assignment for the benefit of creditors; or (iii) Holdings, the Borrowers or any of their respective Subsidiaries (other than any Immaterial Subsidiary) shall admit in writing its general inability to pay its debts as such debts become due; or

(h) Judgments and Attachments.  Any one or more final money judgments, writs or warrants of attachment or similar process involving in the aggregate at any time an amount in excess of the Threshold Amount (in either case to the extent not adequately covered by indemnity, self-insurance (if applicable) or by insurance as to which a third party insurance company has been notified and not denied coverage) shall be entered or filed against the Borrowers or any of their respective Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed pending appeal for a period of 60 days; or

(i) Employee Benefit Plans.  There shall occur one or more ERISA Events, which individually or in the aggregate results in liability of the Borrowers or any of their respective Subsidiaries in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect; or

(j) Change of Control.  A Change of Control shall occur; or

(k) Guaranties, Collateral Documents and Other Loan Documents.  At any time after the execution and delivery thereof, (i) any material Loan Guaranty for any reason, other than the occurrence of the Termination Date, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Loan Guarantor shall repudiate in writing its obligations thereunder (other than as a result of the discharge of such Loan Guarantor in accordance with the terms thereof), (ii) this Agreement, the Intercreditor Agreement or any material Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the occurrence of the Termination Date or any other termination of such Collateral Document in accordance with the terms thereof) or shall be declared null and void, (iii) the Administrative Agent shall not have or shall cease to have a valid and perfected Lien in any material portion of the Collateral purported to be covered by the Collateral Documents with the priority required by and subject to such limitations and restrictions as are set forth by the relevant Collateral Document (except to the extent (x) any such loss of perfection or priority results from the failure of the Administrative Agent or any Secured Party to take any action within its control, (y) such loss is covered by a lender’s title insurance policy as to which the insurer has been notified of such loss and does not deny coverage or (z) such loss of perfected security interest may be remedied by the filing of appropriate documentation without the loss of priority) or (iv) any Loan Party shall contest the validity or enforceability of any material provision of any Loan Document in writing or deny in writing that it has any further liability (other than by reason of the occurrence of the Termination Date), including with respect to future advances by the Lenders, under any Loan Document to which it is a party.

Section 7.02. Remedies.

(a) Upon the occurrence of any Event of Default (other than an event with respect to the Borrowers described in clause (f) or (g) of Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower Representative, take any of the following actions, at the same or different times: (i) terminate any Commitments and thereupon such Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; provided that upon the occurrence of an event with respect to the Borrowers described in clause (f) or (g) of Section 7.01, any such Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers, in each case without further action of the Administrative Agent or any Lender; provided, further, that after the occurrence of an Event of Default under Section 7.01(c) with respect to a breach of the financial covenant set forth in Section 6.15 (a “Financial Covenant Event of Default”), if the Borrower Representative has given the Administrative Agent notice as and when contemplated by Section 6.15 that the Borrowers intend to cure such breach with the proceeds of a Specified Equity Contribution, neither the Lenders nor the Administrative Agent shall accelerate the Loans, or take any other remedy set forth in this Agreement solely as a result of such Financial Covenant Event of Default for a period commencing upon the Administrative Agent’s receipt of such notice through the Cure Expiration Date.  Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

ARTICLE 8 THE ADMINISTRATIVE AGENT

Section 8.01. Appointment and Authority.  Each Lender hereby irrevocably appoints the Administrative Agent and the Collateral Agent (for purposes of this Article 8, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) its agent, and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article 8 are solely for the benefit of the Agents and the Lenders, and neither the Borrowers nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “Agent” or “agent” herein or in any other Loan Documents (or any other similar term) with reference to an Agent, is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between the contracting parties.  Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to (i) execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and (ii) negotiate, enforce or settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender.

Section 8.02. Rights as a Lender.  The institution serving as the Administrative Agent and/or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender, and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with Holdings, any Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

Section 8.03. Exculpatory Provisions.  Neither Agent shall have any duties or obligations except those expressly set forth in the Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, (i) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (ii) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law and (iii) except as expressly set forth in the Loan Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to Holdings, the Borrowers or any of their Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity.  Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders, or such other number or percentage of the Lenders as shall be necessary or as such Agent shall in good faith believe to be necessary under the circumstances as provided in Section 9.02, or in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  Neither Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to such Agent by Holdings, the Borrower Representative or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (1) any statement, warranty or representation made in or in connection with any Loan Document, (2) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (3) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (4) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (5) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

Section 8.04. Reliance by Administrative Agent.  Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  Each Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05. Delegation of Duties.  Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more subagents appointed by it.  Each Agent and any such subagent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such subagent and to the Related Parties of each Agent and any such subagent, and shall apply to their respective activities in connection with the syndication of the Credit Facilities as well as activities as Agent.  No Agent shall be responsible for the negligence or misconduct of any subagents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such subagents.

Section 8.06. Resignation of the Administrative Agent.  Subject to the appointment and acceptance of a successor Agent as provided below, either Agent may resign at any time by notifying the Lenders and the Borrower Representative or such Loan Party.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  If no successor Agent has been appointed pursuant to the immediately preceding sentence by the Resignation Effective Date, such Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of such Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent and/or Collateral Agent, as the case may be.  Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder.  The Administrative Agent fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  After an Agent’s resignation hereunder, the provisions of this Article 8 and Section 9.03 shall continue in effect for the benefit of such retiring Agent, its subagents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.

Section 8.07. Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

Section 8.08. No Other Duties, etc..  Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each of the Arrangers are named as such for recognition purposes only, and in their capacity as such shall have no duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document; it being understood and agreed that each of the Arrangers shall be entitled to all indemnification and reimbursement rights in favor of the Agents provided herein and in the other Loan Documents.  Without limitation of the foregoing, the Arrangers in their respective capacities as such shall, by reason of this Agreement or any other Loan Document, have no fiduciary relationship in respect of any Lender, Loan Party or any other Person.

Section 8.09. Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law, each Agent (irrespective of whether the principal of any Loan or Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and each Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and each Agent and their respective agents and counsel and all other amounts due the Lenders and each Agent under Sections 2.13 and 9.03) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to such Agent and, in the event that such Agent shall consent to the making of such payments directly to the Lenders, to pay to such Agent any amount due for the reasonable compensation, expenses, disbursements and advances of such Agent and its agents and counsel, and any other amounts due such Agent under Sections 2.13 and 9.03.

Section 8.10. Collateral and Guarantee Matters.  (a) The Lenders irrevocably authorize the Collateral Agent, at its option and in its sole discretion:

(i) to release any Lien on any property granted to, or held by, the Collateral Agent under any Loan Document (x) on or after the date that the Obligations (other than contingent indemnity and expense reimbursement obligations as to which no claim has been made) have been paid in full, and the Commitments have been terminated, (y) with respect to any property that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents or (z), if approved, authorized or ratified in writing by the Required Lenders (or such other number of Lenders as shall be required hereunder);

(ii) to subordinate any Lien on any property granted to, or held by, the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02; and

(iii) to release any Subsidiary from its obligations under the Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

(b) Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing, the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary from its obligations under the Loan Documents pursuant to this Section 8.10.

(c) The Collateral Agent shall not be responsible for, or have a duty to, ascertain or inquire into any representation or warranty regarding the existence, value or collectability of any Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

ARTICLE 9 MISCELLANEOUS

Section 9.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email, as follows:

(i) if to any Loan Party, to the Borrower Representative at:

Netsmart Technologies, Inc.

4950 College Blvd

Overland Park, KS  66211

Attn: Anthony Ritz, Chief Financial Officer

Email:  ARitz@ntst.com

with copies to (which shall not constitute notice):

GI Partners

188 The Embarcadero, Suite 700

San Francisco, CA  94105

Attn: Dave Kreter

Email:  dave@gipartners.com

Paul Hastings LLP

695 Town Center Drive, 17th Floor

Costa Mesa, CA 92626

Attn: William J. Simpson

Fax: (714) 979-1921

Email: billsimpson@paulhastings.com

Allscripts Healthcare Solutions, Inc.

222 Merchandise Mart, Suite 2024

Chicago, IL  60654

Attn: Melinda Whittington, Chief Financial Officer

Email: melinda.whittington@allscripts.com

and

Sidley Austin LLP

One South Dearborn

Chicago, IL  60603

Attn: Gary Gerstman and Seth Katz

Fax: (214) 981 3400

Email: ggerstman@sidley.com;

skatz@sidley.com;

(ii) if to the Administrative Agent, at:

UBS AG, Stamford Branch

Banking Products Services

Loan Administration Team

600 Washington Blvd.

Stamford, Connecticut 06901

Fax: (203) 719-3888

Email:  DL-UBSAgency@ubs.com

with a copy to (which shall not constitute notice):

Proskauer Rose LLP

2049 Century Park East

Los Angeles, California  90067-3206

Attn: Sandra Lee Montgomery

Fax:  (310) 557-2900

Email:  smontgomery@proskauer.com;

(iii) if to the Administrative Agent in its capacity as such under any Collateral Document, at:

UBS AG, Stamford Branch

Banking Products Services

Loan Administration Team

600 Washington Blvd.

Stamford, Connecticut 06901

Fax: (203) 719-3888

Email:  DL-UBSAgency@ubs.com

with a copy to (which shall not constitute notice):

Proskauer Rose LLP

2049 Century Park East

Los Angeles, California  90067-3206

Attn: Sandra Lee Montgomery

Fax:  (310) 557-2900

Email:  smontgomery@proskauer.com; and

(iv) if to any Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (A) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof or three Business Days after dispatch if sent by certified or registered mail, in each case, delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01 or (B) sent by facsimile shall be deemed to have been given when sent and when receipt has been confirmed by telephone; provided that received notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, such notices or other communications shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and Internet or Intranet websites) pursuant to procedures set forth herein or otherwise approved by the Administrative Agent.  The Administrative Agent or the Borrower Representative (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures set forth herein or otherwise approved by it; provided that approval of such procedures may be limited to particular notices or communications.  All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or Intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d) Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including U.S. federal and state securities laws, to make reference to the Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain Material Non-Public Information.  In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither any Borrower nor Administrative Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Loan Documents.

Section 9.02. Waivers; Amendments.

(a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, to the extent permitted by law, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time.

(b) Subject to clauses (A) and (B) below, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified, except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) or (ii) in the case of any other Loan Document (other than any such waiver, amendment or modification to effectuate any modification thereto expressly contemplated by the terms of such other Loan Documents), pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that, notwithstanding the foregoing:

(A) solely with the consent of each Lender directly and adversely affected thereby (but without the necessity of obtaining the consent of the Required Lenders), any such agreement may;

(1) increase the Commitment of such Lender (other than with respect to any Incremental Facility pursuant to Section 2.23 in respect of which such Lender has agreed to be an Additional Lender); it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment (other than scheduled amortization payments) or mandatory reduction of the Commitments shall constitute an increase of any Commitment of such Lender;

(2) reduce or forgive the principal amount of any Loan or any amount due on any loan installment date;

(3) extend the scheduled final maturity of any Loan, postpone any loan installment date or the date of any scheduled payment of interest or fees payable hereunder or postpone the date for payment of any mandatory prepayment of a Loan that has become payable (in each case, other than extensions for administrative reasons agreed by the Administrative Agent); it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default or mandatory prepayment shall constitute an extension of the scheduled final maturity of any Loan, a postponement of any loan installment date or the date of any scheduled payment of interest or fees payable hereunder or a postponement of the date for payment of any mandatory prepayment of a Loan that has become payable;

(4) reduce the rate of interest (other than to waive any obligations of the Borrowers to pay interest at the default rate of interest under Section 2.14(c)) or the amount of any fees owed to such Lender; it being understood that any change in any ratio used in the calculation of any interest or fees due hereunder (including any component definition thereof) shall not constitute a reduction in any rate of interest or fees hereunder;

(5) extend the expiry date of such Lender’s Commitment or Additional Commitment; it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments or Additional Commitments shall constitute an extension of any Commitment or Additional Commitment of any Lender; and

(6) amend or modify the provisions of Sections 2.19(a) (with respect to pro rata allocation among Lenders), 2.19(b) and 2.19(c) of this Agreement in a manner that would by its terms alter the pro rata sharing of payments required thereby (except in connection with transactions permitted under Sections 2.23, 2.24, 9.02(c) or 9.05(g) or as otherwise provided in this Section 9.02); and

(B) no such agreement shall:

(1) change any of the provisions of this Section or the definition of “Required Lenders” to reduce any of the voting percentages required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the consent of each Lender;

(2) [Reserved];

(3) release all or substantially all of the Collateral from the Liens granted pursuant to the Loan Documents (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Article 8 or Section 10.12 hereof), without the prior written consent of each Lender; or

(4) release all or substantially all of the value of the Guarantees under the Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Section 10.12 hereof), without the prior written consent of each Lender;

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.  The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except as provided in Section 2.22(g).

(c) Notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrowers and the Lenders providing the relevant Replacement Loans to permit the refinancing or replacement of all or any portion of the outstanding Initial Loans, Extended Loans, Incremental Loans or then-existing Replacement Loans under the applicable Class (such loans, the “Replaced Loans”) with one or more replacement term loans or one or more series of notes (“Replacement Loans”) pursuant to a Refinancing Amendment; provided that

(i) the aggregate principal amount of such Replacement Loans shall not exceed the aggregate principal amount of such Replaced Loans, plus the amount of accrued interest and premium thereon and underwriting discounts, fees, commissions and expenses associated therewith,

(ii) such Replacement Loans have a final maturity date equal to or later than the final maturity date of, and have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, such Replaced Loans at the time of such refinancing,

(iii) the Replacement Loans shall be pari passu or junior in right of payment and pari passu or junior in right of security with the remaining portion of the relevant

Initial Loans, Extended Loans, Incremental Loans or other then-existing Replacement Loans (provided that if pari passu or junior as to payment or Collateral, such Replacement Loans shall be subject to an intercreditor agreement on terms reasonably satisfactory to the Administrative Agent and the Borrowers), or be unsecured,

(iv) if any such Replacement Loans are secured, they shall not be secured by any assets other than the Collateral (or any portion thereof),

(v) if any such Replacement Loans are guaranteed, they shall not be guaranteed by any Person other than one or more Loan Parties,

(vi) any Replacement Loans that are pari passu in respect of payment and security may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments in respect of the Initial Loans (and any other Incremental Loans, Extended Loans or Replacement Loans then subject to ratable repayment requirements), in each case as agreed by the Borrowers and the Lenders providing the relevant Replacement Loans,

(vii) such Replacement Loans shall have pricing (including interest, fees and premiums) and, subject to preceding clause (vi), optional prepayment and redemption terms as may be agreed to by the Borrowers and the lenders providing such Replacement Loans,

(viii) no Event of Default under Section 7.01(a), (f) or (g) shall exist immediately prior to or after giving effect to the effectiveness of such replacement, and

(ix) the covenants, events of default and guarantees of such Replacement Loans, subject to preceding clauses (ii) through (vii)) shall be consistent with, or (taken as a whole) not materially more restrictive (as reasonably determined by the Borrowers) to the Borrowers than those applicable to the Replaced Loans (other than any covenants or other provisions applicable only to periods after the Latest Maturity Date (in each case, as of the date of incurrence of such Replacement Loans) or if the Lenders also receive the benefit of such more restrictive terms) or shall be on then current market terms for such type of Indebtedness;

provided, further, that, in respect of clause (c) above, any Non-Debt Fund Affiliate and Debt Fund Affiliate shall be permitted (without Administrative Agent consent) to provide such Replacement Loans, it being understood that in connection with such Replacement Loans, any such Non-Debt Fund Affiliate or Debt Fund Affiliate, as applicable, shall be subject to the restrictions applicable to such Persons under Section 9.05 as if such Replacement Loans were Loans.

Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be amended by the Borrowers, the Administrative Agent and the lenders providing the relevant Replacement Loans to the extent (but only to the extent) necessary to reflect the existence and terms of the Replacement Loans incurred pursuant thereto (including any amendments necessary to treat the loans subject thereto as a separate “tranche” and “Class” of Loans).  The Borrowers shall extend the opportunity to refinance or replace the then outstanding Loans under the applicable Class to all applicable Lenders on a pro rata basis pursuant to a Refinancing Amendment and in accordance with this Section 9.02(c).  It is understood that any Lender approached to provide all or a portion of Replacement Loans may elect or decline, in its sole discretion, to provide such Replacement Loans.

(d) Notwithstanding anything to the contrary contained in this Section 9.02 or any other provision of this Agreement or any other Loan Document, (i) guarantees, collateral security agreements,

pledge agreements and related documents (if any) executed by the Loan Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, supplemented and/or waived with the consent of the Administrative Agent at the request of the Borrowers without the input or need to obtain the consent of any Lenders to (x) comply with Requirements of Law or advice of local counsel or (y) to cause such guarantees, collateral security agreements, pledge agreement or other document to be consistent with this Agreement and the other Loan Documents, (ii) the Borrowers and the Administrative Agent may, without the input or consent of any Lender (other than the relevant Lenders (including Additional Lenders) providing Loans under such Sections), effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of the Borrowers and the Administrative Agent to effect the provisions of Sections 2.23, 2.24 or 9.02(c) (or any other provision specifying that any waiver, amendment or modification may be made with only the consent or approval of the Administrative Agent), (iii) if the Administrative Agent and the Borrowers have jointly identified any ambiguity, mistake, defect, inconsistency, obvious error or any error or omission of a technical nature or any necessary or desirable technical change, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrowers shall be permitted to amend such provision without the requirement to obtain the input or consent of the Required Lenders or any Lender if the same is not objected to in writing by the Required Lenders to the Administrative Agent within five Business Days following receipt of notice thereof and (iv) the Administrative Agent and the Borrowers shall be permitted to enter into one or more amendments to incorporate the provisions of any Incremental Facility made available without any Lender’s consent so long as the purpose of such amendment is solely to incorporate the appropriate provisions of such Incremental Facility into the Loan Documents.

Section 9.03. Expenses; Indemnity; Damage Waiver.

(a) The Borrowers shall pay (i) all reasonable and documented out-of-pocket expenses incurred by each Arranger, the Administrative Agent and their respective Affiliates (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons taken as a whole and, if reasonably necessary, of one local counsel in any relevant jurisdiction to such Persons, taken as a whole) in connection with the syndication and distribution (including via the Internet or through a service such as Intralinks or Debt Domain) of the Credit Facilities, the preparation, execution, delivery and administration of the Loan Documents and related documentation, including in connection with any amendments, modifications or waivers of the provisions of any Loan Documents (whether or not the transactions contemplated thereby shall be consummated, but only to the extent such amendments, modifications or waivers were requested by the Borrowers to be prepared) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers or the Lenders and each of their respective Affiliates (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons taken as a whole and, if reasonably necessary, of one local counsel in any relevant jurisdiction to such Persons, taken as a whole, and, solely in the case of an actual or potential conflict of interest, one additional counsel to each group of similarly affected Indemnitees, taken as a whole, and one additional local counsel to each group of similarly affected Indemnitees, taken as a whole, in each such relevant jurisdiction) in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder.  Other than to the extent required to be paid on the Closing Date, all amounts due under this paragraph (a) shall be payable by the Borrowers within 30 days of receipt of an invoice relating thereto, setting forth such expenses in reasonable detail and together with reasonable backup documentation supporting such reimbursement requests.

(b) The Borrowers shall indemnify each Arranger, the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, solely in the case of an actual or potential conflict of interest, one additional counsel to each group of similarly affected Indemnitees, taken as a whole, and, if reasonably necessary, one local counsel in any relevant jurisdiction to all Indemnitees, taken as a whole and, solely in the case of an actual or potential conflict of interest, one additional local counsel to each group of similarly affected Indemnitees, taken as a whole, in each such relevant jurisdiction), incurred by or asserted against any Indemnitee directly or indirectly arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby (except for any Taxes (which shall be governed by Section 2.18), other than any Taxes that represent losses, claims or damages arising from any non-Tax claim), (ii) the use or the proposed use of the proceeds of the Loans, (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrowers, any other Loan Party or any of their respective Affiliates) or (iv) any actual or alleged presence or Release or threat of Release of Hazardous Materials on, at, to or from any Mortgaged Property or other property currently or formerly owned, leased or operated by any Loan Party or any Subsidiary, or any Environmental Liability related in any way to any Loan Party or any Subsidiary; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or of any Affiliate of such Indemnitee or, to the extent such judgment finds such losses, claims, damages, liabilities or related expenses to have resulted from the material breach of such Indemnitee or any Affiliate of such Indemnitee under the Loan Documents or (ii) arise out of any claim, litigation, investigation or proceeding brought by such Indemnitee (or its Related Parties) against another Indemnitee (or its Related Parties) (other than any claim, litigation, investigation or proceeding brought by or against the Administrative Agent or any Arranger, acting in its capacity as the Administrative Agent or as an Arranger) that does not involve any act or omission of the Sponsor, Holdings, the Borrowers or any of their respective Subsidiaries.  Each Indemnitee shall be obligated to refund or return any and all amounts paid by the Borrowers pursuant to this Section 9.03(b) to such Indemnitee for any fees, expenses, or damages to the extent such Indemnitee is not entitled to payment of such amounts in accordance with the terms hereof.  All amounts due under this paragraph (b) shall be payable by the Borrowers within 30 days (x) after written demand thereof, in the case of any indemnification obligations and (y) in the case of reimbursement of costs and expenses, after receipt of an invoice relating thereto, setting forth such expenses in reasonable detail and together with reasonable backup documentation supporting such reimbursement requests.  Notwithstanding anything herein to the contrary, no Indemnitee or any other party hereto shall be liable for any damages arising from the use by any Person (other than such Indemnitee (or its Related Parties) or any other party hereto) of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages arise from the gross negligence, bad faith or willful misconduct of, or material breach of this Agreement or the other Loan Documents by, such Indemnitee (or any of its Related Parties) or such other party hereto, as applicable, in each case as determined by a final non-appealable judgment of a court of competent jurisdiction.

(c) The Borrowers shall not be liable for any settlement of any proceeding effected without its consent (which consent shall not be unreasonably withheld, delayed or conditioned), but if settled with the Borrowers’ written consent, or if there is a final judgment against an Indemnitee in any such proceeding, the Borrowers agree to indemnify and hold harmless each Indemnitee to the extent and in the manner set forth above.  The Borrowers shall not, without the prior written consent of an Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened proceeding in respect of which indemnity could have been sought hereunder by such Indemnitee unless (i) such settlement includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such proceeding and (ii) such settlement does not include any statement as to any admission of fault or culpability of any Indemnitee.

Section 9.04. Waiver of Claim.  To the extent permitted by applicable law, no party to this Agreement shall assert, and each hereby waives, any claim against any other party hereto or any Related Party thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof, except, in the case of a claim by any Indemnitee against the Borrowers or any other Loan Party, to the extent such damages would otherwise be subject to indemnification pursuant to the terms of Section 9.03.

Section 9.05. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as provided under Section 6.07, the Borrowers may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section (and the Borrowers shall have the right to pursue any remedies available to it (whether in law or equity) in connection with any assignment or transfer not complying with the terms of this Section).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Arrangers, the Related Parties of each of the Arrangers, the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments or the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower Representative; provided that the Borrower Representative shall have been deemed to have consented to any such assignment unless it shall have objected thereto by written notice to the Administrative Agent within 15 Business Days after written notice of such proposed assignment is received in accordance with Section 9.01(a)(i);  provided, further, that no consent of the Borrower Representative shall be required (x) for an assignment to another Lender, an Affiliate of a Lender, or an Approved Fund, (y) if an Event of Default under Section 7.01(a), Section 7.01(f) or Section 7.01(g) (solely with respect to the Borrowers) has occurred and is continuing or (z) for assignments made to Persons (other than Disqualified Institutions) in connection with the primary syndication of the Credit Facilities so long as the Borrower Representative has been consulted in connection therewith; and

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to another Lender, an Affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to another Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans of any Class, the amount of the Commitment or the principal amount of Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent and determined on an aggregate basis in the event of concurrent assignments to Related Funds or by Related Funds (as defined below)) shall not be less than $1,000,000 unless each of the Borrowers and the Administrative Agent otherwise consent;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); and

(D) the Eligible Assignee, if it shall not be a Lender, shall have delivered to the Administrative Agent (1) an Administrative Questionnaire and (2) any IRS forms required under Section 2.18.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 9.03 with respect to facts and circumstances occurring on or prior to the effective date of such assignment and subject to its obligations thereunder and under Section 9.13).  If any such assignment by a Lender holding a Promissory Note hereunder occurs after the issuance of any Promissory Note hereunder to such Lender, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender such Promissory Note to the Administrative Agent for cancellation, and thereupon the Borrowers shall issue and deliver a new Promissory Note, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and their respective successors and permitted assigns, and the Commitment of, and principal amount of and interest on the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  Failure to make any such recordation, or any error in such recordation, shall not affect the Borrowers’ obligations in respect of such Loans.  The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers and any Lender (but only as to its own holdings), at any reasonable time and from time to time upon reasonable prior notice.  This Section 9.05(b)(iv) shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2), and 881(c)(2) of the Code and the Treasury Regulations promulgated thereunder.  No assignment shall be effective until recorded in the Register.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Eligible Assignee, the Eligible Assignee’s completed Administrative Questionnaire and tax certifications required by Section 9.05(b)(ii)(D)(2) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.05, if applicable, and any written consent to such assignment required by paragraph (b) of this Section 9.05, the Administrative Agent shall promptly accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi) By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the Eligible Assignee thereunder shall be deemed to confirm and agree with each other and the other parties hereto as follows: (A) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that the amount of its Commitments, and the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Assumption, (B) except as set forth in clause (A) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of any Borrower or any Subsidiary or the performance or observance by any Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (C) such assignee represents and warrants that it is an Eligible Assignee, legally authorized to enter into such Assignment and Assumption; (D) such assignee confirms that it has received a copy of this Agreement and the Intercreditor Agreement, together with copies of the most recent financial statements referred to in Section 3.04(a) or delivered pursuant to Section 5.01(b) or (c), as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (E) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (F) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent, by the terms hereof, together with such powers as are reasonably incidental thereto; and (G) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.  The assigning Lender shall be entitled to rely conclusively on any representation of an assigned Lender in the applicable Assignment and Assumption and the parties acknowledge that the Administrative Agent shall have no responsibility for whether such representations are true and correct.

(c) (i)  Any Lender may, without the consent of the Borrowers, the Administrative Agent or any Lender, sell participations to one or more banks or other entities (other than to any Disqualified Institution, any natural Person or any non-Debt Fund Affiliates (with participations to Debt Fund Affiliates being subject to the limitations set forth in Section 9.05(g)), the Investors, Holdings, the Borrowers and their respective Subsidiaries or any of their respective Affiliates) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in (x) clause (A) to the first proviso to Section 9.02(b) that directly and adversely affects the Loans or Commitments in which such Participant has an interest and (y) clause (B) to the first proviso to Section 9.02(b).  Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.19(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Sections 2.16, 2.17 and 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent expressly acknowledging such Participant may receive a greater benefit, and in such case, the applicable Lender shall not be entitled to receive any payment under Sections 2.16, 2.17 and 2.18 with respect to a participation sold to a Participant.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.18 unless the Borrower Representative is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.18(f) and that it is subject to, and will comply with, Section 2.20 as though it were a Lender.

Each Lender that sells a participation shall, acting for this purpose as a non-fiduciary agent of the Borrowers, maintain at one of its offices a copy of a register for the recordation of the names and addresses of each Participant and their respective successors and permitted assigns, and principal amount of and interest on the Loans (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to any Participant’s interest in any Commitment, Loan or any other obligation under any Loan Document) to any Person except (i) to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Sections 5f.103-1(c) and 1.871-14(c) of the Treasury Regulations or (ii) if compelled by order of the court or other legal process.  The entries in the Participant Register shall be conclusive absent manifest error, and each Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.  No participation shall be effective until recorded in the Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (other than to any Disqualified Institution or natural person) to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section 9.05 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers, the option to provide to the Borrowers all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrowers pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including its obligations under Sections 2.16, 2.17 and 2.18) and no SPC shall be entitled to any greater amount under Section 2.14, 2.15 or 2.16 or any other provision of this Agreement or any other Loan Document that the Granting Lender would have been entitled to receive, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and (iii) the Granting Lender shall for all purposes including approval of any amendment, waiver or other modification of any provision of the Loan Documents, remain the Lender of record hereunder.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the U.S. or any state thereof; provided that (i) in the case of the Borrowers, such SPC’s Granting Lender is in compliance in all material respects with its obligations to the Borrowers hereunder and (ii) each Lender designating any SPC hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such SPC during such period of forbearance.  In addition, notwithstanding anything to the contrary contained in this Section 9.05, any SPC may (i) with notice to, but without the prior written consent of, the Borrower Representative or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(f) [Reserved].

(g) Notwithstanding anything to the contrary contained herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Loans to an Affiliated Lender on a non-pro rata basis (A) through Dutch Auctions open to all applicable Lenders on a pro rata basis or (B) through open market purchases, in each case with respect to clauses (A) and (B), without the consent of the Administrative Agent; provided that:

(i) any Loans acquired by Holdings, the Borrowers or any of their respective Subsidiaries shall be retired and cancelled immediately upon the acquisition thereof; provided that upon any such retirement and cancellation of Indebtedness, the aggregate outstanding principal amount of the Loans, as applicable, shall be deemed reduced by the full par value of the aggregate principal amount of the Loans so retired and cancelled;

(ii) any Loans acquired by any Non-Debt Fund Affiliate may (but shall not be required to) be contributed to Holdings, the Borrowers or any of their Subsidiaries for purposes of cancellation of such Indebtedness (it being understood that such Loans shall be retired and cancelled immediately upon such contribution); provided that upon such cancellation of Indebtedness, the aggregate outstanding principal amount of the Loans shall be deemed reduced, as of the date of such contribution, by the full par value of the aggregate principal amount of the Loans so contributed and cancelled, and each principal repayment installment with respect to the Loans pursuant to Section 2.11(a) shall be reduced pro rata by the full par value of the aggregate principal amount of Loans so contributed and cancelled;

(iii) the relevant Affiliated Lender and assigning Lender shall have executed an Assignment and Assumption;

(iv) each Lender participating in any assignment to Affiliated Lenders acknowledges and agrees that in connection with such assignment, (A) the Affiliated Lenders may have, and later may come into possession of Excluded Information, (B) such Lender has independently and, without reliance on the Affiliated Lenders or any of their Subsidiaries, or Holdings, the Borrowers or any of their respective Subsidiaries, the Administrative Agent, the Arrangers or any other Related Parties, made its own analysis and determination to participate in such assignment notwithstanding such Lender’s lack of knowledge of the Excluded Information, (C) none of the Affiliated Lenders or any of their Subsidiaries, or Holdings, the Borrowers or any of their respective Subsidiaries shall be required to make any representation that it is not in possession of Excluded Information, (D) none of the Affiliated Lenders or any of their Subsidiaries, or Holdings, the Borrowers or their respective Subsidiaries, the Administrative Agent, the Arrangers or any other Related Parties shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Affiliated Lenders and any of their Subsidiaries, and Holdings, the Borrowers and their respective Subsidiaries, the Administrative Agent, the Arrangers and any other Related Parties, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information and (E) that the Excluded Information may not be available to the Administrative Agent or the Lenders;

(v) after giving effect to such assignment and to all other assignments to all Affiliated Lenders, the aggregate principal amount of all Loans then held by all Affiliated Lenders shall not exceed 25.0% of the aggregate principal amount of the Loans at any time outstanding (after giving effect to any substantially simultaneous cancellations thereof) (the “Affiliated Lender Cap”); provided that each of the parties hereto agrees and acknowledges that the Administrative Agent shall not be liable for any losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever incurred or suffered by any Person in connection with any compliance or non-compliance with this clause (g)(v) or any purported assignment exceeding such percentage (it being understood and agreed that the cap set forth in this clause (v) is intended to apply to any Loans made available by Affiliated Lenders, whether by formal assignment or otherwise (e.g., as a result of an acquisition of another Lender (other than a Debt Fund Affiliate) by an Affiliated Lender or the provision of Additional Loans by an Affiliated Lender); provided further, except as specifically set forth in clause (f), that to the extent that any assignment to any Affiliated Lender would result in the aggregate principal amount of all Loans held by Affiliated Lenders exceeding the Affiliated Lender Cap (after giving effect to any substantially simultaneous cancellations thereof), the assignment of the relevant excess amount shall be automatically cancelled;

(vi) in connection with any assignment effected pursuant to a Dutch Auction and/or open market purchase conducted by Holdings, the Borrowers or any of their respective Subsidiaries, no Default or Event of Default shall have occurred and be continuing at the time of acceptance of bids for the Dutch Auction or the confirmation of such open market purchase;

(vii) in connection with each assignment pursuant to this clause (g), the Administrative Agent shall have been provided written notice in connection with each assignment to an Affiliated Lender or a Person that upon effectiveness of such assignment would constitute an Affiliated Lender with respect to the identity of such Affiliated Lender and the amount of the Loans being assigned thereto;

(viii) by its acquisition of Loans, an Affiliated Lender shall be deemed to have acknowledged and agreed that:

(A) the Loans held by such Affiliated Lender shall be disregarded in both the numerator and denominator in the calculation of Required Lenders or any other Lender vote (or the Loans held by such Affiliated Lender shall be deemed to be voted pro rata along with the other Lenders that are not Affiliated Lenders), except that such Affiliated Lender shall have the right to vote (and the Loans held by such Affiliated Lender shall not be so disregarded) with respect to any amendment, modification, waiver, consent or other action that requires the vote of all Lenders or all Lenders directly and adversely affected thereby, as the case may be; provided that no amendment, modification, waiver, consent or other action shall (1) disproportionately affect such Affiliated Lender in its capacity as a Lender as compared to other Lenders of the same Class that are not Affiliated Lenders or (2) deprive any Affiliated Lender of its share of any payments which the Lenders are entitled to share on a pro rata basis hereunder, in each case without the consent of such Affiliated Lender; and

(B) Affiliated Lenders, solely in their capacity as an Affiliated Lender, will not be entitled to (i) attend (including by telephone) or participate in any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender or among Lenders to which the Loan Parties or their representatives are not invited or (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available by the Administrative Agent or any Lender to any Loan Party or its representatives (and in any case, other than the right to receive notices of Borrowings, prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to Article 2).

Notwithstanding anything to the contrary contained herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Loans to a Debt Fund Affiliate, and any Debt Fund Affiliate may, from time to time, purchase Loans (x) on a non-pro rata basis through Dutch Auctions open to all applicable Lenders or (y) on a non-pro rata basis through open market purchases without the consent of the Administrative Agent, in each case, without the necessity of meeting the requirements set forth in (or being subject to the restriction of) subclauses (i) through (viii) of this clause (g); provided that the Loans of any Debt Fund Affiliates shall not account for more than 49.9% of the amounts included in determining whether the Required Lenders have (A) consented to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, or subject to the immediately succeeding paragraph, any plan of reorganization pursuant to the Bankruptcy Code, (B) otherwise acted on any matter related to any Loan Document or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document.

Any Loans acquired by any Debt Fund Affiliate may (but shall not be required to) be contributed to Holdings, the Borrowers or any of their respective Subsidiaries for purposes of cancellation of such Indebtedness (it being understood that such Loans so contributed shall be retired and cancelled immediately upon such contribution); provided that upon such cancellation of Indebtedness, the aggregate outstanding principal amount of the Loans shall be deemed reduced, as of the date of such contribution, by the full par value of the aggregate principal amount of the Loans so contributed and cancelled, and each principal repayment installment with respect to the Loans pursuant to Section 2.11(a) shall be reduced pro rata by the full par value of the aggregate principal amount of Loans so contributed and cancelled.

Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender hereby agrees that, if a proceeding under any Debtor Relief Law shall be commenced by or against any Borrower or any other Loan Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Loans held by such Affiliated Lender in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Loans held by it as the Administrative Agent directs; provided that (a) such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) and (b) the Administrative Agent shall not be entitled to vote on behalf of such Affiliated Lender, in each case, in connection with any matter to the extent any such matter proposes to treat any Obligations held by such Affiliated Lender in a manner that is less favorable in any material respect to such Affiliated Lender than the proposed treatment of similar Obligations held by Lenders that are not Affiliates of the Borrowers.  Each Affiliated Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender (solely in respect of Loans and participations therein and not in respect of any other claim or status such Affiliated Lender may otherwise have), from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of (but subject to the limitations set forth in) this paragraph.

Section 9.06. Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Termination Date.  The provisions of Sections 2.16, 2.17, 2.18, 9.03 and 9.13 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments, the occurrence of the Termination Date or the termination of this Agreement or any provision hereof but in each case, subject to the limitations set forth in this Agreement; provided that the provisions of Section 9.13 shall cease to apply and be of no further force or effect on the date occurring 18 months following the termination of this Agreement pursuant to its terms.

Section 9.07. Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and the Fee Letter and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by Holdings, the Borrowers, the Subsidiaries of the Borrowers party hereto and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or by email as a “.pdf” or “.tif” attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.08. Severability.  To the extent permitted by law, any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.09. Right of Setoff.  If an Event of Default shall have occurred and be continuing, upon the written consent of the Administrative Agent, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final but excluding any Excluded Assets) at any time held and other obligations at any time owing by the Administrative Agent or such Lender or Affiliate (including by branches and agencies of the Administrative Agent or such Lender, wherever located) to or for the credit or the account of any Borrower or any Loan Guarantor against any of and all the Obligations due, owing and held by the Administrative Agent or such Lender or Affiliate.  Any applicable Lender or Affiliate shall promptly notify the Borrower Representative and the Administrative Agent of such set-off or application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section.  The rights of each Lender, Administrative Agent and Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender, Administrative Agent or Affiliate may have.  NOTWITHSTANDING THE FOREGOING, AT ANY TIME THAT ANY OF THE OBLIGATIONS SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER SHALL EXERCISE A RIGHT OF SETOFF, LENDER’S LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY LOAN DOCUMENT UNLESS IT IS TAKEN WITH THE CONSENT OF THE LENDERS REQUIRED BY SECTION 9.02 OF THIS AGREEMENT OR APPROVED IN WRITING BY THE ADMINISTRATIVE AGENT, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY, OR ENFORCEABILITY OF THE LIENS GRANTED TO THE ADMINISTRATIVE AGENT PURSUANT TO THE COLLATERAL DOCUMENTS OR THE ENFORCEABILITY OF THE PROMISSORY NOTES AND OTHER OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OR ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE PARTIES AS REQUIRED ABOVE, SHALL BE NULL AND VOID.  THIS PARAGRAPH SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS AND THE ADMINISTRATIVE AGENT HEREUNDER.

Section 9.10. Governing Law; Jurisdiction; Consent to Service of Process.

(a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) AND ANY CLAIM,

CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN THE OTHER LOAN DOCUMENTS), WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY U.S. FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK (OR ANY APPELLATE COURT THEREFROM) OVER ANY SUIT, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL (EXCEPT AS PERMITTED BELOW) BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, FEDERAL COURT; PROVIDED THAT WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE ACQUISITION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY AND WHICH DO NOT INVOLVE ANY CLAIMS AGAINST THE ARRANGERS OR THE LENDERS, THIS SENTENCE SHALL NOT OVERRIDE ANY JURISDICTION PROVISION IN THE ACQUISITION AGREEMENT.  THE PARTIES HERETO AGREE THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY REGISTERED MAIL ADDRESSED TO SUCH PERSON SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH PERSON FOR ANY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  EACH PARTY HERETO AGREES THAT THE ADMINISTRATIVE AGENT AND THE LENDERS RETAIN THE RIGHT TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION SOLELY IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT.

(c) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY CLAIM OR DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT.

(d) TO THE EXTENT PERMITTED BY LAW, EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL) DIRECTED TO IT AT ITS ADDRESS FOR NOTICES AS PROVIDED FOR IN SECTION 9.01.  EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY LOAN DOCUMENT THAT SERVICE OF PROCESS WAS INVALID AND INEFFECTIVE.  NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 9.11. Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.12. Headings.  Article and Section headings and the table of contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.13. Confidentiality.  The Administrative Agent, each Lender and each Arranger agrees (and each Lender agrees to cause its SPC, if any) to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed (a) to its and its Affiliates’ directors (or equivalent managers), officers, employees, independent auditors, or other agents, experts and advisors, including accountants, legal counsel and other advisors (including service providers providing administrative and ministerial services solely in connection with the syndication and administration of the Credit Facilities) (collectively, the “Representatives”) on a “need to know” basis solely in connection with the transactions completed hereby and who are informed of the confidential nature of such Confidential Information and are or have been advised of their obligation to keep such Confidential Information of this type confidential; provided that such Person shall be responsible for its Affiliates’ and their Representatives’ compliance with this paragraph, (b) upon the demand or request of any regulatory (including any self-regulatory body, such as the National Association of Insurance Commissioners), governmental or administrative authority purporting to have jurisdiction over such Person or its Affiliates or to any pledgee referred to in Section 9.05 (in which case such Person shall (i) except with respect to any audit or examination conducted by bank accountants or any Governmental Authority exercising examination or regulatory authority, to the extent permitted by law, inform the Borrowers promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (c) to the extent compelled by legal process in, or reasonably necessary to, the defense of such legal, judicial or administrative proceeding, in any legal, judicial or administrative proceeding or otherwise as required by applicable Requirements of Law, rule or regulation (in which case such Person shall (i) to the extent permitted by law, inform the Borrowers promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (d) in connection with the exercise of any remedies hereunder or under any other Loan Document or the enforcement of rights hereunder or thereunder, (e) to any other party to this Agreement, (f) subject to an acknowledgment and agreement by such recipient that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to the Borrowers, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement, including any SPC (in each case other than a Disqualified Institution) or (ii) any actual or prospective, direct or indirect contractual counterparty (or its advisors) to any Derivative Transaction (including any credit default swap) or similar derivative product relating to the Loan Parties and their obligations subject to acknowledgment and agreement by such recipient that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to the Borrowers), (g) with the prior written consent of the Borrowers, (h) to Moody’s or S&P in connection with obtaining ratings for the Borrowers or the Loans provided hereby, (i) to the extent applicable and reasonably necessary or advisable, for purposes of establishing a “due diligence” defense and (j) to the extent such Confidential Information (X) becomes publicly available other than as a result of a breach of this Section by such Person, its Affiliates or their respective Representatives or (Y) becomes available to the Administrative Agent or any Lender on a non-confidential basis other than as a result of a breach of this Section from a source other than a Loan Party.  For the purposes of this Section, “Confidential Information” means all information received relating to the Loan Parties and/or any of their subsidiaries and their respective businesses, the Sponsor or the Transactions (including any information obtained by the Administrative Agent, any Lender or any Arranger, or any of their respective Affiliates or Representatives, based on a review of the books and records relating to Holdings and/or any of its subsidiaries and their respective Affiliates from time to time, including prior to the date hereof) other than any such information that is or becomes publicly available to the Administrative Agent, any Arranger or any Lender on a non-confidential basis prior to disclosure by any Loan Party.  For the avoidance of doubt, in no event shall any disclosure of such Confidential Information be made to any Disqualified Institution (which was a Disqualified Institution at the time such disclosure was made).

The Joint Venture Partner may disclose the existence and terms of this Agreement, as in effect on the date hereof, and may file this Agreement, as in effect on the date hereof, on a Current Report on Form 8-K and in other filings made by the Joint Venture Partner with the SEC after the date of this Agreement.

Section 9.14. No Fiduciary Duty.  Each of the Administrative Agent, the Arrangers and each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their respective Affiliates.  Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and any Loan Party, its respective stockholders or its respective Affiliates, on the other.  The Loan Parties acknowledge and agree that:  (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and each Loan Party, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its respective stockholders or its respective Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its respective stockholders or its respective Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of such Loan Party, its respective management, stockholders, creditors or any other Person.  Each Loan Party acknowledges and agrees that such Loan Party has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  Each Loan Party agrees that it will not claim that any Lender owes a fiduciary or similar duty to such Loan Party in connection with such transaction or the process leading thereto.

Section 9.15. Several Obligations; Violation of Law.  The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.

Section 9.16. USA PATRIOT Act.  Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrowers and each Loan

Guarantor, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify the Loan Parties in accordance with the USA PATRIOT Act.  This notice is given in accordance with the requirements of the USA PATRIOT Act and is effective as to the Administrative Agent and each Lender.  Each of the Borrowers and each Loan Party hereby acknowledges and agrees that the Administrative Agent shall be permitted to share any or all such information provided to the Administrative Agent pursuant to the USA PATRIOT Act with the Lenders.

Section 9.17. Disclosure.  Each Loan Party and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

Section 9.18. Appointment for Perfection.  Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession.  Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof; and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

Section 9.19. Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding, issuing or participating in such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans, or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.20. Intercreditor Agreement.  REFERENCE IS MADE TO THE INTERCREDITOR AGREEMENT.  EACH LENDER HEREUNDER (a) AGREES THAT IT WILL BE BOUND BY AND WILL TAKE NO ACTIONS CONTRARY TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND (b) AUTHORIZES AND INSTRUCTS THE ADMINISTRATIVE AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT AS “SECOND LIEN AGENT” AND ON BEHALF OF SUCH LENDER.  THE PROVISIONS OF THIS SECTION 9.20 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE INTERCREDITOR AGREEMENT.  REFERENCE MUST BE MADE TO THE INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF.  EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENT.  THE FOREGOING PROVISIONS ARE INTENDED AS AN INDUCEMENT TO THE LENDERS UNDER ANY FIRST LIEN FACILITY TO EXTEND CREDIT AND SUCH LENDERS ARE INTENDED THIRD PARTY BENEFICIARIES OF SUCH PROVISIONS AND THE PROVISIONS OF THE INTERCREDITOR AGREEMENT.

Section 9.21. Conflicts.  Notwithstanding anything to the contrary contained herein, in any other Loan Document (but excluding the Intercreditor Agreement), in the event of any conflict or inconsistency between this Agreement and any other Loan Document (excluding the Intercreditor Agreement), the terms of this Agreement shall govern and control; provided that in the case of any conflict or inconsistency between the Intercreditor Agreement and any other Loan Document, the terms of the Intercreditor Agreement shall govern and control.

Section 9.22. Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution and (b) the effects of any Bail-in Action on any such liability, including, if applicable, (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document or (iii) the variation of the terms of such liability  in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

ARTICLE 10 LOAN GUARANTY

Section 10.01. Guaranty.  Each Loan Guarantor hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, and absolutely and unconditionally and irrevocably guarantees to the Administrative Agent for the ratable benefit of the Secured Parties the full and prompt payment upon the failure of the Borrowers to do so, when and as the same shall become due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Obligations (collectively the “Guaranteed Obligations”).  Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal.  If any or all of the Guaranteed Obligations becomes due and payable hereunder, each Loan Guarantor, unconditionally and irrevocably, promises to pay such Guaranteed Obligations to the Administrative Agent and/or the other Secured Parties, on demand, together with any and all expenses which may be incurred by the Administrative Agent and the other Secured Parties in collecting any of the Guaranteed Obligations, to the extent reimbursable in accordance with Section 9.03.  Each Loan Guarantor unconditionally and irrevocably guarantees the payment of any and all of the Guaranteed Obligations to the Secured Parties whether or not due or payable by the Borrowers upon the occurrence of any Event of Default specified in Sections 7.01(f) or 7.01(g), and in such event, irrevocably and unconditionally promises to pay such indebtedness to the Secured Parties, on demand, in lawful money of the U.S.  For the avoidance of doubt, each Borrower hereunder agrees that it is jointly and severally liable for the Primary Obligations of each other Borrower hereunder.

Section 10.02. Guaranty of Payment.  This Loan Guaranty is a guaranty of payment and not of collection.  Each Loan Guarantor waives any right to require the Administrative Agent or any Lender to sue the Borrowers, any other Loan Guarantor, any other guarantor, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its rights in respect of any Collateral securing all or any part of the Guaranteed Obligations.  The Administrative Agent may enforce this Loan Guaranty upon the occurrence and during the continuance of an Event of Default.

Section 10.03. No Discharge or Diminishment of Loan Guaranty.

(a) Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional, irrevocable and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than as set forth in Section 10.12), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of the Borrowers or any other guarantor of or other Person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent, any Lender or any other Person, whether in connection herewith or in any unrelated transactions; (v) any direction as to application of payments by the Borrowers or by any other party; (vi) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations; (vii) any payment on or in reduction of any such other guaranty or undertaking; (viii) any dissolution, termination or increase, decrease or change in personnel by the Borrowers or (ix) any payment made to any Secured Party on the Guaranteed Obligations which any such Secured Party repays to the Borrowers pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Loan Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

(b) Except for termination of a Loan Guarantor’s obligations hereunder or as expressly permitted by Section 10.12, the obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c) Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent or any Secured Party to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of the Borrowers for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other Person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent or any Secured Party with respect to any Collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than as set forth in Section 10.12).

Section 10.04. Defenses Waived.  To the fullest extent permitted by applicable Requirements of Law, and except for termination of a Loan Guarantor’s obligations hereunder or as expressly permitted by Section 10.12, each Loan Guarantor hereby waives any defense based on or arising out of any defense of the Borrowers or any other Loan Guarantor or arising out of the disability of the Borrowers or any other Loan Guarantor or any other party or the unenforceability of all or any part of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrowers or any other Loan Guarantor.  Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, including notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Loan Guaranty, and notices of the existence, creation or incurring of new or additional Guaranteed Obligations, as well as any requirement that at any time any action be taken by any Person against any Obligated Party, or any other Person, including any right (except as shall be required by applicable statute and cannot be waived) to require any Secured Party to (i) proceed against the Borrowers, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrowers, any other Loan Guarantor or any other party or (iii) pursue any other remedy in any Secured Party’s power whatsoever.  The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent permitted by applicable Requirements of Law), accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any Collateral securing all or a part of the Guaranteed Obligations, and the Administrative Agent may, at its election, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, or any security, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except as otherwise provided in Section 10.12.  To the fullest extent permitted by applicable Requirements of Law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable Requirements of Law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.

Section 10.05. Authorization.  The Loan Guarantors authorize the Secured Parties without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder (except as set forth in Section 10.12), from time to time to:

(a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the principal amount thereof or the rate of interest or fees thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and this Loan Guaranty shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

(b) take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset there against;

(c) exercise or refrain from exercising any rights against any of the Borrowers, any other Loan Party or others or otherwise act or refrain from acting;

(d) release or substitute any one or more endorsers, guarantors, the Borrowers, other Loan Parties or other obligors;

(e) settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrowers to their creditors other than the Secured Parties;

(f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrowers to the Secured Parties regardless of what liability or liabilities of the Borrowers remains unpaid;

(g) consent to or waive any breach of, or any act, omission or default under, this Agreement, any other Loan Document, any Hedge Agreement or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Agreement, any other Loan Document, any Hedge Agreement or any of such other instruments or agreements; and/or

(h) take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of the Loan Guarantors from their respective liabilities under this Loan Guaranty.

Section 10.06. Rights of Subrogation.  No Loan Guarantor will assert any right, claim or cause of action, including a claim of subrogation, contribution or indemnification that it has against any Loan Party in respect of this Loan Guaranty until the occurrence of the Termination Date.

Section 10.07. Reinstatement; Stay of Acceleration.  If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrowers or otherwise, each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made.  If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrowers, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the other Loan Guarantors forthwith on demand by the Administrative Agent.

Section 10.08. Information.  Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that none of the Administrative Agent, any Lender or any other Secured Party shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

Section 10.09. Maximum Liability.  It is the desire and intent of the Loan Guarantors and the Secured Parties that this Loan Guaranty shall be enforced against the Loan Guarantors to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, Federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Loan Guarantor under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Loan Guarantor’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Guarantors or the Secured Parties, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Loan Guarantor’s “Maximum Liability”).  Each Loan Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the

Maximum Liability of each Loan Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of the Secured Parties hereunder; provided that nothing in this sentence shall be construed to increase any Loan Guarantor’s obligations hereunder beyond its Maximum Liability.

Section 10.10. Contribution.  In the event any Loan Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Loan Guaranty or shall suffer any loss as a result of any realization upon any Collateral granted by it to secure its obligations under this Loan Guaranty, each other Loan Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Guarantor Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor.  For purposes of this Article 10, each Non-Paying Guarantor’s “Guarantor Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (a) such Non- Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrowers after the date hereof (whether by loan, capital infusion or by other means) to (b) the aggregate Maximum Liability of all Loan Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Loan Guarantor, the aggregate amount of all monies received by such Loan Guarantors from the Borrowers after the date hereof (whether by loan, capital infusion or by other means).  Nothing in this provision shall affect any Loan Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Loan Guarantor’s Maximum Liability).  Each of the Loan Guarantors covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the Obligations until the Termination Date.  This provision is for the benefit of the Administrative Agent, the Lenders and the other Secured Parties and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

Section 10.11. Liability Cumulative.  The liability of each Loan Guarantor under this Article 10 is in addition to and shall be cumulative with all liabilities of such Loan Guarantor to the Administrative Agent and the Lenders under this Agreement and the other Loan Documents to which such Loan Guarantor is a party or in respect of any obligations or liabilities of the other Loan Guarantors, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

Section 10.12. Release of Subsidiary Guarantors.  Notwithstanding anything in Section 9.02(b) to the contrary, a Subsidiary Guarantor (other than, for the avoidance of doubt, Netsmart Technologies) shall automatically be released from its obligations hereunder and its Loan Guaranty shall be automatically released (a) upon the consummation of any transaction or related series of transactions permitted hereunder if as a result thereof such Subsidiary Guarantor shall cease to be a Subsidiary (or becomes an Excluded Subsidiary in a transaction that was not entered into for the primary purpose of becoming an Excluded Subsidiary); provided, however, that the release of any Subsidiary Guarantor from its obligations under this Agreement if such Subsidiary Guarantor becomes an Excluded Subsidiary of the type described in clause (a) of the definition thereof shall only be permitted if at the time such Guarantor becomes an Excluded Subsidiary of such type (1) no Default or Event of Default shall have occurred and be outstanding, (2) after giving effect to such release and the consummation of the transaction that causes such Person to be an Excluded Subsidiary of such type, the Borrowers are deemed to have made a new Investment in such Person for purposes of Section 6.06 (as if such Person were then newly acquired) and such Investment is permitted pursuant to Section 6.06 (other than Section 6.06(f)) at such time and (3) a Responsible Officer of the Borrower Representative certifies to the Administrative Agent compliance with preceding clauses (1) and (2); provided, further, that no such release shall occur if such Subsidiary

Guarantor is an obligor hereunder or is an obligor or continues to be a guarantor in respect of the First Lien Facility, any Incremental Equivalent Debt or any Refinancing Indebtedness in respect of any of the foregoing, or (b) upon the occurrence of the Termination Date; provided that, to the extent any Subsidiary became a Subsidiary Guarantor in order to consummate a merger, consolidation or amalgamation permitted under clause (y) (A) of the proviso to Section 6.07(a)(ii), any such release under clause (a) hereof shall constitute an Investment as if such merger, consolidation or amalgamation had been consummated pursuant to clause (y) of the proviso to Section 6.07(a)(ii)(y) as of the date of such release.  In connection with any such release, the Administrative Agent shall promptly execute and deliver to any Subsidiary Guarantor, at such Subsidiary Guarantor’s expense, all documents that such Subsidiary Guarantor shall reasonably request to evidence termination or release.  Any execution and delivery of documents pursuant to the preceding sentence of this Section 10.12 shall be without recourse to or warranty by the Administrative Agent (other than as to the Administrative Agent’s authority to execute and deliver such documents).

ARTICLE 11 BORROWER REPRESENTATIVE

Section 11.01. Borrower Representative.  Each Borrower hereby irrevocably authorizes, appoints and designates Netsmart Technologies as its contractual representative and agent on its behalf (in such capacity, the “Borrower Representative”) for the purposes of selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions on behalf of any Borrower or Borrowers under the Loan Documents.  Netsmart Technologies hereby accepts such appointment upon the express conditions contained in this Article 11.  Additionally, the Borrowers hereby appoint the Borrower Representative as their agent to receive all of the proceeds of the Loans in the Funding Account(s), at which time the Borrower Representative shall promptly disburse such Loans to the appropriate Borrower.  The Administrative Agent and the Lenders, and their respective Related Parties, shall not be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Article 11.  Notwithstanding anything to the contrary contained in this Agreement, no Borrower other than the Borrower Representative shall be entitled to take any of the foregoing actions.

Section 11.02. Powers.  The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto.  The Borrower Representative shall have no implied duties to the Borrowers, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.

Section 11.03. Employment of Agents.  The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through the Responsible Officers.

Section 11.04. Notices.  The Administrative Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from the Borrower Representative as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to any Borrower or all Borrowers hereunder to the Borrower Representative on behalf of such Borrower or all Borrowers.  Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.  Each Borrower shall immediately notify the Borrower Representative of the occurrence of any Default hereunder referring to this Agreement describing such Default and stating that such notice is a “notice of default.”  In the event that the Borrower Representative receives such a notice, the Borrower Representative shall give prompt notice thereof to the Administrative Agent and the Lenders.  Any notice provided to the Borrower Representative hereunder shall constitute notice to each Borrower on the date received by the Borrower Representative.

Section 11.05. Successor Borrower Representative.  Upon the prior written consent of the Administrative Agent, the Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative.  The Administrative Agent shall give prompt written notice of such resignation to the Lenders.

Section 11.06. Execution of Certain Documents; Compliance Certificate.  The Borrowers hereby empower and authorize the Borrower Representative, on behalf of the Borrowers, to execute and deliver to the Administrative Agent and the Lenders all ancillary agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including without limitation, the Compliance Certificate.  Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.

Section 11.07. Reporting.  Each Borrower and each other Loan Party hereby agrees that such Borrower or such other Loan Party shall furnish promptly after each Fiscal Quarter to the Borrower Representative any certificate or report requested by the Borrower Representative, on which the Borrower Representative shall rely to prepare the Compliance Certificate required pursuant to Section 5.01(d).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ANDREWS HENDERSON LLC,
a Delaware limited liability company, as Borrower

By	/s/ Anthony Ritz
Name:	Anthony Ritz
Title:	Chief Financial Officer

NATHAN INTERMEDIATE LLC,
a Delaware limited liability company, as Holdings

By	/s/ Anthony Ritz
Name:	Anthony Ritz
Title:	Chief Financial Officer

Prior to the consummation of the Closing Date Acquisition:

NATHAN MERGER CO.,
a Delaware corporation, as Borrower

By	/s/ Anthony Ritz
Name:	Anthony Ritz
Title:	Chief Financial Officer

After giving effect to the consummation of the Closing Date Acquisition:

NETSMART, INC.,
a Delaware corporation, as Borrower

By	/s/ Anthony Ritz
Name:	Anthony Ritz
Title:	Chief Financial Officer

NETSMART TECHNOLOGIES, INC.,
a Delaware corporation, as Borrower and Borrower Representative

By	/s/ Anthony Ritz
Name:	Anthony Ritz
Title:	Chief Financial Officer

[Signature Page to Second Lien Term Loan Agreement]

NETSMART ILLINOIS, INC.,
a Delaware corporation, as Subsidiary Guarantor
NETSMART NEW YORK, INC.,
a Delaware corporation, as Subsidiary Guarantor
LWS ACQUISITION CORP.,
a Delaware corporation, as Subsidiary Guarantor
DEFRAN SYSTEMS, INC.,
a New York corporation, as Subsidiary Guarantor
SEQUEST PARENT COMPANY, INC.,
a Delaware corporation, as Subsidiary Guarantor
SEQUEST HEALTHCARE BILLING, INC.,
a Delaware corporation, as Subsidiary Guarantor
SEQUEST TECHNOLOGIES, INC.,
an Illinois corporation, as Subsidiary Guarantor
TREND ACQUISITION CORP.,
a Delaware corporation, as Subsidiary Guarantor

By	/s/ Anthony Ritz
Name:	Anthony Ritz
Title:	Chief Financial Officer

[Signature Page to Second Lien Term Loan Agreement]

UBS AG, STAMFORD BRANCH,
as Administrative Agent and Collateral Agent,

By:	/s/ Darlene Arias
Name:	Darlene Arias
Title:	Director

By:	/s/ Craig Pearson
Name:	Craig Pearson
Title:	Associate Director

UBS AG, STAMFORD BRANCH,
as Lender,

By:	/s/ Darlene Arias
Name:	Darlene Arias
Title:	Director

By:	/s/ Craig Pearson
Name:	Craig Pearson
Title:	Associate Director

[Signature Page to Second Lien Term Loan Agreement]